Exhibit 10.8

EXECUTION VERSION

MEMBERSHIP INTEREST TRANSFER AGREEMENT

BY AND BETWEEN

EXCO HOLDING (PA), INC.

and

BG US PRODUCTION COMPANY, LLC

EXECUTED ON MAY 9, 2010

i

4.12	Payout Status	13

4.13	Imbalances	13

4.14	Current Commitments	13

4.15	Environmental	13

4.16	Taxes	14

4.17	Brokers Fees	15

4.18	Drilling Obligations	15

4.19	Advance Payments	15

4.20	Plugging and Abandonment	15

4.21	Partnerships	16

4.22	Permits	16

4.23	Subject Interests Complete	16

4.24	No Material Adverse Change	16

4.25	Nonconsent	16

4.26	Capitalization	17

4.27	No Subsidiaries	17

4.28	Financial Statements	17

4.29	Employees	18

4.30	Loans and Guarantees	20

4.31	Bank Accounts and Powers of Attorney	20

4.32	Unrelated Activities	20

4.33	Certain Regulation	20

4.34	Payments under Rights of Way	21

4.35	Abandonment	21

4.36	Insurance	21

4.37	Bonds and Credit Support	21

4.38	Suspense	22

ARTICLE V BG’S REPRESENTATIONS AND WARRANTIES		22

5.1	Organization; Existence	22

5.2	Authorization	22

5.3	No Conflicts	22

5.4	Consents	22

5.5	Bankruptcy	23

5.6	Claims and Litigation	23

5.7	Financing	23

5.8	Independent Evaluation	23

5.9	Broker’s Fees	23

5.10	Accredited Investor	23

5.11	Oil & Gas Interests	23

ARTICLE VI CERTAIN AGREEMENTS		24

6.1	Conduct of Business	24

6.2	Conduct of the EXCO Subs	26

6.3	Governmental Bonds	27

6.4	Notifications	27

6.5	HSR Act	27

6.6	Amendment to Schedules	28

6.7	Additional Interests	28

6.8	Negotiation of Ancillary Agreements and Development Plans and Budgets	29

6.9	Reorganization	29

6.10	Intercompany Indebtedness	30

6.11	Interim Operator Officers	30

6.12	Bank Accounts	30

6.13	Intentionally Omitted	30

6.14	Notice of Material Events	31

6.15	Certain Records	31

6.16	Material and Equipment Inventory	31

ARTICLE VII BG’S CONDITIONS TO CLOSING		31

7.1	Representations	31

7.2	Performance	31

7.3	No Legal Proceedings	31

7.4	Environmental Defects	31

7.5	HSR Act	32

7.6	Consent and Waivers	32

7.7	Closing Deliverables	32

7.8	No Material Event	32

7.9	No Material Adverse Effect	32

7.10	Ancillary Agreements; Calendar Year 2010 Annual Work Program and Budget	32

7.11	Encumbrances	32

ARTICLE VIII EXCO’S CONDITIONS TO CLOSING		32

8.1	Representations	32

8.2	Performance	33

8.3	No Legal Proceedings	33

8.4	Environmental Defects	33

8.5	HSR Act	33

8.6	Consent and Waivers	33

8.7	Closing Deliverables	33

8.8	No Material Event	33

8.9	Ancillary Agreements; Calendar Year 2010 Annual Work Program and Budget	33

ARTICLE IX CLOSING		34

9.1	Date of Closing	34

9.2	Place of Closing	34

9.3	Closing Obligations	34

9.4	Records	36

ARTICLE X ACCESS / DISCLAIMERS		36

10.1	Access	36

10.2	Confidentiality	37

10.3	Disclaimers	38

ARTICLE XI TITLE MATTERS; CASUALTIES; TRANSFER RESTRICTIONS		39

11.1	General Disclaimer of Title Warranties and Representations	39

11.2	Notice of Title Defects; Defect Adjustments	39

11.3	Casualty or Condemnation Loss	45

11.4	Preferential Purchase Rights and Consents to Assign	46

ARTICLE XII ENVIRONMENTAL MATTERS		48

12.1	Environmental Defects	48

12.2	NORM, Wastes and Other Substances	52

ARTICLE XIII ASSUMPTION; SURVIVAL; INDEMNIFICATION		53

13.1	Indemnities of EXCO	53

13.2	Indemnities of BG	54

13.3	Limitation on Liability	54

13.4	Express Negligence	55

13.5	Exclusive Remedy	55

13.6	Indemnification Procedures	56

13.7	Survival	58

13.8	Non-Compensatory Damages	58

13.9	Cooperation by BG Concerning Retained Litigation	58

13.10	Exclusion of Certain Matters	59

ARTICLE XIV TERMINATION, DEFAULT AND REMEDIES		59

14.1	Right of Termination	59

14.2	Failure to Close and Remedies	59

14.3	Effect of Termination	59

14.4	Return of Documentation and Confidentiality	60

ARTICLE XV MISCELLANEOUS		60

15.1	Exhibits, Schedules and Appendices	60

15.2	Expenses and Taxes	60

15.3	Tax Treatment	61

15.4	Allocation of Consideration for Tax Purposes	62

15.5	Assignment	62

15.6	Preparation of Agreement	62

15.7	Publicity	63

15.8	Notices	63

15.9	Further Cooperation	64

15.10	Filings, Notices and Certain Governmental Approvals	65

15.11	Entire Agreement; Conflicts	65

15.12	Parties in Interest	65

15.13	Amendment	66

15.14	Waiver; Rights Cumulative	66

15.15	Governing Law; Jurisdiction; Venue; Jury Waiver	66

15.16	Arbitration	66

15.17	Severability	68

15.18	Counterparts	68

v

LIST OF APPENDIXES, EXHIBITS AND SCHEDULES

Appendixes

Appendix I	—	Definitions

Exhibits

Exhibit A	—	Leases
Exhibit A-1	—	Net Acre Allocation
Exhibit B	—	Wells/Allocated Values
Exhibit C	—	Form of Assignment of Membership Interests
Exhibit D	—	Excluded Assets
Exhibit E	—	Form of Joint Development Agreement
Exhibit F	—	Form of Operator LLC Agreement
Exhibit G	—	Form of Reorganization Plan of Merger
Exhibit H	—	Gathering Assets
Exhibit I-1	—	Illustrative Calculation of Effective Time Working Capital
Exhibit I-2	—	Illustrative Calculation of Excluded Asset Working Capital
Exhibit J-1	—	Form of BG MITA/JDA Carry Guaranty
Exhibit J-2	—	Form of EXCO MITA Guaranty
Exhibit K-1	—	Form of BG LLC Agreement/JDA Guaranty
Exhibit K-2	—	Form of EXCO LLC Agreement/JDA Guaranty

Schedules

Schedule 3.1		Closing Cash Consideration among Transaction Components
Schedule 3.3(a)(i)	—	Capital Contributions; Intercompany Loans
Schedule 3.3(b)(i)	—	Certain Distributions, Dividends and Other Payments
Schedule 4.3	—	No-Conflicts
Schedule 4.4, Part 1	—	Consents
Schedule 4.4, Part 2	—	Certain Consents
Schedule 4.7, Part 1	—	Litigation
Schedule 4.7, Part 2	—	Certain Litigation
Schedule 4.8, Part 1	—	Material Contracts
Schedule 4.8, Part 2	—	Certain Applicable Contracts
Schedule 4.9	—	Violation of Laws
Schedule 4.10, Part 1	—	Preferential Rights
Schedule 4.10, Part 2	—	Certain Preferential Rights
Schedule 4.12	—	Payout Balances
Schedule 4.13	—	Imbalances
Schedule 4.14	—	Current Commitments
Schedule 4.15	—	Environmental
Schedule 4.16	—	Asset Taxes
Schedule 4.20	—	Plugging and Abandonment Obligations
Schedule 4.21	—	Partnerships
Schedule 4.24	—	No Material Adverse Change

Schedule 4.26	—	Capitalization
Schedule 4.28, Part 1	—	Unaudited Financials
Schedule 4.28, Part 2	—	Pro Forma Financials
Schedule 4.29	—	Pre-2008 Employee Benefits Issues
Schedule 4.30	—	Loans and Guarantees
Schedule 4.31	—	Bank Accounts and Powers of Attorney
Schedule 4.36	—	Insurance Policies
Schedule 4.37	—	Bonds and Credit Support
Schedule 4.38	—	Suspense
Schedule 6.1	—	Conduct of Business
Schedule 6.2	—	Conduct of the EXCO Subs
Schedule 6.7	—	Additional Interests

MEMBERSHIP INTEREST TRANSFER AGREEMENT

THIS MEMBERSHIP INTEREST TRANSFER AGREEMENT (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into the 9th day of May, 2010 (the “Execution Date”), between EXCO HOLDING (PA), INC., a Delaware corporation (“EXCO”), and BG US PRODUCTION COMPANY, LLC, a Delaware limited liability company (“BG”). BG and EXCO may be referred to collectively as the “Parties” or individually as a “Party”.

RECITALS

WHEREAS, EXCO’s direct and indirect subsidiaries, EXCO Resources (PA), Inc., a Delaware corporation (“EXCO PA”), and EXCO Resources (WV), Inc., a Delaware corporation (“EXCO WV”), as of the date hereof, own certain oil and gas properties in the States of Pennsylvania, Kentucky, Tennessee, Virginia and West Virginia (collectively the “Subject Area”); and

WHEREAS, EXCO PA and EXCO WV and certain of their successors in interest desire to enter into an arrangement for the joint exploration, development and operation of such properties located in the Subject Area and other oil and gas properties located in the Appalachian Area (as hereinafter defined) that are hereinafter acquired by the Parties or their Affiliates; and

WHEREAS, in order to structure the transaction so that EXCO Resources, Inc., a Texas corporation (“EXCO Parent”), can satisfy its lenders and for other business purposes, EXCO shall undertake the Reorganization (as hereinafter defined); and

WHEREAS, following the Reorganization, (a) EXCO will transfer to BG, and BG will acquire from EXCO 100% of all of the membership interests in (i) BG Production Company (PA), LLC, a Delaware limited liability company (“Newco PA” and such membership interests, the “Newco PA Interests”), and (ii) BG Production Company (WV), LLC, a Delaware limited liability company (“Newco WV” and such membership interests, the “Newco WV Interests”), which entities shall hold an undivided 49.75% of all of the Non-Operating Assets (as hereinafter defined) formerly owned by EXCO PA and EXCO WV, respectively, and (b) EXCO will sell to BG, and BG will purchase from EXCO, 50% of the membership interests in (i) EXCO Resources (PA), LLC, a Delaware limited liability company (“Operator”, and such 50% of such membership interests, the “Operator Membership Interests”), which entity shall hold an undivided 0.5% of the Non-Operating Assets and all of the Operating Assets (as hereinafter defined) formerly owned by each of EXCO PA and EXCO WV, and (ii) Appalachia Midstream, LLC, a Delaware limited liability company (“Midstream LLC”, and such 50% of such membership interests, the “Midstream Membership Interests”), which entity shall hold all of the Gathering Assets (as hereinafter defined) formerly owned by EXCO PA and EXCO WV; and

WHEREAS, (a) the transfer and acquisition of the Newco PA Interests and the Newco WV Interests (collectively, the “Newco Membership Interests”) and the purchase and sale of the Operator Membership Interests and the Midstream Membership Interests (all of such membership interests transferred to BG hereunder, collectively, the “Subject Membership Interests”), and (b) the Parties’ agreement regarding the joint exploration and development of the Assets (as hereinafter defined) will be consummated on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EXCO and BG agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. In addition to the terms defined in the introductory paragraph and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix I.

1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means “including without limitation”. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

ARTICLE II

TRANSFER AND ACQUISITION

2.1 Transfer and Acquisition. Subject to the terms and conditions of this Agreement, EXCO agrees to transfer, and BG agrees to acquire, the Subject Membership Interests in accordance with, and subject to, the terms hereof.

2.2 Excluded Assets. In accordance with the Reorganization, (a) EXCO shall cause EXCO PA to convey the membership interests of Black Bear to EXCO and (b) the Excluded Assets (other than the assets and membership interests of Black Bear, and the Deferred Interests which shall be treated in the Reorganization in the manner described in Section 6.9(a)) shall be placed in and allocated to EXCO XA. Each of EXCO and EXCO XA shall be entitled to retain the Excluded Assets received by it pursuant to the transactions contemplated by this Agreement.

2.3 Guarantees. Within two (2) Business Days of the execution and delivery of this Agreement, (a) BG shall cause BG Parent to execute and deliver a guaranty to EXCO in substantially the form of the guaranty attached hereto as Exhibit J-1 and (b) EXCO shall cause EXCO Parent to execute and deliver a guaranty to BG in substantially the form of the guaranty attached hereto as Exhibit J-2.

ARTICLE III

CONSIDERATION

3.1 Consideration. The aggregate consideration for (a) the transfer by EXCO of the Newco Membership Interests and the dedication by EXCO of its interests in the Reorganized Subs to the Joint Development Agreement and the creation of the AMI Rights and the Preferential Rights as contemplated therein, (b) the sale by EXCO of the Operator Membership Interests, and (c) the sale by EXCO of the Midstream Membership Interests (collectively, the “Transaction Components”) shall be an aggregate amount equal to $800,000,000 to be paid in cash at Closing by BG to EXCO (the “Closing Cash Consideration”), as adjusted pursuant to this Agreement, payable in United States currency by wire transfer in same day funds as and when provided in this Agreement. The portions of the Closing Cash Consideration allocable to the transaction in clause (a) above (the “Newco Consideration”), that allocable to the transaction referenced in clause (b) above (the “Operator Consideration”) and that allocable to the transaction referenced in clause (c) above (the “Midstream Consideration”) shall be the amounts set forth on Schedule 3.1 hereto, and each adjustment to the Closing Cash Consideration made pursuant to the provisions of this Agreement shall be apportioned as an adjustment to the Newco Consideration, the Operator Consideration and/or the Midstream Consideration based upon the Transaction Component(s) to which the adjustment relates.

3.2 Deposit.

(a) Within 2 Business Days following the execution of this Agreement (the “Deposit Date”), BG will deposit by wire transfer in same day funds with Escrow Agent, to be held in escrow pursuant to the Escrow Agreement, an amount equal to $47,500,000 (such amount, together with any interest actually earned thereon, the “Deposit”). If Closing occurs, the Deposit shall be applied toward the Closing Cash Consideration at the Closing.

(b) If the transactions contemplated by this Agreement are not consummated on or before the Termination Date because of the willful breach by BG of any of its covenants or agreements hereunder in any material respect, including BG’s covenants under Section 9.3 (other than as a result of EXCO’s breach of this Agreement), then, in such event, EXCO shall have the option to (i) terminate this Agreement, receive the Deposit (and the Parties shall instruct the Escrow Agent to release the Deposit to EXCO pursuant to the terms of the Escrow Agreement) as liquidated damages and EXCO’s sole and exclusive remedy (other than EXCO’s remedy for breaches by BG of Sections 5.9, 10.1(c) and (e), 10.2 and 14.4) free of any claims by BG thereto, (ii) seek the rights and remedies set forth in Section 14.2, or (iii) terminate this Agreement, instruct the Escrow Agent to release the Deposit to BG pursuant to the terms of the Escrow Agreement and seek the rights and remedies set forth in Section 14.3.

(c) If this Agreement is terminated by the mutual written agreement of BG and EXCO, or if the Closing does not occur on or before the Termination Date for any reason other than as set forth in Section 3.2(b), then BG shall be entitled to the delivery of the Deposit, free of any claims by EXCO with respect thereto and BG and EXCO shall instruct the Escrow Agent to release the Deposit to BG pursuant to the terms of the Escrow Agreement. BG and EXCO shall thereupon have the rights and obligations set forth in Sections 14.2 and 14.3.

3.3 Adjustments to Closing Cash Consideration. All adjustments to the Closing Cash Consideration shall be made (y) in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement, in accordance with GAAP as consistently applied by EXCO in the preparation of the Illustrative Calculation of Effective Time Working Capital on Exhibit I-1 and, with respect to any items not reflected in such illustrative calculation, in the preparation of the Unaudited Financials and the Pro Forma Financials and (z) without duplication. The Closing Cash Consideration shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Closing Cash Consideration”:

(a) The Closing Cash Consideration shall be adjusted upward by the following amounts (without duplication):

(i) 50% of the aggregate amount of: (A) the capital contributions and intercompany loans (including contributions or loans used to acquire the Additional Interests) made by EXCO or any of its Affiliates (other than any EXCO Sub) to any EXCO Sub after the Effective Time and through and including March 31, 2010 set forth on Schedule 3.3(a)(i) attached hereto; (B) any capital contributions or intercompany loans (including contributions or loans used to acquire the Additional Interests) made by EXCO or any of its Affiliates (other than any EXCO Sub) to any EXCO Sub after March 31, 2010 and prior to the Closing (EXCO’s good faith estimate of the aggregate amount of all such capital contributions and intercompany loans that will be made during such period is set forth on Schedule 3.3(a)(i)); and (C) for each Calendar Month between the Effective Time up to Closing (including prorated amounts for any incomplete Calendar Months during such period), an amount equal to $550,000 per Calendar Month for Technical Services in lieu of all other overhead or other charges by EXCO or any of its Affiliates (other than the EXCO Subs) to any EXCO Sub;

(ii) 50% of the amount, if any, by which the Effective Time Working Capital exceeds zero;

(iii) 50% of the amount, if any, by which the Excluded Asset Working Capital which is not distributed, dividended or otherwise transferred out of the EXCO Subs exceeds zero;

(iv) subject always to Section 11.2(e)(ii), Title Benefit Amounts (provided that no adjustment shall be made to the Closing Cash Consideration in respect of Title Benefits for purposes of determining the Adjusted Closing Cash Consideration to be paid by BG at Closing, and all such adjustments shall instead be accounted for in the Final Cash Price pursuant to Section 3.6);

(v) 50% of all revenue received as cash or cash equivalents but not distributed by the EXCO Subs between the Effective Time and the Closing relating to the Excluded Assets; and

(vi) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by EXCO and BG as an upward adjustment to the Closing Cash Consideration.

(b) The Closing Cash Consideration shall be adjusted downward by the following amounts (without duplication):

(i) except with respect to the distribution of the Excluded Assets or any income or proceeds from the transfer of Excluded Assets, 50% of the aggregate amount of all dividends, distributions and/or repayments of intercompany loans and/or share purchases, repurchases or redemptions and/or any other payments (in each case) made by any EXCO Sub to EXCO or any of its Affiliates (other than any EXCO Sub) and any other amounts payable to an EXCO Sub but received and retained by EXCO or any other Affiliate of the EXCO Subs from and after the Effective Time and prior to the Closing, excluding the adjustments described in Section 3.3(a)(i)(C) (all such dividends, distributions and/or repayments of intercompany loans and/or share purchases, repurchases or redemptions made between the Effective Time and through and including March 31, 2010 are set forth on Schedule 3.3(b)(i) attached hereto);

(ii) 50% of the amount, if any, by which zero exceeds the Effective Time Working Capital;

(iii) 50% of the amount, if any, by which zero exceeds the Excluded Asset Working Capital which is not distributed, dividended or otherwise transferred out of the EXCO Subs;

(iv) if the Parties make the election under Section 11.2(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect, provided that no adjustment shall be made to the Closing Cash Consideration in respect of Title Defects for purposes of determining the Adjusted Closing Cash Consideration to be paid by BG at Closing, and all such adjustments shall instead be accounted for in the Final Cash Price pursuant to Section 3.6;

(v) if the Parties make the election under Section 12.1(c)(i)(A) or Section 12.1(c)(ii)(A) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect;

(vi) an amount determined pursuant to Section 11.2(d)(ii), Section 11.4(b), Section 11.4(d), or Section 12.1(c)(i)(C) for any Subject Interests excluded from the transaction contemplated hereby pursuant to such Sections;

(vii) 50% of all costs and expenses incurred by the EXCO Subs between the Effective Time and the Closing relating to the Excluded Assets or the litigation identified on Schedule 4.7, Part 1;

(viii) the aggregate value of all Rejected Interests (provided that such amount shall be paid by EXCO in accordance with Section 6.7(b));

(ix) all Third Party costs and expenses incurred by the EXCO Subs between the Effective Time and the Closing in connection with: (A) curing Title Defects and remediating Environmental Defects; and (B) curing title defects and environmental defects on that portion of the affected Assets that are not Subject Interests;

(x) 50% of the aggregate amount of Indebtedness of EXCO or any EXCO Affiliate to a Third Party paid by any EXCO Sub between the Effective Time up to the Closing;

(xi) 50% of the costs and expenses incurred by the EXCO Subs between the day that is nine (9) days prior to Closing and the Closing for the acquisition of additional Leases in the AMI Area; and

(xii) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by EXCO and BG as a downward adjustment to the Closing Cash Consideration.

3.4 Adjustment Methodology. When available, actual figures will be used for the adjustments to the Closing Cash Consideration at the Closing. To the extent actual figures are not available, estimates will be used subject to final adjustments in accordance with Section 3.6.

3.5 Preliminary Settlement Statement. Not less than five Business Days prior to the Closing, EXCO shall prepare and submit to BG for review, using the best information available to EXCO, a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Closing Cash Consideration, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of EXCO’s accounts for the wire transfers of funds as set forth in Section 9.3(c). Within three Business Days of receipt of the Preliminary Settlement Statement, BG will deliver to EXCO a written report containing all changes with the explanation therefor that BG proposes to be made to the Preliminary Settlement Statement, or if BG does not deliver such a written report, BG shall be deemed to have accepted such Preliminary Settlement Statement. During such 3 Business Day period, EXCO shall provide to BG any supporting documentation or information relating to the Preliminary Settlement Statement reasonably requested by BG as soon as reasonably practicable. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Closing Cash Consideration at Closing, without limitation to BG’s right to challenge any adjustments to the Closing Cash Consideration as provided in Sections 3.6 through 3.8 below. If the Parties cannot agree on the Preliminary Settlement Statement prior to the Closing, the Preliminary Settlement Statement as presented by EXCO will be used to adjust the Closing Cash Consideration at Closing.

3.6 Final Settlement Statement. A final settlement statement (the “Final Settlement Statement”) will be prepared by EXCO that takes into account all final adjustments made to the Closing Cash Consideration pursuant to Section 3.3 and shows the resulting final Closing Cash

Consideration (the “Final Cash Price”), and delivered to BG: (a) if, at the Title Defect Claim Date, there are no disputes regarding Title Defects, Title Defect Amounts, Title Benefits or Title Benefit Amounts, and there are no Title Defects that EXCO elects to cure pursuant to Section 11.2(c), within five days after the Title Defect Claim Date; (b) if EXCO elects to cure a Title Defect pursuant to Section 11.2(c), and at the Title Defect Remedy Date, there are no remaining disputes regarding Title Defects, Title Defect Amounts, Title Benefits or Title Benefit Amounts, within five days after the Title Defect Remedy Date; or (c) if neither condition in items (a) and (b) above are satisfied, within five days after the day that is 35 days after the Title Defect Claim Date. The Parties shall cause the Operator to assist EXCO in connection with the preparation of the Final Settlement Statement. The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. EXCO shall, at BG’s request, supply reasonable documentation in its or its Affiliates’ possession available to support the actual revenue, expenses and other items for which adjustments are made. As soon as practicable, and in any event within 45 days after receipt of the Final Settlement Statement, BG shall return a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). If the Final Cash Price set forth in the Final Settlement Statement is mutually agreed upon by EXCO and BG, the Final Settlement Statement and the Final Cash Price shall be final and binding on the Parties.

3.7 Disputes. If EXCO and BG are unable to resolve the matters addressed in the Dispute Notice, each of BG and EXCO shall, within 14 Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document and submit such summaries to Deloitte & Touche LLP in Dallas, Texas, or such other Person as may be selected pursuant to this Section (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. The Accounting Arbitrator shall also be furnished with a copy of this Agreement. Should Deloitte & Touche LLP fail or refuse to agree to serve as Accounting Arbitrator within 20 days after receipt of a written request from any Party to serve, the Parties shall request another nationally recognized accounting firm to serve as Accounting Arbitrator. Should such selected firm fail or refuse to agree to serve as Accounting Arbitrator within 20 days after receipt of a written request from any Party to serve, and should the Parties fail to agree in writing on another replacement Accounting Arbitrator within 10 days after the end of that 20 day period, or should no replacement Accounting Arbitrator agree to serve within 60 days after the original written request pursuant to this Section, the Accounting Arbitrator shall be appointed by the Dallas office of the American Arbitration Association (the “AAA”). Within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either EXCO’s position or BG’s position with respect to each matter addressed in any Dispute Notice, whichever is most accurate based on the terms of this Agreement and the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on EXCO and BG and will be enforceable against any of the Parties in any court of competent jurisdiction. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of the Final Settlement Statement submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter. The costs of such Accounting Arbitrator shall be borne one-half by BG and one-half by EXCO.

3.8 Adjustment for Final Settlement Statement. Any difference in the Adjusted Closing Cash Consideration as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Cash Price as determined pursuant to Section 3.6 and, if applicable, Section 3.7, shall be paid, together with interest from the Closing Date to the date of payment at a rate equal to the one month London Inter-Bank Offer Rate for U.S. dollar deposits (as published in the Wall Street Journal) plus an additional 2.5 percentage points (or, if such rate is contrary to any applicable usury Law, the maximum rate permitted by such applicable Law), by the owing Party within 10 days of final determination hereunder to the owed Party. All amounts paid pursuant to this Section 3.8 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

3.9 Allocated Values. The “Allocated Value” for any Subject Interest equals the portion of the unadjusted Closing Cash Consideration allocated to such Subject Interest on Exhibit B or, with respect to any Lease, the applicable Net Acre Allocation, (a) adjusted on a Property by Property basis by the adjustments provided in Sections 3.3(a)(iv), 3.3(b)(iv), 3.3(b)(v) and 3.3(b)(vi) and (b) on a pro rata basis by the adjustments provided in Section 3.3, other than Sections 3.3(a)(iv), 3.3(b)(iv), 3.3(b)(v) and 3.3(b)(vi), provided that, for purposes of calculating adjustments to the Closing Cash Consideration and sending notices to preferential right holders as provided herein, the “Allocated Value” shall be the unadjusted Closing Cash Consideration allocated to each Subject Interest in Exhibit B or, with respect to any Lease listed on Exhibit A, the applicable Net Acre Allocation. The “Allocated Value” for each Subject Interest shall be, to the extent appropriate, used in allocating the Closing Cash Consideration for purposes of Section 15.4.

3.10 Use of Proceeds. EXCO agrees that until October 1, 2010, it shall not make any dividend or distribution of any of such Adjusted Closing Cash Consideration to its shareholders other than in connection with dividends or distributions made by EXCO in the ordinary course of business consistent with its past practices (excluding past practices to make dividends and distributions subsequent to and in respect of asset dispositions by EXCO and its Affiliates).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EXCO

EXCO represents and warrants to BG as follows:

4.1 Organization, Existence.

(a) EXCO is a corporation, duly organized and validly existing under the laws of the State of Texas. EXCO has all requisite power and authority to own and operate its property and to carry on its business as now conducted. EXCO is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which such qualification is required by Law, except where the failure to qualify or be in good standing would not have a Material Adverse Effect.

(b) As of the date hereof, EXCO PA is a corporation, duly organized and validly existing under the laws of the State of Delaware. As of the date hereof, EXCO PA has all requisite power and authority to own and operate its property and to carry on its business as now conducted. As of the date hereof, EXCO PA is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which such qualification is required by Law, except where the failure to qualify or be in good standing would not have a Material Adverse Effect.

(c) As of the date hereof, EXCO WV is a corporation, duly organized and validly existing under the laws of the State of Delaware. As of the date hereof, EXCO WV has all requisite power and authority to own and operate its property and to carry on its business as now conducted. As of the date hereof, EXCO WV is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which such qualification is required by Law, except where the failure to qualify or be in good standing would not have a Material Adverse Effect.

(d) Following the Reorganization and immediately prior to Closing, each of the Reorganized Entities will (i) be a limited liability company, duly formed and validly existing under the laws of the State of Delaware and (ii) have requisite power and authority to own and operate its property and to carry on its business as now conducted.

4.2 Authorization. EXCO has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by EXCO of this Agreement have been and at Closing the Transaction Documents to which it is a party will have been duly and validly authorized and approved by all necessary action on the part of EXCO. This Agreement is, and the Transaction Documents to which EXCO or any Affiliate of EXCO is a party when executed and delivered by EXCO or such Affiliate will be, the valid and binding obligation of EXCO or such Affiliate and enforceable against EXCO or such Affiliate in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights of creditors generally, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

4.3 No Conflicts. Except as disclosed in Schedule 4.3 and assuming the receipt of all consents and the waiver of all preferential purchase rights applicable to the transactions contemplated hereby, the execution, delivery and performance by EXCO of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein does not and will not (a) conflict with or result in a breach of any provisions of the organizational documents or other governing documents of EXCO, (b) except for Permitted Encumbrances, result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Lease, Applicable Contract, note, bond, mortgage, indenture, license or other material agreement to which EXCO or any EXCO Sub is a party or by which EXCO, any EXCO Sub or the Subject Interests may be bound or (c) assuming the Parties make the necessary HSR Act filings and otherwise comply with the HSR Act, violate any Law applicable to EXCO, any EXCO Sub or any of the Subject Interests, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not, individually or in the aggregate, have a Material Adverse Effect.

4.4 Consents. Except (a) for Customary Post-Closing Consents, (b) under Contracts that are terminable upon not greater than 60 days notice without payment of any fee, (c) requirements under the HSR Act and (d) preferential purchase rights, (i) Schedule 4.4, Part 1 contains a list of all consents that are applicable to transfers of the Assets and (ii) Schedule 4.4, Part 2 contains a list of all such consents applicable to the Assets that contain specific language regarding the applicability of such consent to transactions resulting in a change of Control or a merger transaction.

4.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to EXCO’s Knowledge, threatened against EXCO or its Affiliates, and neither EXCO nor any of its Affiliates is insolvent or generally not paying its debts as they become due.

4.6 Foreign Person. EXCO (a) is not a “foreign person” within the meaning of Section 1445 of the Code and (b) is not an entity disregarded as separate from any other Person within the meaning of Section 301.7701-3(a) of the Treasury Regulations.

4.7 Claims and Litigation. Except as set forth in Schedule 4.7, Part 1 and Schedule 4.7, Part 2, there is no written claim for breach of contract, tort or violation of Law, or investigation of which EXCO or any EXCO Sub has received written notice, or any suit, action or litigation, by any Person, and no legal, administrative or arbitration proceedings, (in each case) pending, or to EXCO’s Knowledge, threatened in writing against EXCO or any EXCO Sub with respect to its ownership or operation of the Subject Interests or that, as of the date hereof, would have a material adverse effect upon the ability of EXCO to consummate the transactions contemplated by this Agreement.

4.8 Material Contracts.

(a) Schedule 4.8, Part 1 sets forth all Applicable Contracts of the type described below (collectively, the “Material Contracts”):

(i) any Applicable Contract that can reasonably be expected to result in aggregate payments by the EXCO Subs (in the aggregate) of more than $250,000 during the current or any subsequent fiscal year or $1,000,000 in the aggregate over the term of such Applicable Contract (in each case, based solely on the terms thereof and current quantities, if applicable, without regard to any expected increase in quantities or revenues);

(ii) any Applicable Contract that can reasonably be expected to result in aggregate revenues to the EXCO Subs (in the aggregate) of more than $250,000 during the current or any subsequent fiscal year or $1,000,000 in the aggregate over the term of such Applicable Contract (in each case, based solely on the terms thereof and current quantities, if applicable, without regard to any expected increase in quantities or revenues);

(iii) any Hydrocarbon purchase and sale, gathering, transportation, processing or similar Contract unless terminable by each party without penalty on 60 days or less notice;

(iv) any Applicable Contract that is an indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bonds, letters of credit or similar financial Contract (a “Debt Instrument”);

(v) any Applicable Contract that constitutes a lease under which any EXCO Sub is the lessor or the lessee of real, immovable, personal or movable property which lease (A) cannot be terminated by any EXCO Sub without penalty upon 60 days or less notice and (B) involves an annual base rental of more than $250,000;

(vi) any Applicable Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, any EXCO Sub conducts business, including area of mutual interest Contracts;

(vii) any Applicable Contract with any Affiliate of EXCO (other than with any EXCO Sub) which will be binding on BG, Midstream LLC, any Newco or the Operator after the Closing Date other than the Joint Development Operating Agreement, the Joint Development Agreement, the Operator LLC Agreement or the Midstream LLC Agreement;

(viii) any Applicable Contract that contains calls on, or options to purchase, quantities of Hydrocarbon production, other than pursuant to currently effective Hydrocarbon purchase and sale contracts or Lease clauses giving the lessor thereunder the right to take or purchase house gas, barn gas or similar immaterial quantities of gas;

(ix) any Applicable Contract where the primary purpose thereof was to indemnify another Person;

(x) any executory Applicable Contract that constitutes a pending purchase and sale agreement, farmout agreement, exploration agreement, participation agreement or other Contract providing for the purchase, sale or earning of any material asset;

(xi) any Applicable Contract that constitutes a partnership agreement, joint venture agreement or similar Contract (in each case, other than a tax partnership);

(xii) any Applicable Contract that constitutes a joint operating agreement;

(xiii) any Applicable Contract that is a seismic or other geophysical acquisition agreement or license;

(xiv) any Applicable Contract regarding the voting of equity interests of any EXCO Sub, distributions from any EXCO Sub or the issue, transfer, redemption or repurchase of equity interests of any EXCO Sub (other than this Agreement); and

(xv) any Applicable Contract regarding the employment of any Person by any EXCO Sub or the establishment, amendment or termination of any Employee Benefits Plan with respect to any EXCO Sub.

(b) The Material Contracts are in full force and effect as to each EXCO Sub that is a party thereto and, to EXCO’s Knowledge, each counterparty thereto (excluding any Material Contract that terminates as a result of expiration of its existing term). Except as set forth on Schedule 4.8, Part 1, there exist no material defaults under the Material Contracts by any EXCO Sub that is a party thereto or, to EXCO’s Knowledge, by any other Person that is a party to such Material Contracts. Except as set forth on Schedule 4.8, Part 1 and except for such matters that would not, individually or in the aggregate, have a Material Adverse Effect, no event has occurred that with notice or lapse of time or both would constitute any default under any such Material Contract by any EXCO Sub that is a party thereto or, to EXCO’s Knowledge, by any other Person who is a party to such Material Contract. Prior to the execution of this Agreement, EXCO has made available to BG true and complete copies of each Material Contract and all amendments thereto. No EXCO Sub has received or given any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Material Contract.

(c) Except as set forth on Schedule 4.8, Part 2, the Applicable Contracts do not include:

(i) any Applicable Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, any EXCO Sub conducts business, including area of mutual interest Contracts;

(ii) any Applicable Contract that contains “tag along” or similar rights allowing a Third Party to participate in future sales of any of the Subject Interests;

(iii) any Applicable Contract that contains any calls on, or options to purchase, material quantities of Hydrocarbon production, other than pursuant to currently effective Hydrocarbon purchase and sale contracts;

(iv) any Applicable Contract with any Affiliate of EXCO (other than with any EXCO Sub) which will be binding on BG, Midstream LLC, any Newco or the Operator after the Closing Date other than the Joint Development Operating Agreement, the Joint Development Agreement, the Operator LLC Agreement or the Midstream LLC Agreement;

(v) any Applicable Contract regarding the voting of equity interests of any EXCO Sub, distributions from any EXCO Sub or the issue, transfer, redemption or repurchase of equity interests of any EXCO Sub (other than this Agreement);

(vi) any Applicable Contract regarding the employment of any Person by any EXCO Sub or the establishment, amendment or termination of any Employee Benefits Plan with respect to any EXCO Sub; or

(vii) any Applicable Contract that provides that the operator under such Applicable Contract is subject to removal or replacement upon a change of Control with respect to or a merger involving such operator or any of its Affiliates.

4.9 No Violation of Laws. Except as set forth on Schedule 4.9, (a) there is no uncured violation by any EXCO Sub of any applicable Laws with respect to the ownership and operation of the Assets, except where such violations, individually or in the aggregate, would not have a Material Adverse Effect or (b) to EXCO’s Knowledge, there is no uncured material violation by any other Person of any applicable Laws with respect to the ownership and operation of the Assets. This Section 4.9 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 4.15.

4.10 Preferential Rights. Schedule 4.10 Part 1 sets forth all preferential rights to purchase that are applicable to the Assets. Schedule 4.10 Part 2 sets forth all such preferential rights to purchase applicable to the Assets that contain specific language regarding the applicability of such preferential right to transactions resulting in a change of Control or a merger transaction.

4.11 Royalties, Etc. Except for such items that are being held in suspense as permitted pursuant to applicable Law, each EXCO Sub has paid in all material respects all royalties, overriding royalties and other burdens on production due by such Person with respect the Subject Interests.

4.12 Payout Status. To EXCO’s Knowledge, Schedule 4.12 contains a list of the status of any “payout” balance, as of the date set forth on such Schedule, for the Wells subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

4.13 Imbalances. Schedule 4.13 sets forth all Imbalances associated with the Assets as of the Effective Time.

4.14 Current Commitments. Schedule 4.14 sets forth, as of the date of this Agreement, all authorities for expenditures or other current commitments (“AFE’s”) relating to the Subject Interests to drill or rework Wells, build gathering systems or for other capital expenditures that in each case will be binding upon BG, any Newco, Midstream LLC, the Operator or the Subject Interests after Closing, for which all of the activities anticipated in such AFE’s have not been completed by the date of this Agreement, provided that the Parties acknowledge that no AFE to fund the acquisition of additional Leases shall be binding on any Newco, Midstream LLC or the Operator, and any such acquisition shall be subject to the terms and conditions of Section 6.7, or Article 9 of the Joint Development Agreement, as applicable.

4.15 Environmental.

(a) With respect to the Subject Interests, no EXCO Sub has entered into, and no such Person is subject to, any agreements, consents, orders, decrees, judgments, license or permit conditions, or other directives of any Governmental Authority in existence as of the date of this Agreement based on any Environmental Laws that relate to the future use of any of the Subject Interests and that require any remediation or other change in the present conditions of any of the Subject Interests.

(b) Except as set forth in Schedule 4.15, as of the date of this Agreement no EXCO Sub has received written notice from any Person of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Subject Interests that: (i) interferes with or prevents compliance by such Person or the Assets with any Environmental Law or the terms of any permits, licenses, orders, approvals, variances, waivers, franchises, rights or other authorizations issued pursuant thereto; or (ii) gives rise to or results in any common law or other liability of such Person to any Person which, in the case of either clause (i) or (ii) hereof, would have a Material Adverse Effect.

(c) To EXCO’s Knowledge, all material reports, studies, written notices from environmental Governmental Authorities, tests, analyses and other documents specifically addressing environmental matters related to each EXCO Sub’s ownership or operation of the Properties, which are in any of such Person’s possession, have been made available to BG.

(d) Except as set forth on Schedule 4.15 and except for any matters that BG has claimed as Environmental Defects pursuant to Section 12.1(a), to EXCO’s Knowledge, there are no material uncured violations of any applicable Environmental Laws with respect to the Assets and no material obligations to remediate conditions upon the Subject Interests under applicable Environmental Law (and no such obligation would arise as a result of notice or lapse of time or both).

4.16 Taxes. Except as disclosed in Schedule 4.16:

(a) all Taxes payable by each EXCO Sub with respect to its business or Subject Interests that have become due and payable have been properly paid;

(b) all returns with respect to Taxes that are required to be filed by any EXCO Sub or by the owner of the Subject Interests have been duly and timely filed and each such return is true, correct and complete in all material respects;

(c) No EXCO Sub has received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Authority for assessment of Taxes and, to EXCO’s Knowledge, no such claim has been threatened;

(d) no audit, litigation or other proceeding with respect to Taxes has been commenced or is presently pending with respect to the EXCO Subs or Subject Interests;

(e) there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any material Tax against any EXCO Sub;

(f) there are no liens for Taxes (including any interest, fine, penalty or additions to Tax imposed by a Governmental Authority in connection with such Taxes) on the Subject Interests other than statutory liens for current Taxes not yet due; and

(g) amounts required in the operation of the business to be withheld by or with respect to any of the EXCO Subs and paid to Governmental Authorities for Taxes have been collected or withheld and to the extent required, paid to the proper Governmental Authorities;

(h) none of the EXCO Subs is a party to any Tax sharing agreement;

(i) there are no Taxes owing by any Person other than any of the EXCO Subs for which any of the EXCO Subs could be held liable after the Closing under Treasury Regulations Section 1.1361-4(a)(6), 1.1502-6, 301.7701-2(c)(2)(iii) or similar principles;

(j) in all states imposing a state entity-level income Tax in which an EXCO Sub does business, such EXCO Sub is treated for such purposes in a manner consistent with the treatment of such EXCO Sub for federal income Tax purposes;

(k) none of the EXCO Subs has (i) participated in any listed transaction or any other reportable transaction within the meaning of Treasury Regulations Section 1.6011-4, (ii) engaged in any transaction that gives rise to a registration obligation under Section 6111 of the Code or a list maintenance obligation under Section 6112 of the Code, or (iii) taken any position on a Tax return that could give rise to a substantial underpayment of Tax under Section 6662 of the Code or any similar provision of state or local Law for which any EXCO Sub could be held liable; and

(l) none of the Assets is subject to Section 197(f)(9) of the Code.

4.17 Brokers Fees. Neither EXCO nor any EXCO Sub has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which BG or any Affiliate of BG shall have any responsibility.

4.18 Drilling Obligations. Except to the extent of those obligations previously fulfilled by an EXCO Sub or its predecessors, none of the Leases or any Applicable Contract contain express provisions obligating any EXCO Sub to drill any wells on the Properties (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease). As of the Execution Date, the EXCO Subs are and have been in compliance with all continuous drilling obligations provided for in the Leases.

4.19 Advance Payments. No EXCO Sub is obligated by virtue of any take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected with respect to the Net Revenue Interests for the Wells set forth in Exhibit B and gas balancing arrangements), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Subject Interests at some future time without receiving payment therefor at or after the time of delivery.

4.20 Plugging and Abandonment.

(a) Except as set forth on Schedule 4.20, there are no Wells that constitute a part of the Assets (i) in respect of which any EXCO Sub has received an order from any Governmental Authority requiring that such Wells be plugged and abandoned; or (ii) that are neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Law, that have not been plugged and abandoned in accordance with applicable Law.

(b) To EXCO’s Knowledge, all Wells have been drilled and completed within the limits permitted by all applicable Leases, the Applicable Contracts and pooling or unit orders.

(c) To EXCO’s Knowledge, no Well is subject to penalties on allowables after the Effective Time because of overproduction.

4.21 Partnerships. Except as set forth on Schedule 4.21, none of the EXCO Subs’ interests in the Subject Interests are subject to tax partnership reporting for federal income Tax purposes. Schedule 4.21 sets forth all of such Persons’ interest in the Properties that are deemed by agreement or applicable Law to be held by a partnership for federal Tax purposes, and, to the extent any of the Properties are deemed by agreement or applicable Law to be held by a partnership for federal Tax purposes, each such partnership has or shall have in effect an election under Section 754 of the Code that will apply with respect to such portion of the Properties being conveyed under this Agreement.

4.22 Permits. Except as affected by the Reorganization, each EXCO Sub possesses all material permits, licenses, orders, approvals, variances, waivers, franchises, rights and other authorizations required to be obtained from any Governmental Authority for conducting its business with respect to the Assets as presently conducted (the “Permits”) and there are no material uncured violations of the terms and provisions of such Permits. To EXCO’s Knowledge, any Third Parties which operate any of the Assets possess all material Permits required to be obtained from any Governmental Authority for conducting their business with respect to the Assets and there are no material uncured violations of the terms and provisions of such Permits. With respect to each such Permit, no EXCO Sub has received written notice from any Governmental Authority of any violations of such Permit that remains uncured.

4.23 Subject Interests Complete. The Subject Interests include a 50% undivided share in all equipment, material, Contracts, data and records and other property primarily used or primarily held for use by EXCO or any of its Affiliates in connection with the ownership and use of the Properties and the disposal of Hydrocarbons therefrom, excluding the following: (a) all Excluded Assets, and (b) general corporate assets and services not specifically acquired or held for use with the Subject Interests.

4.24 No Material Adverse Change. Except as set forth in Schedule 4.24, since the Effective Date up to the Execution Date, there has been no:

(a) material damage, destruction or loss to the Assets;

(b) Material Adverse Effect; or

(c) action that would have required the consent of BG under Section 6.1(b), (f) or (i), had those Sections then been in effect.

4.25 Nonconsent. As of the Execution Date, no operations are currently being conducted on the Properties with respect to which all of the EXCO Subs’ rights relinquished in connection with such operations have not yet reverted to them.

4.26 Capitalization. Except as set forth in Schedule 4.26:

(a) EXCO has furnished to BG true and complete copies of the organizational documents and governing agreements of each EXCO Sub, each as in effect on the date hereof;

(b) except for Encumbrances granted pursuant to the EXCO Debt Instruments, (i) as of the date hereof, EXCO holds of record and beneficially all the issued and outstanding equity interests of EXCO PA, free and clear of all Encumbrances; and (ii) as of the date hereof, EXCO PA holds of record and beneficially all the issued and outstanding equity interests of EXCO WV, free and clear of all Encumbrances;

(c) following the Reorganization and immediately prior to Closing, EXCO will hold of record, beneficially all of the Subject Membership Interests and all of the membership interests of the Reorganized Subs, free and clear of all Encumbrances except Encumbrances granted pursuant to the EXCO Debt Instruments that will remain in place following Closing on such membership interests other than the Subject Membership Interests;

(d) the issued and outstanding equity interests of each EXCO Sub are duly authorized, validly issued and outstanding, fully paid and not issued in violation of any preemptive rights, and following the Reorganization, the Subject Membership Interests will be duly authorized and validly issued and outstanding and will not have been issued in violation of any preemptive rights;

(e) other than pursuant to this Agreement, none the EXCO Subs has any outstanding convertible security, call, preemptive right, option, warrant, purchase right or other contract or commitment that would, directly or indirectly, require such entity to sell, issue or otherwise dispose of any equity interest of such entity and none of such Persons has granted any right to any distribution, carried interest, economic interest, preferred return or other right similar to the rights enjoyed by or accruing to a holder of equity interests with respect to such Person; and

(f) other than pursuant to this Agreement, there are no shareholder agreements, voting agreements, management agreements, proxies or other similar agreements or understandings, whether written or oral, with respect to any equity interest in any EXCO Sub.

4.27 No Subsidiaries. Except for EXCO WV and Black Bear, prior to the Reorganization, EXCO PA has no subsidiaries or any direct or indirect equity interest in any Person. EXCO WV has no subsidiaries or any direct or indirect equity interest in any Person. Subject to the Reorganization and immediately prior to Closing, none of Newco PA, Newco WV, Operator or Midstream LLC shall have any subsidiaries or any direct or indirect equity interest in any Person.

4.28 Financial Statements.

(a) Attached hereto as Schedule 4.28, Part 1 are an unaudited consolidating balance sheet as of December 31, 2009, an unaudited consolidating income statement of EXCO PA and EXCO WV for the 12 month period ended December 31, 2009, an unaudited consolidating balance sheet as of March 31, 2010 and an unaudited consolidating income statement of EXCO PA and EXCO WV for the three month period ended March 31, 2010 (collectively, the “Unaudited Financials”). Attached hereto as Schedule 4.28, Part 2 are a pro forma unaudited consolidating balance sheet as of December 31, 2009, a pro forma unaudited consolidating income statement of EXCO PA and EXCO WV for the 12 month period ended December 31, 2009, a pro forma unaudited consolidating balance sheet as of March 31, 2010 and a pro forma unaudited consolidating income statement of EXCO PA and EXCO WV for the three month period ended March 31, 2010, in each case, with pro forma adjustments to reflect (i) the EnerVest Transaction and any other Excluded Assets as if it had occurred or been excluded on January 1, 2009, (ii) elimination of goodwill through intercompany accounts with EXCO and EXCO Parent, and (iii) capitalization as permanent equity of intercompany account balances with EXCO and EXCO Parent (collectively, the “Pro Forma Financials”).

(b) Based upon information of which EXCO is aware as of the date hereof and subject to the matters set forth in Schedule 4.28, Parts 1 and 2:

(i) the Unaudited Financials fairly present the consolidating financial condition and the consolidating results of operations of EXCO PA and EXCO WV, in the case of each balance sheet included in the Unaudited Financials, as of the date of such balance sheet, and in the case of each income statement included in the Unaudited Financials, for the period covered by such income statement, in each case in accordance with GAAP, consistently applied and subject to the absence of footnotes; and

(ii) the Pro Forma Financials fairly present the consolidating financial condition and the consolidating results of operations of EXCO PA and EXCO WV subject to the pro forma adjustments identified in Sections 4.28(a)(i), (ii) and (iii), in the case of each balance sheet included in the Pro Forma Financials, as of the date of such balance sheet, and in the case of each income statement included in the Pro Forma Financials, for the period covered by such income statement, in each case consistent with past practices normally utilized by EXCO in connection with the preparation of other financial statements of EXCO and its Affiliates (except that the Pro Forma Financials may not necessarily be in accordance with GAAP).

4.29 Employees.

(a) January 1, 2008 and Thereafter. None of the EXCO Subs has, or since January 1, 2008 has had, any employees. Since January 1, 2008, no such Person has participated in or contributed to, or had any obligation to participate in or contribute to, any employee benefit plan or arrangement maintained or supported by multiple employers, and there is no pending claim for withdrawal liability under such a plan or arrangement.

(b) Pre-January 1, 2008. Schedule 4.29 provides a list of all Employee Benefit Plans which were sponsored, maintained or contributed to by any of the EXCO Subs for the benefit of the Employees, directors, former directors, or any agents, consultants, or similar representatives providing services to or for the EXCO Subs or any Affiliate within the last six years prior to Closing.

(i) True, correct and complete copies of each of the Employee Benefit Plans, related trusts, insurance or group annuity contracts and each other funding or financing arrangement relating to any Employee Benefit Plan, including all amendments thereto, have been made available to BG. There has also been made available to BG, with respect to each

Employee Benefit Plan required to file such report and to furnish such description, the Form 5500 for the last three years proceeding January 1, 2008 and the summary plan description. True, correct and complete copies of all Employee Benefit Plan administration agreements have also been made available to BG. Except as otherwise set forth on Schedule 4.29, each Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (“IRS”) or has an application pending for such determination from the IRS with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired, or is a prototype or other preapproved plan covered by the prototype or other preapproved plan sponsor’s favorable opinion letter, and, nothing has occurred which has resulted or is likely to result in the revocation of such favorable determination or opinion letter or which requires or could require action under the compliance resolution programs of the IRS to preserve such qualification.

(ii) Except as otherwise set forth on Schedule 4.29, (A) each Employee Benefit Plan has been administered in material compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable Laws; (B) all required reports, descriptions and disclosures have been filed or distributed appropriately with respect to each Employee Benefit Plan, and the requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code have been met to the extent applicable; (C) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of EXCO, threatened against, or with respect to, any of the Employee Benefit Plans or their assets; (D) as to any Employee Benefit Plan intended to be qualified under section 401 of the Code, there has been no termination or partial termination of the Plan within the meaning of section 411(d)(3) of the Code; (E) no act, omission or transaction has occurred which would result in imposition on any of the EXCO Subs of (1) breach of fiduciary duty liability damages under section 409 of ERISA, (2) a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA (3) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; or (4) liability for a prohibited transactions, as set forth in Section 406 of ERISA and Section 4975 of the Code (F) there is no matter pending (other than routine qualification determination filings) with respect to any of the Employee Benefit Plans before the IRS or the Department of Labor; (G) all contributions (including all employer contributions and employee salary reduction contributions) and/or premiums that are due and owing have been paid to each Employee Benefit Plan (or related trust) or accrued, as appropriate; (H) no Employee Benefit Plan is a “defined benefit plan” within the meaning of Section 414(j) of the Code; and (I) no Employee Benefit Plan sponsored, maintained or contributed to during the six (6) years prior to Closing (1) is subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, (2) is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA, or (3) has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(iii) Except as otherwise set forth in Schedule 4.29, no Employee Benefit Plan provides that payments pursuant to such Employee Benefit Plan may be made in securities of any of the EXCO Subs or any Affiliate, nor does any trust maintained pursuant to any Employee Benefit Plan hold any securities of the EXCO Subs or any Affiliate.

(iv) To the Knowledge of the Company, each individual that rendered services to the EXCO Subs who was classified as having the status of: (A) an independent contractor or other non-employee status or (B) an exempt or non-exempt employee, was properly so classified for all purposes, including taxation and tax reporting, and eligibility to participate in any Employee Benefit Plan.

(v) Except as otherwise set forth in Schedule 4.29, no Employee Benefit Plan sponsored by the EXCO Subs within the six years prior to Closing will result in residual liability to the EXCO Subs or any Affiliate.

4.30 Loans and Guarantees. Except as set forth on Schedule 4.30, upon the Closing, none of Midstream LLC, the Newcos or the Operator will have any Indebtedness from or to any other Person, and no guarantees for the benefit of any Person.

4.31 Bank Accounts and Powers of Attorney. Schedule 4.31 sets forth a complete list of all bank accounts and investment accounts maintained by Midstream LLC, each Newco and Operator, along with a list of Persons authorized to sign with respect to such accounts. Schedule 4.31 also sets forth a list of all valid powers of attorney issued by Midstream LLC, any Newco or Operator that remain in effect.

4.32 Unrelated Activities. None of the EXCO Subs has engaged in any business other than the ownership, development, operation, maintenance, expansion, construction, commissioning and decommissioning of, and acquisition of, oil and gas properties and related assets, gathering systems, pipelines and treatment and processing facilities, marketing of capacity on such gathering systems, buying and selling gas and condensate in connection therewith, and the provision of compression services in connection therewith, in each case, with respect to the Appalachian Area.

4.33 Certain Regulation.

(a) No EXCO Sub: (i) is a “natural gas company” engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, as amended; (ii) has operated, or provided services, using any of the Subject Interests or Excluded Assets, in a manner that subjects it or any EXCO Sub, any third-party operator of the Subject Interests or any future owner of the Subject Interests to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission (A) as a natural gas company under the Natural Gas Act of 1938 (other than pursuant to a certificate of limited jurisdiction as described in (vii) below), (B) as a common carrier pipeline under the Interstate Commerce Act, or (C) as an intrastate pipeline under the Natural Gas Policy Act of 1978; (iii) is an intrastate pipeline regulated by the Federal Energy Regulatory Commission under section 311 of the Natural Gas Policy Act of 1978; (iv) is a public utility subject to regulatory jurisdiction of any state public utility commission; (v) is an intrastate pipeline subject to the regulatory jurisdiction of any state public utility commission; (vi) is a gathering company subject to the regulatory jurisdiction of any state public utility commission; or (vii) holds any general or limited jurisdiction certificate of public convenience and necessity issued by the Federal Energy Regulatory Commission other than a blanket sale for resale certificate issued by operation of law or a blanket certificate issued to permit participation in capacity release transactions.

(b) No EXCO Sub is the subject of any public or, to the Knowledge of EXCO, non-public investigation by the Federal Energy Regulatory Commission, the United States Commodity Futures Trading Commission or the Federal Trade Commission relating directly or indirectly to the Subject Interests or to services provided through the Subject Interests.

(c) No EXCO Sub is the subject of any pending or, to the Knowledge of EXCO, threatened complaint proceeding before the Federal Energy Regulatory Commission relating to the Subject Interests or to services provided through the Subject Interests.

(d) All EXCO Subs shall at the time of Closing be in full compliance with the reporting requirements of FERC Order No. 720, to the extent applicable to the Subject Interests or to services provided through the Subject Interests.

4.34 Payments under Rights of Way. Except for such items that are being held in suspense as permitted pursuant to applicable Law, the EXCO Subs have paid in all material respects all rentals and other periodic payments under the Rights of Way that are due by the EXCO Subs.

4.35 Abandonment.

(a) Except as set forth on Schedule 4.35, there are no pipelines or gathering facilities that constitute part of the Subject Interests (i) in respect of which EXCO or any EXCO Sub has received a written order from any Governmental Authority requiring that such pipelines or gathering facilities be abandoned or (ii) that are not in use or that have been temporarily abandoned.

(b) To EXCO’s Knowledge, all pipelines are within the limits permitted by all applicable Rights of Way and Applicable Contracts.

4.36 Insurance. Schedule 4.36 lists each material insurance policy maintained by EXCO and its Affiliates (including the EXCO Subs) that relate or provide coverage to the EXCO Subs or the Assets (the “Policies”). All of the Policies are in full force and effect as to EXCO and its Affiliates, and, to the Knowledge of EXCO, as to Third Parties, all premiums due thereunder have been paid, and each of EXCO and its Affiliates (including the EXCO Subs) is in material compliance with respect to its obligations under all such Policies. Except as set forth on Schedule 4.36, there are no claims pending with respect to any such Policies and none of EXCO or its Affiliates (including the EXCO Subs) has received (a) any written notice of cancellation of any such Policy or refusal of coverage thereunder, (b) any written notice that any issuer of such Policy has filed for protection under applicable bankruptcy or other insolvency Laws or is otherwise in the process of liquidating or has been liquidated, or (c) any other written indication that such Policies are no longer in full force and effect or that the issuer of any such Policy is no longer willing or able to perform its obligations thereunder.

4.37 Bonds and Credit Support. Schedule 4.37 lists all bonds, letters of credit and other similar credit support instruments maintained by EXCO and its Affiliates (including the EXCO Subs) with respect to the Assets.

4.38 Suspense. Schedule 4.38 lists all funds held in suspense (including funds held in suspense for unleased interests) by the EXCO Subs on the Execution Date that are attributable to the Assets, a description of the source of such funds and the reason they are being held in suspense, and, if known, the name or names of the Persons claiming such funds or to whom such funds are owed.

ARTICLE V

BG’S REPRESENTATIONS AND WARRANTIES

BG represents and warrants to EXCO the following:

5.1 Organization; Existence. BG is a limited liability company, duly formed, validly existing and in good standing under the laws of the state of its formation and has all requisite power and authority to own and operate its property and to carry on its business as now conducted.

5.2 Authorization. BG has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by BG of this Agreement have been and at Closing the Transaction Documents to which it is a party will have been duly and validly authorized and approved by all necessary limited liability company action on the part of BG. This Agreement is, and the Transaction Documents to which BG or any Affiliate of BG is a party when executed and delivered by BG or such Affiliate will be, the valid and binding obligation of BG or such Affiliate and enforceable against BG or such Affiliate in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

5.3 No Conflicts. The execution, delivery and performance by BG of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of BG, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other material agreement to which BG is a party or by which BG or any of its property may be bound or (c) assuming the Parties make the necessary HSR Act filings and otherwise comply with the HSR Act, violate any Law applicable to BG or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not, individually or in the aggregate, have a material adverse effect upon the ability of BG to consummate the transactions contemplated by this Agreement.

5.4 Consents. There are no consents or other restrictions on merger or change in Control, including, but not limited to, requirements for consents from Third Parties to any merger or change in Control (in each case) that would be applicable in connection with the consummation of the transactions contemplated by this Agreement by BG and are not also required of EXCO.

5.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to BG’s knowledge, threatened against BG or BG Parent, and neither BG nor BG’s Parent is insolvent or generally not paying its debts as they become due.

5.6 Claims and Litigation. There is no written claims for breach of contract, tort or violation of Law or investigation of which BG has received written notice, or any suit, action or litigation, by any Person, and no legal, administrative or arbitration proceedings, (in each case) pending, or to BG’s knowledge, threatened in writing against BG, or to which BG is a party, that would have a material adverse effect upon the ability of BG to consummate the transactions contemplated by this Agreement.

5.7 Financing. BG has, or as of the Closing Date shall have, sufficient funds with which to pay the Closing Cash Consideration and consummate the transactions contemplated by this Agreement and following Closing BG will have sufficient funds to pay and meet its obligations under the Joint Development Agreement as and when called for under that Agreement.

5.8 Independent Evaluation. BG is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities and the ownership of equity interests in entities engaging in such ownership and operation. In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, BG, except to the extent of EXCO’s express representations and warranties in Article IV hereof, in the Assignment or in the certificate delivered by EXCO at Closing pursuant to Section 9.3(j), (a) has relied or shall rely solely on its own independent investigation and evaluation of the Subject Interests, and the Subject Membership Interests and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by EXCO, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Subject Interests and the Subject Membership Interests.

5.9 Broker’s Fees. BG has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which EXCO or EXCO’s Affiliates shall have any responsibility.

5.10 Accredited Investor. BG is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Subject Membership Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

5.11 Oil & Gas Interests. Other than as contemplated by this Agreement and the Transaction Documents, as of the date of this Agreement, BG and its Affiliates have no interests in any, nor have they entered into any contracts or agreements to acquire any, oil, gas and/or mineral leases, subleases, fee mineral interests, royalties, overriding royalties, production payments, net profits interests, carried interests, reversionary interests and other interests in oil, gas and/or minerals in place in the Appalachian Area.

ARTICLE VI

CERTAIN AGREEMENTS

6.1 Conduct of Business. Except (1) as set forth in Schedule 6.1; (2) as expressly contemplated by this Agreement; (3) in connection with the Reorganization as expressly contemplated by this Agreement and the Reorganization Plan of Merger; or (4) as expressly consented to in writing by BG, EXCO agrees that from and after the date hereof until Closing, EXCO will or will cause the EXCO Subs to:

(a) maintain, and if one of such Person is the operator thereof, to operate, the Subject Interests in a good and workmanlike manner, consistent with past practice, and in accordance with the Applicable Contracts and applicable Laws in all material respects;

(b) maintain the books of account and records relating to the Subject Interests in the usual, regular and ordinary manner, in accordance with GAAP and the usual accounting practices of each such Person;

(c) give written notice to BG as soon as is practicable (but within 5 Business Days) of any written notice received or given by any such Person with respect to (i) any alleged material breach of any Lease or Material Contract, (ii) any action to alter, terminate, rescind or procure a judicial reformation of any Lease or Material Contract or (iii) notice in writing of any new claim for damages or any new investigation, suit, action or litigation with respect to the Assets;

(d) except for (i) emergency operations related to well blowouts, fires, oil spills or other events that endanger property, lives or the environment, or (ii) operations required under presently existing AFE’s described on Schedule 4.14, not propose or commence any operations on the Subject Interests anticipated to cost (as to such Persons’ interests in the Subject Interests) in excess of $500,000 per operation or $5,000,000 in the aggregate; provided that with respect to emergency operations, EXCO shall notify BG of said emergency as soon as reasonably practicable, and provided further that with respect to AFE’s in excess of $500,000 net to such Persons’ interests in the Subject Interests, EXCO shall forward same to BG as soon as reasonably practicable following receipt thereof and BG shall review and respond to same in writing to EXCO within 5 Business Days of its receipt thereof (or within such lesser time as is required under the terms of the applicable Third Party agreement and stated in EXCO’s notice, but in no event less than 24 hours after receipt) and if BG does not approve or reject any such AFE within such time period, BG shall be deemed to have responded to same in the same manner as EXCO (or its Affiliate) elects to vote;

(e) not enter into an Applicable Contract that if entered into prior to the Execution Date would be required to be listed in a Schedule attached to this Agreement (including, for the avoidance of doubt, any agreement pertaining to the Snowshoe JV), and not amend, waive any material right under or terminate (other than by failing to renew an existing term), or permit any of its Affiliates to amend, waive any material right under or terminate (other than by failing to renew an existing term), an Applicable Contract that is listed in a Schedule attached to this Agreement or that if entered into prior to the date of this Agreement would be required to be listed in a Schedule attached to this Agreement (either before the action proposed to be taken or as a result of the action proposed to be taken);

(f) not transfer, sell, mortgage, pledge, encumber or dispose of (or permit any Affiliates to do any of the foregoing) any portion of the Subject Interests other than the sale and/or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Subject Interests or for which replacement equipment of equal or greater value has been obtained;

(g) maintain insurance coverage on the Assets in the amounts and types currently in force;

(h) not grant or create any preferential right to purchase, right of first opportunity or other transfer restriction or requirement with respect to the Subject Interests;

(i) use commercially reasonable efforts to maintain in full force and effect all (i) Leases, except where any such interest terminates pursuant to its existing term, and (ii), all material Rights of Way and, subject to the Reorganization, all material Permits held by it and issued by any Governmental Authority with respect to the Properties, (in each case) except where any such Right of Way or Permit terminates pursuant to its existing terms or where a reasonably prudent operator would not maintain the same;

(j) give prompt written notice to BG of any material damage to or destruction of any of the Assets;

(k) implement or adopt (i) any material change in its accounting methods or principles or the application thereof (including depreciation lives) except as may be required by GAAP or (ii) any material change in its Tax methods or principles or the application thereof (including depreciation lives) except as may be required by Law; and

(l) not agree, whether in writing or otherwise, to do any of the things EXCO has agreed not to do in this Section 6.1;

provided that, in the case of operations described in Section 6.1(d) which are undertaken to avoid any penalty provision of any applicable agreement or are proposed by Third Parties relating to drilling, sidetracking, deepening, reworking or other similar operations with respect to an existing or prospective well, if BG rejects the proposal within the time period permitted under Section 6.1(d) (but in no event shall such period be longer than 5 Business Days from BG’s receipt thereof), EXCO, EXCO PA, EXCO WV and/or a Reorganized Sub may commit to the operation, in which case the operation shall be deemed to be a “Sole Risk Development Operation” in which BG is not participating under the terms of the Joint Development Agreement and no costs and expenses thereof, and no proceeds therefrom, shall be reflected in the adjustments pursuant to Article III. BG acknowledges that the EXCO Subs own undivided interests in certain of the Assets with respect to which they are not the operator, and BG agrees that the acts or omissions of the other working interests owners (including the operators) who are not any of such Persons or Affiliates of such Persons and which none of such Persons or its

Affiliates have the contractual right to control shall not constitute a breach of the provisions of this Section 6.1, nor shall any action required by a vote of working interest owners constitute such a breach so long as each such Person has voted its interest in a manner that complies with the provisions of this Section 6.1.

6.2 Conduct of the EXCO Subs. Except as set forth on Schedule 6.2, in connection with the Reorganization or as expressly consented to in writing by BG, EXCO agrees that from and after the date hereof until Closing, EXCO will not permit the EXCO Subs to:

(a) amend any such Person’s limited liability company agreement, agreement of limited partnership or equivalent governing documents;

(b) except as contemplated by the Reorganization, merge, reorganize, consolidate, convert to another form of entity, change its jurisdiction of organization, name or principal office, file for bankruptcy, dissolve or liquidate;

(c) issue, transfer or redeem or otherwise acquire any of its own equity interests, or issue any subscription, option, warrant or right with respect to its equity interests, or any securities convertible or exchangeable for such equity interests, or declare or pay any dividend or other distribution or payment to EXCO or any of its Affiliates, other than dividends and distributions of cash (which shall be accounted for in the adjustments to the Closing Cash Consideration) and the Excluded Assets; provided, that the EXCO Subs shall be expressly permitted to repay all intercompany loans with EXCO or any of its Affiliates (other than any EXCO Sub) (which repayments shall be accounted for in the adjustments to the Closing Cash Consideration) and to continue paying EXCO and its Affiliates for goods acquired from them and services rendered by them in the ordinary course of business consistent with past practice and not in excess of the average commercial rates prevailing in the area, including but not limited to payment of employees and other costs pursuant to the Services Agreement, but excluding any such payments or other costs in respect of general corporate overhead costs or those functions specifically identified as overhead in Exhibit “C” to the Joint Development Operating Agreement.

(d) incur, assume or guaranty any Indebtedness other than (i) advances from EXCO or any of its Affiliates that will be eliminated prior to Closing pursuant to Section 6.10, (ii) any presently existing guaranty that was issued in connection with the EXCO Debt Instruments and which will terminate at or prior to Closing, and (iii) any guaranty that is not binding on the Newcos, Operator or Midstream LLC or their assets after the Closing;

(e) lend money to any Person (other than to any other EXCO Sub) or make an equity investment in any Person;

(f) make any change in its method of accounting or accounting practice or policy, other than changes required by GAAP;

(g) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or in any other manner, any business or business entity;

(h) enter into any capital lease (other than, where relevant, renewals of existing Rights of Way);

(i) execute any consent to extend any statute of limitations with respect to Taxes or any extension of time with respect to any Tax assessment or collection or any due date for the filing of any Tax return, or make any change to such Person’s fiscal year or Tax elections, or any Tax methods or principles or settle any issue with respect to any Tax audit or assessment;

(j) employ any Person;

(k) initiate or settle any legal action (other than any settlement of any legal action set forth on Schedule 4.7, Part 1 or Schedule 4.7, Part 2) or arbitration;

(l) enter into any non-arm’s length transaction; or

(m) agree, whether in writing or otherwise, to do any of the things EXCO has agreed not to permit in this Section 6.2.

6.3 Governmental Bonds. BG acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by EXCO or its Affiliates (other than any EXCO Sub) with Governmental Authorities and relating to the Subject Interests are transferable in connection with the transactions contemplated hereby. As soon as practicable following the Reorganization, the Parties shall cause Operator to post bonds or other security required to be posted by Operator as the operator of the Subject Interests with any applicable Governmental Authorities meeting the requirements of such authorities to own the Subject Interests.

6.4 Notifications. If either EXCO or BG obtains actual knowledge that the other Party apparently has breached a representation, warranty, covenant or other agreement under this Agreement, that Party shall promptly inform the other Party of such potential breach so that it may attempt to remedy or cure such breach prior to Closing. Notwithstanding the foregoing, this Section shall not apply to breach of the Parties’ obligations at Closing and shall not operate to delay Closing. If any of EXCO’s or BG’s representations or warranties is untrue, or EXCO’s or BG’s covenants or agreements have not been performed or observed, but such breach or failure is cured to the reasonable satisfaction of the other Party by Closing (or, if Closing does not occur, by the Termination Date), then such breach or failure shall be deemed not to have occurred for all purposes of this Agreement. Notwithstanding the other terms of this Section 6.4, the other provisions of this Agreement and the various documents and agreements to be executed and delivered pursuant hereto relating to representations, warranties, indemnities and agreements of EXCO or BG shall not be altered or modified by BG’s or EXCO’s knowledge of any event, or failure to provide notice of the same, or BG’s or EXCO’s review of any documents or other matters.

6.5 HSR Act. Within 10 Business Days following the execution by BG and EXCO of this Agreement, BG and EXCO will, to the extent necessary, each prepare and simultaneously file with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act, and request early termination of the waiting period thereunder. BG and EXCO agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. BG and EXCO shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with BG’s and EXCO’s compliance with the HSR Act. BG and EXCO shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Each of EXCO and BG shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby. All filing fees incurred in connection with the filings made pursuant to this Section 6.5 shall be borne one-half by EXCO and one-half by BG.

6.6 Amendment to Schedules. As of the Closing Date, all Schedules to Article IV may be deemed amended and supplemented by EXCO to include reference to any matter (a) relating to EXCO or the Subject Interests which first arises or occurs after the date of this Agreement and does not result from a breach by EXCO of any provision of Article IV, or this Article VI or (b) which results in an adjustment to the Closing Cash Consideration pursuant to Section 3.3 as a result of the removal under the terms of this Agreement of any Subject Interest from the transactions contemplated by this Agreement.

6.7 Additional Interests. The Parties acknowledge that the EXCO Subs will be acquiring additional Leases in the AMI Area from and after the Effective Time up to (and including) 10 days before the Closing Date (all such Leases actually acquired by EXCO Subs during such period, the “Additional Interests”).

(a) All Additional Interests acquired up to (and including) 10 Business Days prior to the Execution Date and the amounts paid by the EXCO Subs for such Additional Interests are set forth on Schedule 6.7. At or prior to Closing, EXCO will amend Schedule 6.7 to reflect all Additional Interests acquired between the Execution Date and the date that is ten days before the Closing and the amounts paid for such Additional Interests. For all purposes of this Agreement, except to the extent it becomes a Rejected Interest, all Additional Interests shall be treated upon Closing as if they had been acquired by the applicable EXCO Sub prior to the Reorganization and will be treated as Subject Non-Operating Assets, Operating Assets, Gathering Assets and/or other assets, as applicable, of the EXCO Subs. EXCO will use its commercially reasonable efforts to assign a share of its rights and obligations under the acquisition documents related to each Additional Interest to BG; provided that EXCO shall not be required to pay cash or otherwise surrender value or incur any liability to obtain any such assignment.

(b) BG will have the right, up to 60 days following the Closing, to reject the acquisition of any Additional Interest (any such rejected Additional Interest, a “Rejected Interest”). Any such election by BG shall be communicated to EXCO by written notice (each, a “Rejection Notice”). The Adjusted Closing Cash Consideration shall account for any Rejected Interests that are the subject of a Rejection Notice delivered to EXCO not less than seven (7) Business Days prior to the Closing as provided in Section 3.3(b)(viii). In the case of any Rejection Notice delivered after the day that is seven (7) Business Days prior to the Closing, promptly following any such rejection (but in any event, after the Closing), the applicable Newco shall convey, and EXCO and BG shall cause Operator to convey, the applicable Rejected Interests to EXCO pursuant to an assignment with a special warranty of title against claims by, through or under the applicable assignor or its Affiliates, but not otherwise, and upon EXCO’s receipt of such assignments, EXCO shall pay BG the amount paid for the applicable Rejected Interests as set forth on Schedule 6.7. The Parties agree to take any and all measures necessary to effectuate any such conveyances of Rejected Interests requested by BG in a timely delivered Rejection Notice.

6.8 Negotiation of Ancillary Agreements and Development Plans and Budgets. Each of EXCO and BG shall use its reasonable efforts to complete negotiation of and agree in writing upon the form of the Ancillary Agreements and the forms of the Development Plans and Budgets to be attached as Exhibits to the Joint Development Agreement.

6.9 Reorganization

(a) Prior to Closing and pursuant to documents in forms approved by BG (which approval will not be unreasonably withheld, conditioned or delayed), EXCO will cause (in the order specified) (i) EXCO PA to distribute to its parent, EXCO, all of the equity interests in EXCO WV and Black Bear, (ii) EXCO WV to convert into a Texas limited liability company named “EXCO Resources (WV), LLC”, (iii) EXCO PA to convert into a Texas limited liability company named “EXCO Resources (PA), LLC”, (iv) EXCO Resources (PA), LLC and EXCO Resources (WV), LLC to conduct a multi-survivor merger pursuant to Section 10.01 et seq of the TBOC and the Reorganization Plan of Merger with the resulting survivors of such merger being the following wholly owned subsidiaries of EXCO: (A) a newly formed entity, EXCO Production Company (PA), LLC, a Texas limited liability company that will own an undivided 49.75% of the Non-Operating Assets and 100% of the Deferred Interests formerly owned by EXCO PA (and the Liabilities associated with such Assets and Deferred Interests whether arising before, on or after the Effective Time, subject to EXCO’s indemnities hereunder), (B) a newly formed entity, BG Production Company (PA), LLC, a Texas limited liability company that will own an undivided 49.75% of the Non-Operating Assets formerly owned by EXCO PA (and the Liabilities associated with such Assets whether arising before, on or after the Effective Time, subject to EXCO’s indemnities hereunder), (C) EXCO Production Company (WV), LLC, a Texas limited liability company (formerly known as EXCO Resources (WV), Inc. prior to the Reorganization) that will own an undivided 49.75% of the Non-Operating Assets and 100% of the Deferred Interests formerly owned by EXCO WV (and the Liabilities associated with such Assets and Deferred Interests whether arising before, on or after the Effective Time, subject to EXCO’s indemnities hereunder), (D) a newly formed entity, BG Production Company (WV), LLC, a Texas limited liability company that will own an undivided 49.75% of the Non-Operating Assets formerly owned by EXCO WV (and the Liabilities associated with such Assets whether arising before, on or after the Effective Time, subject to EXCO’s indemnities hereunder), (E) EXCO Resources (PA), LLC, a Texas limited liability company (formerly known as EXCO Resources (PA), Inc. prior to the Reorganization) that will own and retain (1) an undivided 0.5% of the Non-Operating Assets formerly owned by each of EXCO PA and EXCO WV (and the Liabilities associated with such Assets whether arising before, on or after the Effective Time, subject to EXCO’s indemnities hereunder) and (2) 100% of the Operating Assets formerly owned by EXCO PA and EXCO WV (and the Liabilities associated with such Assets whether arising before, on or after the Effective Time, subject to EXCO’s indemnities hereunder), (F) a newly formed entity, Appalachia Midstream, LLC, a Texas limited liability company that will own 100% of the Gathering Assets (and the Liabilities associated with such

Assets whether arising before, on or after the Effective Time, subject to EXCO’s indemnities hereunder), and (G) a newly formed entity, EXCO Resources (XA), LLC, a Texas limited liability company that will own 100% of the Excluded Assets other than the assets and membership interests of Black Bear and the Deferred Interests (and the Liabilities associated with the Excluded Assets, other than the assets and membership interests of Black Bear and the Deferred Interests, whether arising before, on or after the Effective Time, subject to EXCO’s indemnities hereunder); and (v) each of EXCO Production Company (PA), LLC, EXCO Production Company (WV), LLC, BG Production Company (PA), LLC, BG Production Company (WV), LLC, EXCO Resources (PA), LLC, Appalachia Midstream, LLC and EXCO Resources (XA), LLC to convert into a Delaware limited liability company with the same name;

(b) All certificates to be filed with Governmental Authorities in connection with the Reorganization, and all corporate minutes, resolutions, certificates and other similar instruments of EXCO PA, EXCO WV, BG Production Company (PA), LLC, BG Production Company (WV), LLC, Operator, Midstream LLC and EXCO XA to be approved or executed in connection with the Reorganization, shall be subject to the prior written approval of BG, which approval shall not be unreasonably withheld or delayed.

(c) EXCO shall cause each of the steps of the Reorganization to be undertaken in accordance with the Laws of the states applicable to such step.

(d) From and after the Reorganization, the Parties shall use their reasonable efforts to cause each of the Reorganized Entities to become qualified to do business in all jurisdictions where the Assets owned by such entity are located as soon as practicable.

6.10 Intercompany Indebtedness. At or prior to Closing, EXCO and its Affiliates shall settle, and shall cause the EXCO Subs to capitalize, all Indebtedness for borrowed money between EXCO or any of its other Affiliates (other than any EXCO Sub) and any EXCO Sub, so that as of Closing, no EXCO Sub shall have any Indebtedness for borrowed money to EXCO or any of its Affiliates other than to another EXCO Sub. At or prior to Closing, all other Indebtedness between EXCO or any of its other Affiliates (other than any EXCO Sub) to or from any EXCO Sub shall be settled by cash payment to or from EXCO or the applicable Affiliate of EXCO. Any cash payments pursuant to this Section shall generate an adjustment to the Closing Cash Consideration as described in Sections 3.3(a)(i) and 3.3(b)(i).

6.11 Interim Operator Officers. At or prior to Closing, BG and EXCO shall agree upon and appoint a full roster of interim officers for the Operator.

6.12 Bank Accounts. Upon Closing, EXCO shall take all action necessary to remove existing signatories from the bank accounts and investment accounts of the Operator and to replace such signatories, in each case effective at Closing, with individuals agreed by EXCO and BG at least seven (7) days prior to the Closing Date.

6.13 [Intentionally Omitted]

6.14 Notice of Material Events. From and after the Execution Date until the Closing, EXCO shall promptly notify BG of the occurrence of any material damage, destruction or loss to the Assets or any Material Adverse Effect.

6.15 Certain Records. At or prior to Reorganization, EXCO and EXCO’s Affiliates (other than the EXCO Subs) shall assign to the EXCO Subs, free and clear of liens, encumbrances, obligations or defects (but subject to the terms and conditions of the documents creating such data and other information), title to any geophysical or geological data and interpretative maps and other information derived therefrom relating to the Assets to the extent that such information is assignable to the EXCO Subs without further payment to a third-party licensor.

6.16 Material and Equipment Inventory. Prior to Closing, EXCO shall provide to BG a list of all material inventory of materials and equipment included in the Assets, other than office equipment, wells and gathering assets.

ARTICLE VII

BG’S CONDITIONS TO CLOSING

The obligations of BG to consummate the transactions provided for herein are subject, at the option of BG, to the fulfillment on or prior to the Closing of each of the following conditions:

7.1 Representations. The representations and warranties of EXCO set forth in Article IV shall be true and correct in all material respects (other than those representations and warranties of EXCO that are qualified by materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

7.2 Performance. EXCO shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by EXCO is required prior to or at the Closing Date, including performance of the Reorganization.

7.3 No Legal Proceedings. No material suit, action or other proceeding instituted by a Third Party shall be pending before any Governmental Authority or arbitrator seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement. No order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement.

7.4 Environmental Defects. The sum of all Remediation Amounts for Environmental Defects determined pursuant to Section 12.1(c)(i)(A) and the sum of all Closing Cash Consideration adjustments determined pursuant to Section 12.1(c)(i)(C), shall be less than $95,000,000.

7.5 HSR Act. Any waiting period applicable to the consummation of the transaction contemplated hereby under the HSR Act shall have lapsed or terminated (by early termination or otherwise).

7.6 Consent and Waivers. All consents and approvals, other than those under the HSR Act, required from Governmental Authorities (excluding Customary Post Closing Consents), and all consents and approvals required from other Persons listed on Schedule 4.4, Part 2 for the consummation of the transactions contemplated by this Agreement shall have been granted, and all preferential purchase rights listed on Schedule 4.10, Part 2 shall have been exercised, waived, expired without exercise or, in the case of a right of first opportunity or similar right, resulted in an offer which was properly rejected by EXCO.

7.7 Closing Deliverables. EXCO shall have delivered (or be ready, willing and able to deliver at Closing) to BG the documents and other items required to be delivered by EXCO under Section 9.3, including the documents required under Section 9.3(o).

7.8 No Material Event. No Material Event with respect to EXCO or its Affiliates shall have occurred and be continuing and no material default by EXCO or its Affiliates under any EXCO Debt Instrument (including any payment default or default under any debt to equity financial covenant or other financial ratio) or acceleration of debt under any EXCO Debt Instrument shall have occurred and be continuing.

7.9 No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.

7.10 Ancillary Agreements; Calendar Year 2010 Annual Work Program and Budget. All Ancillary Agreements and the form of Exhibit E to be attached to the Joint Development Agreement (the Calendar Year 2010 Annual Work Program and Budget) shall have been agreed upon by the Parties in writing in form satisfactory to BG, in its discretion.

7.11 Encumbrances. All Encumbrances on the Subject Membership Interests, and all liens created in connection with the EXCO Debt Instruments on the Subject Non-Operating Assets, Operating Assets, Gathering Assets or other assets to be owned by the Newcos, the Operator and Midstream LLC shall be fully released at Closing by form of release acceptable to BG.

ARTICLE VIII

EXCO’S CONDITIONS TO CLOSING

The obligations of EXCO to consummate the transactions provided for herein are subject, at the option of EXCO, to the fulfillment on or prior to the Closing of each of the following conditions:

8.1 Representations. The representations and warranties of BG set forth in Article V shall be true and correct in all material respects (other than those representations and warranties of BG that are qualified by materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

8.2 Performance. BG shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by BG is required prior to or at the Closing Date.

8.3 No Legal Proceedings. No material suit, action or other proceeding instituted by a Third Party shall be pending before any Governmental Authority or arbitrator seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement. No order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement.

8.4 Environmental Defects. The sum of all Remediation Amounts for Environmental Defects determined pursuant to Section 12.1(c)(i)(A) and the sum of all Closing Cash Consideration adjustments determined pursuant to Section 12.1(c)(i)(C), shall be less than $95,000,000.

8.5 HSR Act. Any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have lapsed or terminated (by early termination or otherwise).

8.6 Consent and Waivers. All consents and approvals, other than those under the HSR Act, required from Governmental Authorities (excluding Customary Post Closing Consents), and all consents and approvals required from other Persons listed in Schedule 4.4, Part 2, for the consummation of the transactions contemplated by this Agreement shall have been granted, and all preferential purchase rights, rights of first opportunity and similar rights with respect to such transactions shall have been exercised, waived, expired without exercise or, in the case of a right of first opportunity or similar right, resulted in an offer which was properly rejected by EXCO.

8.7 Closing Deliverables. BG shall have delivered (or be ready, willing and able to deliver at Closing) to EXCO the documents and other items required to be delivered by BG under Section 9.3.

8.8 No Material Event. No Material Event with respect to BG or BG Parent shall have occurred and be continuing and no material default by BG or BG Parent under any BG Debt Instrument (including any payment default or default under any debt to equity financial covenant or other financial ratio) or acceleration of debt under any BG Debt Instrument shall have occurred and be continuing.

8.9 Ancillary Agreements; Calendar Year 2010 Annual Work Program and Budget. All Ancillary Agreements and the form of Exhibit E to be attached to the Joint Development Agreement (the Calendar Year 2010 Annual Work Program and Budget) shall have been agreed upon by the Parties in writing in form satisfactory to EXCO, in its discretion.

ARTICLE IX

CLOSING

9.1 Date of Closing. Subject to the terms and conditions stated in this Agreement, the sale by EXCO and the purchase by BG of the Subject Membership Interests pursuant to this Agreement (collectively, the “Closing”) shall occur on June 1, 2010, or if all conditions to Closing in Articles VII or VIII have not yet been satisfied or waived by that date, as soon thereafter as such conditions have been satisfied or waived, or such other date as BG and EXCO may agree upon in writing. The date of the Closing shall be the “Closing Date”.

9.2 Place of Closing. The Closing shall be held at the offices of Vinson & Elkins LLP, Suite 3700, 2001 Ross Avenue, Dallas, Texas 75201 or such other location as BG and EXCO may agree upon in writing.

9.3 Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) EXCO and BG shall execute, acknowledge and deliver the Assignment;

(b) EXCO and BG shall execute and deliver an acknowledgement of the Preliminary Settlement Statement;

(c) BG shall deliver to EXCO to the accounts designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Adjusted Closing Cash Consideration, less the amount of the Deposit, and BG and EXCO shall deliver instructions to the Escrow Agent authorizing the release of the Deposit to EXCO pursuant to the terms of the Escrow Agreement;

(d) EXCO shall deliver on forms reasonably acceptable to the Parties transfer orders or letters in lieu thereof directing all purchasers of production to make payment to the Reorganized Entities (other than Midstream LLC) of the proceeds attributable to production from the Non-Operating Assets from and after the Effective Time, for delivery by such Persons to the purchasers of production;

(e) EXCO shall deliver an executed statement described in Treasury Regulation § 1.1445-2(b)(2);

(f) EXCO shall cause the Reorganized Subs, BG shall cause the Newcos, and each of EXCO and BG shall cause the Operator, to execute and deliver the Joint Development Agreement;

(g) EXCO and BG shall, and shall cause Operator to, execute and deliver the Operator LLC Agreement.

(h) EXCO and BG shall, and shall cause Midstream LLC to, execute and deliver the Midstream LLC Agreement, and the other Ancillary Agreements;

(i) BG shall execute and deliver a certificate from an officer of BG certifying on behalf of BG that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled by BG;

(j) EXCO shall execute and deliver a certificate from an officer of EXCO certifying on behalf of EXCO that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled by EXCO;

(k) BG shall deliver a certificate duly executed by the secretary or any assistant secretary of BG, dated as of the Closing, (i) attaching, and certifying on behalf of BG as complete and correct, copies of (A) the certificate of formation and limited liability company agreement of BG, each as in effect as of the Closing, and (B) the resolutions of the members of BG authorizing the execution, delivery and performance by BG of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of BG the incumbency of each officer of BG executing this Agreement or any document delivered in connection with the Closing;

(l) EXCO shall deliver a certificate duly executed by the secretary or any assistant secretary of EXCO, dated as of the Closing, (i) attaching, and certifying on behalf of EXCO as complete and correct, copies of (A) the certificate of incorporation and the bylaws of EXCO, each as in effect as of the Closing, and (B) the resolutions of the board of directors of EXCO, authorizing the execution, delivery and performance by EXCO of this Agreement and the transactions contemplated hereby, and (ii) certifying on behalf of EXCO the incumbency of each officer of EXCO executing this Agreement or any document delivered in connection with the Closing;

(m) EXCO shall deliver a recordable release of any pledges, trusts, mortgages, financing statements, fixture filings and security agreements made by EXCO or its Affiliates affecting the Subject Membership Interests, Subject Non-Operating Assets, Operating Assets, Gathering Assets or other assets to be owned by the Newcos, the Operator and Midstream LLC and relating to the EXCO Debt Instruments;

(n) EXCO shall have delivered to BG the resignations of all of the managers and officers and terminations of all outstanding powers of attorney of the Newcos, Operator and Midstream LLC, effective upon the consummation of the Closing, unless EXCO and BG otherwise agree in writing;

(o) EXCO and BG shall execute and deliver, and/or cause their applicable Affiliates to execute and deliver, a tax partnership agreement in substantially the form of the tax partnership agreement attached to the Joint Development Agreement as Exhibit “G” thereto; and

(p) BG shall cause BG North America, LLC to execute and deliver to EXCO a guaranty in substantially the form of the guaranty attached hereto as Exhibit K-1, and EXCO shall cause EXCO Parent to execute and deliver to BG a guaranty in substantially the form of the guaranty attached hereto as Exhibit K-2; and

(q) EXCO and BG shall execute and deliver any other Transaction Documents and other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at the Closing.

9.4 Records. In addition to the obligations set forth under Section 9.3 above, 30 days following the Closing, EXCO shall deliver to BG possession of the Records.

ARTICLE X

ACCESS / DISCLAIMERS

10.1 Access.

(a) From and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Section 10.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets (with respect to which consents EXCO shall use commercially reasonable efforts to obtain), EXCO shall afford to BG and its officers, employees, agents, accountants, attorneys, investment bankers, consultants and other authorized representatives (“BG’s Representatives”) full access, during normal business hours, to the Assets and all Records and other documents in EXCO’s or any of its Affiliates’ possession relating primarily to the Assets or the EXCO Subs. EXCO shall also make available to BG and BG’s Representatives, upon reasonable notice during normal business hours, EXCO’s personnel knowledgeable with respect to the Assets or the EXCO Subs in order that BG may make such diligence investigation as BG considers necessary or appropriate. All investigations and due diligence conducted by BG or any BG’s Representative shall be conducted at BG’s sole cost, risk and expense and any conclusions made from any examination done by BG or any BG’s Representative shall result from BG’s own independent review and judgment. BG shall coordinate its access rights and physical inspections of the Assets or the EXCO Subs with EXCO to reasonably minimize any inconvenience to or interruption of the conduct of business by EXCO. BG shall, and shall cause all BG’s Representatives to, abide by EXCO’s and any applicable Third Party operator’s safety rules, regulations and operating policies of which they are informed while conducting its due diligence evaluation of the Assets including any environmental or other inspection or assessment of the Assets.

(b) Before conducting any sampling, boring, drilling or other invasive investigation activities (“Invasive Activities”) on or with respect to any of the Properties, BG shall furnish EXCO with a written description of the proposed scope of the Invasive Activities to be conducted, including a description of the activities to be conducted and a description of the approximate location and expected timing of such activities. If any of the proposed Invasive Activities may unreasonably interfere with normal operation of the Properties, EXCO may request an appropriate modification of the proposed Invasive Activity. Any Invasive Activities shall be conducted by a reputable environmental consulting or engineering firm, approved in advance by EXCO (such approval not to be unreasonably withheld or delayed) and, once approved, such environmental consulting or engineering firm shall be deemed to be a “BG’s Representative.” EXCO hereby approves AECOM and DNV as environmental consulting firms that may conduct such Invasive Activities, and each of AECOM and DNV is hereby deemed to be a “BG’s Representative.” BG, AECOM or DNV shall obtain all permits necessary to conduct any such Invasive Activities from any applicable Governmental Authorities, provided that upon request, EXCO shall provide BG, AECOM or DNV with assistance (at no cost or liability to EXCO) reasonably requested by BG, AECOM or DNV that may be necessary to secure such permits. EXCO shall have the right, at its option and expense, to split any samples collected from the Properties with BG.

(c) BG hereby defends, indemnifies and holds harmless each of the operators of the Assets and EXCO Indemnified Parties from and against any and all Liabilities attributable to personal injury, death or physical property damage, or violation of EXCO’s or its Affiliates’ or any Third Party operator’s rules, regulations or operating policies of which BG or BG’s Representative associated with the Liabilities had been informed, arising out of, resulting from or relating to any field visit, environmental property assessment or other due diligence activity conducted by BG or any BG’s Representative with respect to the Assets or the EXCO Subs (whether prior to or after the execution hereof), EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF EXCO INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF EXCO INDEMNIFIED PARTIES.

(d) BG agrees to review the report prepared by AECOM or DNV with respect to certain of the Assets and to disclose to EXCO such portions thereof as BG deems reasonably appropriate to support any claims for Environmental Defects, or otherwise deems reasonably appropriate, and which BG does not believe in good faith need to remain privileged. Neither BG by its delivery of said documents nor EXCO by its receipt of said documents or otherwise shall be deemed to have made any representation or warranty, expressed, implied or statutory, as to the condition to the Assets or to the accuracy of said documents or the information contained therein.

(e) Upon completion of BG’s due diligence, BG shall at its sole cost and expense and without any cost or expense to EXCO or its Affiliates, (i) repair all physical damage done to the Assets in connection with BG’s due diligence, (ii) restore the Assets to the approximate same or better physical condition than it was prior to commencement of BG’s due diligence and (iii) remove all equipment, tools or other property brought onto the Assets in connection with BG’s due diligence. Any disturbance to the Assets (including the real property associated with such Assets) resulting from BG’s due diligence will be promptly corrected by BG.

10.2 Confidentiality. BG acknowledges that, pursuant to its right of access to the Records or the Assets, BG will become privy to confidential and other information of EXCO and that such confidential information shall be held confidential by BG and BG’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on BG, including the Confidentiality Agreement, shall terminate (except as to (a) any Assets that are excluded from the transactions contemplated hereby pursuant to the provisions of this Agreement, and (b) the Excluded Assets).

10.3 Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CERTIFICATE OF EXCO TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 9.3(j), (I) EXCO MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) EXCO EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BG OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BG BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF EXCO OR ANY OF ITS AFFILIATES).

(b) EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT OR THE CERTIFICATE OF EXCO TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 9.3(j) AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCO EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY EXCO OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BG OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV OF THIS AGREEMENT OR THE CERTIFICATE OF EXCO TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 9.3(j), EXCO FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE OR CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT BG, THROUGH ITS ACQUISITION OF THE SUBJECT

MEMBERSHIP INTERESTS, SHALL BE DEEMED TO BE OBTAINING THE SUBJECT INTERESTS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BG HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BG DEEMS APPROPRIATE.

(c) OTHER THAN THOSE REPRESENTATIONS SET FORTH IN SECTION 4.15 AND AS REPEATED IN THE CERTIFICATE OF EXCO TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 9.3(j), EXCO HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BG’S RIGHTS UNDER SECTION 12.1, BG, THROUGH ITS ACQUISITION OF THE SUBJECT MEMBERSHIP INTERESTS, SHALL BE DEEMED TO BE OBTAINING THE SUBJECT INTERESTS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BG HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BG DEEMS APPROPRIATE.

(d) EXCO and BG agree that, to the extent required by applicable law to be effective, the disclaimers of certain representations and warranties contained in this Section 10.3 are “conspicuous” disclaimers for the purpose of any applicable Law.

ARTICLE XI

TITLE MATTERS; CASUALTIES; TRANSFER RESTRICTIONS

11.1 General Disclaimer of Title Warranties and Representations. Without limiting BG’s remedies for Title Defects set forth in this Article XI, EXCO makes no warranty or representation, express, implied, statutory or otherwise, with respect to EXCO’s title to any of the Assets and BG hereby acknowledges and agrees that BG’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Subject Interests (a) on or before the Title Defect Claim Date, shall be as set forth in Section 11.2 and (b) without duplication, from and after the Title Defect Claim Date, shall be under Section 13.1(b) relating to a breach by EXCO of Section 6.1(f) or Section 6.1(h).

11.2 Notice of Title Defects; Defect Adjustments.

(a) Title Defect Notices. On or before the Title Defect Claim Date, BG may deliver claim notices to EXCO meeting the requirements of this Section 11.2(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which, in BG’s reasonable opinion, constitute Title Defects and which BG intends to assert as a Title Defect pursuant to this Article XI. For all purposes of this Agreement and notwithstanding anything herein to the contrary, BG shall be deemed to have waived, and EXCO shall have no liability for, any Title Defect which BG fails to assert as a Title Defect by a Title Defect Notice received by EXCO on or before the Title Defect Claim Date, provided that any breach of Section 4.7 or Section 4.25 which could also be a Title Defect may be resolved pursuant to Article XIII, or as a Title Defect pursuant to this Article XI, but not both, and, provided further, that any breach of Section 4.4 or Section 4.10 shall be resolved only pursuant to such Section and may not be asserted as a Title Defect. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect(s), (ii) the Warranty Wells or Leases affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value and Allocated Carry of the Subject Interest in each Title Defect Property, (iv) supporting documents available to BG reasonably necessary for EXCO to verify the existence of the alleged Title Defect(s), and (v) the amount by which BG reasonably believes the Allocated Value and Allocated Carry of the Subject Interest in each Title Defect Property is reduced by the alleged Title Defect(s) and the computations upon which BG’s belief is based. To give EXCO an opportunity to commence reviewing and curing Title Defects, BG agrees to use reasonable efforts to give EXCO, during the period prior to the Title Defect Claim Date, periodic written notices of all Title Defects discovered by BG since the last such interim notice, which interim notices may be preliminary in nature and supplemented prior to the expiration of the Title Defect Claim Date, provided that failure to provide preliminary notice of a Title Defect shall not prejudice BG’s right to assert such Title Defect hereunder. BG shall also on or before the Title Defect Claim Date furnish EXCO with written notice of any Title Benefit which is reported by any of BG’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners to the BG employee directly responsible for undertaking and supervising BG’s title diligence activities hereunder while conducting BG’s due diligence with respect to the Assets prior to the Title Defect Claim Date.

(b) Title Benefit Notices. In addition to any Title Benefits reported by BG pursuant to Section 11.2(a), EXCO shall have the right, but not the obligation, to deliver to BG on or before the Title Defect Claim Date a notice setting forth any additional matters which, in EXCO’s reasonable opinion, constitute Title Benefits and which EXCO intends to assert as Title Benefits pursuant to this Article XI (each, a “Title Benefit Notice”). To be effective, each Title Benefit Notice shall be in writing, and shall include (i) a description of the Title Benefit, (ii) the Warranty Wells or Leases affected by the Title Benefit, (iii) supporting documents available to EXCO reasonably necessary for BG to verify the existence of the alleged Title Benefit and (iv) the amount by which EXCO reasonably believes the Allocated Value and Allocated Carry of the Subject Interest in each affected Lease is increased by the alleged Title Benefit and the computations upon which EXCO’s belief is based. Other than Title Benefits which BG is required to report to EXCO pursuant to Section 11.2(a), EXCO shall be deemed to have waived all Title Benefits of which it has not given notice on or before the Title Defect Claim Date.

(c) EXCO’s Right to Cure. EXCO shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to the Title Defect Remedy Date (the “Title Cure Period”), any Title Defects of which it has been advised by BG.

(d) Remedies for Title Defects. With respect to any Title Defect that has not been waived in writing by BG, or cured on or before the Title Defect Remedy Date, subject to EXCO’s right to dispute the existence of such Title Defect and/or the Title Defect Amount or Title Carry Reduction Amount asserted with respect thereto and subject to the applicable Individual Title Defect Threshold and the Title Deductible (except with respect to Title Defects relating to Pineton Warranty Wells and/or Pineton Leases), the Parties shall mutually elect to:

(i) subject to the applicable Individual Title Defect Threshold and the Title Deductible (except with respect to Title Defects relating to Pineton Warranty Wells and/or Pineton Leases), make a payment from EXCO to BG in an amount equal to the Title Defect Amount of such Title Defect, and reduce the Carried Cost Obligation by an amount equal to the Title Carry Reduction Amount for such Title Defect;

(ii) have the applicable Newco and the Operator reassign to EXCO, with special warranty of title against claims by, through or under such Person, but not otherwise, the Title Defect Property that is subject to such Title Defect, together with all associated Assets, and, concurrently therewith, EXCO shall pay to BG an amount equal to the Allocated Value of the Subject Interest attributable to such Title Defect Property and the Carried Cost Obligation shall be reduced by an amount equal to the Title Carry Reduction Amount attributable to such Title Defect Property and such property and assets shall become Excluded Assets hereunder; or

(iii) have EXCO indemnify BG with respect to such Title Defect by an indemnity in form and substance satisfactory to BG.

In the event that the Parties do not agree in writing by the Title Defect Remedy Date on an election of alternative (i), (ii) or (iii) above with respect to any Title Defect, they shall be deemed to have elected alternative (i), provided that if the existence of a Title Defect or the Title Defect Amount asserted with respect thereto is disputed, no payment shall be made until the dispute is resolved pursuant to Section 11.2(j).

(e) Remedies for Title Benefits.

(i) In the case of each Title Benefit, the aggregate Title Defect Amounts attributable to all uncured Title Defects shall be reduced by an amount equal to the Title Benefit Amount of such Title Benefit and the aggregate Title Carry Reduction Amounts attributable to all uncured Title Defects shall be reduced by an amount equal to the Title Carry Increase Amount for such Title Benefit.

(ii) Notwithstanding anything to the contrary, (A) in no event shall there be any adjustments to the Final Cash Price or reductions to the aggregate Title Defect Amount or increases in the Carried Cost Obligation for any individual Title Benefit for a Warranty Well for which the Title Benefit Amount does not exceed $25,000, or for any individual Title Benefit for a Lease for which the Title Benefit Amount does not exceed $10,000 (in either case, the applicable “Individual Title Benefit Threshold”), (B) in no event shall there be any adjustments to the Final Cash Price or reductions to the aggregate Title Defect Amount or increases in the Carried Cost Obligation unless the sum of the Title Benefit Amounts of all Title Benefits in excess of the applicable Individual Title Benefit Threshold exceeds $9,500,000 and (C) in no event shall there be any adjustments to the Final Cash Price or reductions to the aggregate Title Defect Amount to the extent the aggregate of such Title Benefit Amounts in excess of the applicable Individual Title Benefit Threshold exceed the aggregate Title Defect Amounts and (D) in no event shall there be any increases in the Carried Cost Obligation (I)

unless there is an adjustment for the related Title Benefit Amount, and then only in the same proportion as an adjustment is made for the related Title Benefit Amount or (II) to the extent the aggregate of Title Carry Increase Amounts related to Title Benefit Amounts in excess of the Individual Title Benefit Threshold exceed the aggregate Title Carry Reduction Amounts. The Parties agree that if the same Title Benefit affects more than one Lease, then the Title Benefit Amounts for each Lease affected by such Title Benefit shall be aggregated for the purposes of determining whether the applicable Individual Title Benefit Threshold has been met with respect to such Title Benefit.

(f) Exclusive Remedy. Except for BG’s rights under Section 13.1(a) relating to a breach by EXCO of Sections 4.7 or 4.25 which could also be a Title Defect and under Section 13.1(b) relating to a breach by EXCO of Section 6.1(f) or 6.1(h), the provisions of Section 11.2(d) shall be the exclusive right and remedy of BG with respect to the failure of the EXCO Subs to have Defensible Title with respect to any Asset.

(g) Title Defect Amount. The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Subject Interest attributed to the affected Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following terms and conditions:

(i) if BG and EXCO agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii) if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii) if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated in Exhibit B (or, with respect to a Lease in Exhibit A, the Net Revenue Interest determined by subtracting the royalties, overriding royalties and other burdens shown on Exhibit A for such Lease from 100%) and the Working Interest is not reduced proportionately, then the Title Defect Amount shall be the product of the Allocated Value of the Subject Interest attributed to such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Exhibit B (or, with respect to a Lease in Exhibit A, the Net Revenue Interest determined by subtracting the royalties, overriding royalties and other burdens shown on Exhibit A for such Lease from 100%);

(iv) if the Title Defect represents a discrepancy between (A) the Net Acres for any Title Defect Property and (B) the Net Acres for such Title Defect Property stated in Exhibit A, then the Title Defect Amount shall be the product obtained by multiplying the positive difference between such Net Acres amounts by the Net Acre Allocation applicable to such Title Defect Property;

(v) if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Subject Interest attributed to the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by BG and EXCO and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the lesser of (A) the reasonable cost and expense of curing such Title Defect and (B) the Allocated Value of the Subject Interest attributable to the Title Defect Property;

(vi) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount pertaining to such Title Defect Property hereunder; and

(vii) notwithstanding anything to the contrary in this Article XI, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Subject Interest attributable to such Title Defect Property.

The Title Carry Reduction Amount resulting from a Title Defect shall equal the same percentage of the Allocated Carry for each affected Lease that the Title Defect Amount bears to the Allocated Value of such Lease. Notwithstanding anything to the contrary in this Article XI, the aggregate Title Carry Reduction Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Carry of the Conveyed Interest attributable to such Title Defect Property.

(h) Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i) if BG and EXCO agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount; and

(ii) if the Title Benefit represents a discrepancy between (A) the Net Revenue Interest for any Warranty Well or Lease and (B) the Net Revenue Interest stated in Exhibit B (or, with respect to a Lease in Exhibit A, the Net Revenue Interest determined by subtracting the royalties, overriding royalties and other burdens shown on Exhibit A for such Lease from 100%) and the Working Interest is not increased proportionately, then the Title Benefit Amount shall be the product of the Allocated Value of the Subject Interest attributable to the affected Warranty Well or Lease multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated in Exhibit B (or, with respect to a Lease in Exhibit A, the Net Revenue Interest determined by subtracting the royalties, overriding royalties and other burdens shown on Exhibit A for such Lease from 100%); provided that if the Net Revenue Interest increase does not affect the Warranty Well or Lease throughout the entire life of the Warranty Well or Lease, the Title Benefit Amount determined under this Section 11.2(h) shall be reduced to take into account the applicable time period only; and

(iii) If the Title Benefit represents a discrepancy between (A) the Net Acres for any Lease and (B) the Net Acres for such Lease stated in Exhibit A, then the Title Benefit Amount shall be the product obtained by multiplying the positive difference between such Net Acres amounts by the Net Acre Allocation applicable to such Lease.

The Title Carry Increase Amount resulting from a Title Benefit shall equal the same percentage of the Allocated Carry for each affected Lease that the Title Benefit Amount bears to the Allocated Value of such Lease.

(i) Title Deductibles. Notwithstanding anything to the contrary herein, but subject to the following sentence, (i) in no event shall there be any adjustments to the Final Cash Price or other remedies provided by EXCO (including Section 11.2(d)) or reductions in the Carried Cost Obligation for any individual Title Defect for a Warranty Well for which the Title Defect Amount does not exceed $25,000, or for any individual Title Defect for a Lease for which the Title Defect Amount does not exceed $10,000 (in either case, the applicable “Individual Title Defect Threshold”), (ii) in no event shall there be any adjustments to the Final Cash Price or other remedies provided by EXCO (for any Title Defect that exceeds the applicable Individual Title Defect Threshold) pursuant to Section 11.2(d)(i) unless (A) the sum of the Title Defect Amounts of all such Title Defects that exceed the applicable Individual Title Defect Threshold, in the aggregate, excluding any Title Defect Amounts attributable to Title Defects cured by EXCO, Title Defect Properties distributed to, and retained by, EXCO pursuant to Section 11.2(d)(ii) or Title Defect Properties for which EXCO indemnifies BG pursuant to Section 11.2(d)(iii) exceeds (B) the Title Deductible, after which point BG shall be entitled to such remedies only with respect to aggregate Title Defect Amounts in excess of such Title Deductible, and (iii) in no event shall there be any decreases in the Carried Cost Obligation unless there is an adjustment for the related Title Defect Amount, and then only in the same proportion as an adjustment is made for the related Title Defect Amount. BG shall be entitled to adjustments to the Final Cash Price, other remedies provided by EXCO (including Section 11.2(d)) and/or reductions in the Carried Cost Obligation for each Title Defect relating to Pineton Warranty Wells and/or Pineton Leases without regard to whether the Title Defect Amount for such Title Defect satisfies the Individual Title Defect Threshold, and without regard to whether the Title Deductible has been satisfied. The Parties agree that if the same Title Defect affects more than one Lease, then the Title Defect Amounts for each Lease affected by such Title Defect shall be aggregated for the purposes of determining whether the applicable Individual Title Defect Threshold has been met with respect to such Title Defect. If the Parties elect to have any Title Defect Property distributed to, and retained by, EXCO pursuant to Section 11.2(d)(ii), then the Final Cash Price shall be reduced by the Allocated Value of the Subject Interest attributable to such Title Defect Property, the Carried Cost Obligation shall be reduced by the Allocated Carry of the Subject Interest attributable to such Title Defect Property and the Title Defect Amount relating to such Subject Interest will not be counted towards the Title Deductible.

(j) Title Dispute Resolution. EXCO and BG shall attempt to agree on all disputes relating to Title Defects, Title Benefits, and the Title Defect Amounts, Title Carry Reduction Amounts, Title Benefit Amounts and Title Carry Increase Amounts relating thereto prior to the Title Remedy Date. If EXCO and BG are unable to agree by such date, such disputes shall be exclusively and finally resolved pursuant to this Section 11.2(j). There shall be a single arbitrator, who shall be a title attorney with at least 10 years experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of BG and EXCO within 15 days after the end of the applicable Title Cure Period, and absent such agreement, by the Dallas office of the AAA (the “Title Arbitrator”). The Title Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the 5 year period preceding the arbitration or have any financial interest in the dispute. The arbitration proceeding shall be held in Dallas, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Sections 11.2(g) and 11.2(h) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award BG a greater Title Defect Amount or Title Carry Reduction Amount than the Title Defect Amount or Title Carry Reduction Amount claimed by BG in its applicable Title Defect Notice nor a lower Title Defect Amount or Title Carry Reduction Amount than the Title Defect Amount or Title Carry Reduction Amount proposed by EXCO in its response to such Title Defect Notice and may not award EXCO a greater Title Benefit Amount or Title Carry Increase Amount than the Title Benefit Amount or Title Carry Increase Amount claimed by EXCO in its applicable Title Benefit Notice nor a lower Title Benefit Amount or Title Carry Increase Amount than the Title Benefit Amount or Title Carry Increase Amount proposed by BG in its response to such Title Benefit Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect, Title Benefit, Title Defect Amounts, Title Carry Reduction Amounts, Title Benefit Amounts and/or Title Carry Increase Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. EXCO and BG shall each bear its own legal fees and other costs of presenting its case. Each of EXCO and BG shall bear one-half of the costs and expenses of the Title Arbitrator. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or any Title Benefit Amount is not taken into account as an adjustment to the Final Cash Price pursuant to Section 3.6 and the applicable Party would otherwise be entitled to an adjustment under the provisions of this Section 11.2, then within 10 days after the Title Arbitrator delivers written notice to BG and EXCO of his award with respect to such Title Defect Amount or such Title Benefit Amount, (A) BG shall pay to EXCO the amount, if any, so awarded by the Title Arbitrator to EXCO and (B) EXCO shall pay to BG the amount, if any, so awarded by the Title Arbitrator to BG.

11.3 Casualty or Condemnation Loss.

(a) Notwithstanding anything herein to the contrary, from and after the Effective Time if Closing occurs, with respect to the Subject Interests, Midstream LLC, Newcos and the Operator shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of personal property due to ordinary wear and tear, in each case, and BG shall not assert such matters as any casualty losses or Title Defects hereunder.

(b) If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, then BG shall not as a result be excused from Closing and EXCO shall elect by written notice to BG prior to Closing either (i) to cause the Assets affected by such casualty or taking to be repaired or restored to at least its condition prior to such casualty or taking, at EXCO’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date) or (ii) to indemnify the Newcos, Operator and Midstream LLC, as applicable, through a document to be delivered at Closing reasonably acceptable to EXCO and BG against any costs or expenses that any of the Newcos, Operator or Midstream LLC reasonably incurs to repair or restore any Assets affected by such casualty or taking. In each case, EXCO and its Affiliates shall retain all rights to insurance, condemnation awards and other claims against Third Parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.

(c) If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Asset or portion thereof after the date of this Agreement, but no taking of such Asset or portion thereof occurs prior to the Closing Date, BG shall nevertheless be required to close and EXCO, at Closing, shall assign, transfer and set over to the Newcos, Operator and Midstream LLC or subrogate such Persons to all of EXCO’s and its Affiliates’ right, title and interest (if any) in such condemnation or eminent domain action, including any future awards therein, to the extent (and only to the extent) attributable to the Subject Interests threatened to be taken, except that EXCO and its Affiliates shall reserve and retain (and the Newcos, Operator and Midstream LLC shall assign to EXCO) all rights, titles, interests and claims against Third Parties for the recovery of EXCO’s and its Affiliates’ costs and expenses incurred prior to the Closing in defending or asserting rights in such action with respect to the Subject Interests.

11.4 Preferential Purchase Rights and Consents to Assign.

(a) Within three Business Days after the Execution Date, the Parties will jointly decide the applicability of any preferential purchase right to the transactions contemplated hereby and, EXCO, within 10 days after the date of this Agreement, shall send to the holder of each such right a notice, in material compliance with the contractual provisions applicable to such right requesting a waiver of such right. For the avoidance of doubt, if the Parties are not able to come to agreement regarding the applicability of a specific preferential purchase right to the transactions contemplated hereby, such preferential purchase right shall be considered applicable and EXCO will send a notice to the holder of such right pursuant to the terms of this Section 11.4. In addition, within three Business Days after the Execution Date, the Parties will jointly decide the applicability of any right to consent to assignment pertaining to the Subject Interests and the transactions contemplated hereby and, EXCO, within 10 days after the date of this Agreement, shall send to each holder of such an applicable consent right a notice, in material compliance with the contractual provisions applicable to such right, seeking such holder’s consent to the transactions contemplated hereby. For the avoidance of doubt, if the Parties are not able to come to agreement regarding the applicability of a specific right to consent to assignment pertaining to the Subject Interests and the transactions contemplated hereby, such consent right shall be considered applicable and EXCO will send a notice to the holder of such right pursuant to the terms of this Section 11.4. Any preferential purchase right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful closing of this Agreement pursuant to Article IX and the obligation to bear the Allocated Carry for such Subject Interest based upon the terms of the Joint Development Agreement. The consideration payable under this Agreement for any particular Subject Interest for purposes of preferential purchase right notices shall be the Allocated Value of such Subject Interest. EXCO shall use commercially reasonable efforts to cause such waivers of preferential purchase rights (or exercise thereof) and consents to assignment to be obtained and delivered prior to Closing, provided that EXCO shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required waivers and consents.

(b) If, prior to the Closing, any holder of a preferential purchase right notifies EXCO that it intends to consummate the purchase of the Subject Interest to which its preferential purchase right applies, then the Subject Interest shall be excluded from the Subject Interests to the extent of the interest affected by the preferential purchase right, such Subject Interest shall be distributed to EXCO, the Closing Cash Consideration shall be reduced by the Allocated Value of the relevant Subject Interest and the Carried Cost Obligation shall be reduced by the Allocated Carry for the relevant Subject Interest (and such Subject Interest shall be considered an Excluded Asset for purposes of the other adjustments in Section 3.3). EXCO shall be entitled to all proceeds paid by a Person exercising a preferential purchase right prior to the Closing. If such holder of such preferential purchase right thereafter fails to consummate the purchase of the Subject Interest covered by such right, then EXCO shall so notify BG, and BG shall purchase on or before 10 days following receipt of such notice, subject to BG’s satisfaction that such preferential purchase right has been waived or the time for exercising such right has expired, such Subject Interest from EXCO, under the terms of this Agreement for a price equal to the portion of the Closing Cash Consideration previously allocated to it, as adjusted pursuant to Section 3.3 and the Carried Cost Obligation shall be increased by the amount of the previous reduction for the Allocated Carry for the relevant Subject Interest.

(c) All Subject Interests for which preferential purchase rights have been waived, or as to which the period to exercise such right has expired prior to the Closing, shall be retained by Midstream LLC, the Newcos and/or the Operator, as applicable, at the Closing pursuant to the provisions of this Agreement. If, for any reason, any preferential purchase right burdening a Subject Interest is validly exercised after the Closing, BG shall cause the Newcos, and BG and EXCO shall cause Operator and Midstream LLC, to convey the relevant Subject Interest to the holder of such preferential purchase right in accordance with the terms thereof, BG shall be entitled to the proceeds paid by the holder of such preferential purchase right with respect to such Subject Interest, and the Carried Cost Obligation shall be reduced by the Allocated Carry for such Subject Interest.

(d) If (i) EXCO fails to obtain a consent set forth in Schedule 4.4, Part 2 prior to the Closing and the failure to obtain such consent would cause (A) the indirect assignment of the Subject Interest affected thereby to BG to be void or (B) the termination of a Lease under the express terms thereof or (ii) a consent requested by EXCO is denied in writing and in either case, (iii) the consent is not a consent of a Governmental Authority or a material consent required from any other Person as a condition to Closing under Section 7.6, or BG has waived in writing the requirement with respect to such consent under Section 7.6, then that portion of such Subject Interest shall be excluded from the Subject Interests to be conveyed to BG, such Subject Interest shall be distributed to EXCO, the Closing Cash Consideration shall be reduced by the Allocated Value of that portion of such Subject Interest and the Carried Cost Obligation shall be reduced by the Allocated Carry of that portion of such Subject Interest. In the event that such required consent (with respect to a Subject Interest excluded pursuant to this Section 11.4(d)) that was not obtained prior to Closing is obtained following Closing then within 10 days after such consent is obtained, BG shall cause either Newco, Operator or Midstream LLC, as applicable, to purchase such Subject Interest that was so excluded, pay to EXCO the amount by which the Closing Cash Consideration was reduced with respect to such Subject Interest or portion thereof, the Carried Cost Obligation shall be increased by the amount of the previous reduction for the Allocated Carry and EXCO shall assign to such Person such Subject Interest or portion thereof pursuant to an assignment with a special warranty of title against claims by, through or under EXCO and its Affiliates, but not otherwise.

(e) If (i) EXCO fails to obtain a consent set forth in Schedule 4.4, Part 2 prior to the Closing and the failure to obtain such consent would not cause (A) the indirect assignment of the Subject Interest affected thereby to BG to be void or (B) the termination of a Lease under the express terms thereof, and (ii) the consent is not denied in writing and (iii) the consent is not a consent of a Governmental Authority or a material consent required from any other Person as a condition to Closing under Section 7.6, or BG has waived in writing the requirement with respect to such consent under Section 7.6, then the portion of the Subject Interest subject to such failed consent shall be retained by Midstream LLC, the Newcos and/or the Operator, as applicable, at Closing as part of the Subject Interests and BG shall have no claim against, and EXCO shall have no Liability for, the failure to obtain such consent; provided that if the affected Subject Interest subject to such requirement is a Well or Lease, then BG may elect prior to Closing to treat the unsatisfied consent requirement affecting such Well or Lease as a Title Defect (provided that such Title Defect shall not be subject to the Individual Title Defect Threshold or the Title Deductible) and receive the appropriate adjustment to the Final Cash Price in accordance with Section 11.2.

ARTICLE XII

ENVIRONMENTAL MATTERS

12.1 Environmental Defects.

(a) Assertions of Environmental Defects. BG must deliver claim notices to EXCO meeting the requirements of this Section 12.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) on or before the applicable Environmental Defect Claim Date setting forth any matters which, in BG’s reasonable opinion, constitute Environmental Defects and which BG intends to assert as Environmental Defects pursuant to this Section 12.1. For all purposes of this Agreement but subject to BG’s remedy for a breach of EXCO’s representation contained in Section 4.15 and BG’s rights under Section 13.1, BG shall be deemed to have waived any Environmental Defect which BG fails to assert as an Environmental Defect by an Environmental Defect Notice received by EXCO on or before the final Environmental Defect Claim Date. Notwithstanding anything to the contrary herein, if environmental diligence conducted by BG or its designees (including AECOM or DNV) shows reasonable evidence that a material portion of the Properties upon which environmental diligence was conducted is subject to an Environmental Defect that could potentially be a systemic

Environmental Defect affecting other Properties (a “Potential Systemic Environmental Defect”), BG shall have the right, which right shall be exercised (if at all) by notice to EXCO at any time prior to the occurrence of the Post-Closing Environmental Defect Claim Date, to extend the Post-Closing Environmental Defect Claim Date by 60 days in respect of Environmental Defects asserted by BG on other Properties that are substantially similar to the Potential Systemic Environmental Defect. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Defect, (ii) a description of each Asset (or portion thereof) that is affected by the alleged Environmental Defect, (iii) supporting documents available to BG reasonably necessary for EXCO to verify the existence of the alleged Environmental Defect, and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that BG asserts is attributable to such alleged Environmental Defect. BG’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by BG in calculating the Remediation Amount, including the standards that BG asserts must be met to comply with Environmental Laws. BG shall use its good faith efforts to inform EXCO of any Environmental Defect relating to the Assets of which BG obtains knowledge prior to Closing through the environmental diligence conducted by BG or its designees (including AECOM or DNV) or otherwise. EXCO shall have the right, but not the obligation, to cure any properly claimed Pre-Closing Environmental Defect on or before Closing.

(b) EXCO’s Right to Cure. EXCO shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to (i) Closing, in the case of any Pre-Closing Environmental Defects, and (ii) the Post-Closing Environmental Defect Remedy Date, in the case of any Post-Closing Environmental Defects (the “Environmental Cure Period”), any Environmental Defects of which it has been advised by BG.

(c) Remedies for Environmental Defects.

(i) In the event that any Pre-Closing Environmental Defect timely asserted by BG in accordance with Section 12.1(a) is not waived in writing by BG or cured on or before Closing, then, subject to EXCO’s right to dispute the existence of a Environmental Defect and/or the Remediation Amount asserted with respect thereto, the Parties shall mutually elect to:

(A) subject to the Individual Environmental Threshold and the Environmental Deductible, reduce the Closing Cash Consideration by the Remediation Amount;

(B) to the extent attributable to the Subject Interests, have EXCO assume responsibility for the Remediation of such Environmental Defect and indemnify and hold harmless the BG Indemnified Parties from and against all Liabilities associated with such Environmental Defect and Remediation by an indemnity in form and substance satisfactory to BG;

(C) have the entirety of the Asset, or, at the option of BG, that portion of such Asset pertaining to the Shallow Rights, that is subject to such Environmental Defect, together with all associated Assets, distributed to, and retained by EXCO in which event the Closing Cash Consideration shall be reduced by an amount equal to the Allocated Value of the affected Subject Interest and the Carried Cost Obligation shall be reduced by an amount equal to the Allocated Carry for the affected Subject Interest; or

(D) to the extent attributable to the Subject Interests, have EXCO indemnify and hold harmless the BG Indemnified Parties from and against all Liabilities associated with such Environmental Defect by an indemnity in form and substance reasonably satisfactory to BG.

In the event the Parties do not agree in writing by Closing on an election of alternative (A), (B), (C) or (D) above with respect to any Pre-Closing Environmental Defect, they shall be deemed to have elected alternative (A), provided that if the existence of the Pre-Closing Environmental Defect or the Remediation Amount is disputed, no reduction shall be made in the Closing Cash Consideration pursuant to Section 3.3(b)(v) at Closing and instead such adjustment, if any, shall be made as part of the final settlement pursuant to Section 3.6, or if not yet then resolved, thereafter. If the Parties elect the option set forth in clause (A) above, then from and after the Closing, BG and its Affiliates (other than Midstream LLC and Operator) shall be responsible and pay for 50% of the costs and expenses attributable to the Remediation of the applicable Pre-Closing Environmental Defect (net to the interest of the EXCO Subs in the underlying properties prior to the Closing) and 50% of all Liabilities (net to the interest of the EXCO Subs in the underlying properties prior to the Closing) with respect thereto. If the Parties elect the option set forth in clause (B) above, EXCO shall implement such Remediation in a manner which is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that EXCO elects to undertake. EXCO will be deemed to have adequately completed the Remediation required in the immediately preceding sentence (1) upon receipt of a certificate or approval from the applicable Governmental Authority that the Remediation has been implemented to the extent necessary to comply with existing regulatory requirements or (2) upon receipt of a certificate from a licensed professional engineer reasonably acceptable to BG that the Remediation has been implemented to the extent necessary to comply with existing regulatory requirements.

(ii) With respect to any Post-Closing Environmental Defect that has not been waived in writing by BG, or cured on or before the Post-Closing Environmental Defect Remedy Date, subject to EXCO’s right to dispute the existence of such Environmental Defect and/or the Remediation Amount asserted with respect thereto and subject to the Individual Environmental Defect Threshold and the Environmental Deductible, the Parties shall mutually elect to:

(A) subject to the Individual Environmental Defect Threshold and the Environmental Deductible, make a payment from EXCO to BG in an amount equal to the Remediation Amount of such Environmental Defect;

(B) have the applicable Newco reassign to EXCO, with special warranty of title against claims by, through or under BG, but not otherwise, the Subject Interests, or, at the option of BG, that portion of the Subject Interests pertaining to the Shallow Rights, that are subject to such Environmental Defect, and the Operator reassign to EXCO, with special warranty of title against claims by, through or under Operator, but not otherwise, the Assets, or, at the option of BG, that portion of the Assets pertaining to the Shallow Rights, that are subject to such Environmental Defect, in each case, together with all associated Assets, and, concurrently therewith, EXCO shall pay to BG an amount equal to the Allocated Value of the applicable Subject Interests, the Carried Cost Obligation shall be reduced by an amount equal to the Allocated Carry for the applicable Subject Interests and such property and assets shall become Excluded Assets hereunder; or

(C) have EXCO indemnify BG with respect to such Environmental Defect by an indemnity in form and substance satisfactory to BG.

In the event that the Parties do not agree in writing by the Post-Closing Environmental Defect Remedy Date on an election of alternative (A), (B) or (C) above with respect to any Post-Closing Environmental Defect, they shall be deemed to have elected alternative (B); provided that if the existence of a Post-Closing Environmental Defect or the Remediation Amount asserted with respect thereto is disputed, no reassignment shall be made until the dispute is resolved pursuant to Section 12.1(f).

(d) Exclusive Remedy. Subject to BG’s remedy for a breach of EXCO’s representation contained in Section 4.15 and BG’s rights under Section 13.1, Section 12.1(c) shall be the exclusive right and remedy of BG with respect to any Environmental Defect. No matter claimed as an Environmental Defect pursuant to this Article XII may also be claimed as a breach of Section 4.15.

(e) Environmental Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Closing Cash Consideration or other remedies provided by EXCO for any individual Environmental Defect for which the Remediation Amount does not exceed $25,000 (“Individual Environmental Threshold”), and (ii) in no event shall there be any adjustments to the Closing Cash Consideration or other remedies provided by EXCO for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold pursuant to Section 12.1(c)(i)(A) or Section 12.1(c)(ii)(A) unless (A) the sum of the Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold, in the aggregate, excluding any Remediation Amounts attributable to Subject Interests that are subject to Environmental Defects which EXCO: (1) assumes pursuant to Section 12.1(C)(i)(B); (2) retains pursuant to Section 12.1(c)(i)(C); (3) is conveyed pursuant to Section 12.1(c)(ii)(B); and (4) indemnifies BG pursuant to Section 12.1(c)(i)(D) or Section 12.1(c)(ii)(C) and any Environmental Defects cured by EXCO, (B) exceeds the Environmental Deductible, after which point BG shall be entitled to adjustments to the Closing Cash Consideration only with respect to aggregate Remediation Amounts in excess of such Environmental Deductible. If the Parties elect to have any Subject Interests related to any Environmental Defect distributed to, and retained by, EXCO, then pursuant to Section 12.1(c)(i)(C), the Closing Cash Consideration shall be reduced by the Allocated Value of such retained Subject Interests, the Carried Cost Obligation shall be reduced by the Allocated Carry for such retained Subject Interests and the Remediation Amount for the Environmental Defect relating to such retained Subject Interests will not be counted towards the Environmental Deductible. The Parties agree that if the same Environmental Defect affects more than one Asset, then the Environmental Defect Amounts for each Asset affected by such Environmental Defect shall be aggregated for the purposes of determining whether the Individual Environmental Defect Threshold has been met with respect to such Environmental Defect.

(f) Environmental Dispute Resolution. EXCO and BG shall attempt to agree on all disputes (i) relating to Pre-Closing Environmental Defects, the Remediation Amounts relating thereto prior to Closing or (ii) relating to Post-Closing Environmental Defects, the Remediation Amounts relating thereto prior to the Post-Closing Title Remedy Date. If EXCO and BG are unable to agree by such date, the Environmental Defects and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1(f). There shall be a single arbitrator, who shall be an environmental attorney with at least 10 years experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Subject Interests are located, as selected by mutual agreement of BG and EXCO within 15 days after the end of the applicable Environmental Cure Period, and absent such agreement, by the Dallas office of the AAA (the “Environmental Arbitrator”). The arbitration proceeding shall be held in Dallas, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section. The Environmental Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the 5 year period preceding the arbitration or have any financial interest in the dispute. The Environmental Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award BG a greater Remediation Amount than the Remediation Amount claimed by BG in its applicable Environmental Defect Notice nor a lower Remediation Amount than the Remediation Amount proposed by EXCO in its response to such Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. EXCO and BG shall each bear its own legal fees and other costs of presenting its case. Each of EXCO and BG shall bear one-half of the costs and expenses of the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Closing Cash Consideration pursuant to Section 3.5 or Section 3.6 and the applicable Party would otherwise be entitled to an adjustment under the provisions of this Section 12.1, then within 10 days after the Environmental Arbitrator delivers written notice to BG and EXCO of his award with respect to a Remediation Amount, and subject to this Section 12.1, (i) BG shall pay to EXCO the amount, if any, so awarded by the Environmental Arbitrator to EXCO and (ii) EXCO shall pay to BG the amount, if any, so awarded by the Environmental Arbitrator to BG. Nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder and to the extent any adjustments are not agreed upon by the Parties as of the Closing, the Closing Cash Consideration shall not be adjusted therefor as of the Closing and subsequent adjustments thereto, if any, will be made pursuant to Section 3.6, Section 3.7 or this Section 12.1.

12.2 NORM, Wastes and Other Substances. BG acknowledges that the Subject Interests have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Subject Interests or associated with the Subject Interests. Equipment and sites included in the Subject Interests may contain asbestos, NORM or other Hazardous Substances.

NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Subject Interests or included in the Subject Interests may contain NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Subject Interests. This Section shall not limit BG’s remedies under the other terms of this Agreement.

ARTICLE XIII

ASSUMPTION; SURVIVAL; INDEMNIFICATION

13.1 Indemnities of EXCO. Effective as of the Closing, subject to the limitations set forth in Section 13.3 and otherwise in this Article XIII, EXCO is responsible for, shall pay on a current basis and hereby defends, indemnifies and holds harmless BG and its Affiliates (including the Newcos), Operator and Midstream LLC, and all of its and their respective equity holders, partners and members (excluding, in each case, equity holders, partners or members solely by virtue of holding publicly traded shares, units or other interests), and directors, officers, managers, employees, agents and representatives (collectively, “BG Indemnified Parties”) from and against any and all Liabilities, arising from, based upon, related to or associated with:

(a) any breach by EXCO of its representations or warranties contained in Article IV;

(b) any breach by EXCO of its covenants and agreements under this Agreement other than under Article XIV;

(c) (i) the ownership, use or operation of the Excluded Assets or any other assets distributed to, and retained by, EXCO (or its Affiliates (other than the EXCO Subs) or any Third Party) pursuant to the terms hereof, (ii) the actions, suits or proceedings, if any, set forth on Schedule 4.7, Part 1, or (iii) EXCO’s indirect undivided 50% share of the Liabilities arising from, based upon, related to or associated with the actions, suits or proceedings set forth on Schedule 4.7, Part 2 incurred from and after the Closing;

(d) any claim for personal injury or death relating to the Subject Interests and occurring prior to the Closing Date to the extent arising out of or attributable to the period of EXCO’s or its Affiliates’ (including the EXCO Subs’) ownership of the Subject Interests prior to the Closing Date;

(e) the disposal or transportation of any Hazardous Substances from Subject Interests operated by any EXCO Sub attributable to the period of EXCO’s or its Affiliates’ ownership of the Subject Interests and prior to Closing, to any location not on the Assets or lands pooled or unitized therewith in violation of any Environmental Law;

(f) any payments for royalties or overriding royalties attributable to sales of Hydrocarbons produced from the Subject Interests prior to the Effective Time;

(g) any Liability of any EXCO Sub for gross negligence or willful misconduct solely in connection with its operation, prior to the Closing, of any of the Subject Interests in its capacity as operator thereof (and not as a joint tenant is the properties comprising the Subject Interests);

(h) any ERISA Liability, Income Tax Liability or Franchise Tax Liability (in each case) attributable to the period on or prior to the Closing;

(i) any Hedge Contract; or

(j) attributable to wells on the Properties that were permanently abandoned prior to the Effective Time.

13.2 Indemnities of BG. Effective as of the Closing, BG and its successors and assigns shall assume, be responsible for, shall pay on a current basis and hereby defends, indemnifies, holds harmless and forever releases EXCO and its Affiliates, and all of their respective equity holders, partners and members (excluding, in each case, equity holders, partners or members solely by virtue of holding publicly traded shares, units or other interests), and directors, officers, managers, employees, agents and representatives (collectively, “EXCO Indemnified Parties”) from and against any and all Liabilities arising from, based upon, related to or associated with:

(a) any breach by BG of its representations or warranties contained in Article V;

(b) any breach by BG of its covenants and agreements under this Agreement other than under Article XIV; and

(c) BG’s indirect undivided 50% share of the fees of attorneys, experts, consultants, accountants and other professional representatives and court costs arising from, based upon, related to or associated with the actions, suits or proceedings set forth on Schedule 4.7, Part 2 incurred from and after the Closing;

but excepting (in each case) Liabilities against which EXCO is required to indemnify BG under Section 13.1 at the time that the Claim Notice is presented by the EXCO Indemnified Party to BG.

13.3 Limitation on Liability.

(a) EXCO shall not have any liability for any indemnification under this Agreement unless (i) the individual amount of any Liability for which a Claim Notice is delivered by BG to EXCO under this Article XIII and for which EXCO is liable exceeds $25,000, and (ii) the aggregate amount of all Liabilities for which EXCO is liable under this Agreement after the application of the provisions of clause (i) above exceeds $14,250,000 and then only to the extent such damages or costs exceed $14,250,000; provided that EXCO’s indemnities under Sections 13.1(c) through (j), EXCO’s indemnities in Section 13.1(b) for breaches of Articles II, III, IX, XI, XII and XV and Sections 6.1, 6.2 ,6.10, 6.12 and 6.15, EXCO’s indemnities under Section 13.1(a) for breaches of representations in Sections 4.1, 4.2, 4.26 and 4.30, shall not be limited by this Section 13.3(a). For purposes of determining whether there has been a breach of any of EXCO’s representations and warranties for which BG is entitled to indemnification under Section 13.1(a), any dollar or materiality qualifiers in EXCO’s representations or warranties (except for EXCO’s representations and warranties under Section 4.8(a)) shall be disregarded.

(b) Notwithstanding anything to the contrary contained in this Agreement, EXCO shall not be required to indemnify BG for aggregate Liabilities under Sections 13.1(a) and 13.1(b) in excess of $332,500,000, provided that EXCO’s indemnities in Section 13.1(b) for breaches of Articles II, III, IX and XV and Sections 6.1, 6.2, 6.10, 6.12 and 6.15, and EXCO’s indemnities under Section 13.1(a) for breaches of representations in Sections 4.1, 4.2, 4.26 and 4.30, shall not be limited by this Section 13.3(b).

(c) The amount of Liability for which an Indemnified Party is entitled to indemnity under this Article XIII shall be reduced by the amount of insurance proceeds realized by the Indemnified Party or its Affiliates with respect to such Liability (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates).

13.4 Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 10.1(c), THE INDEMNIFICATION, RELEASE, WAIVER AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BG AND EXCO ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

13.5 Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Sections 10.1(c), 13.1 and 13.2 contains the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Article IV, Article V and Article VI and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Section 9.3(i) or 9.3(j), as applicable. Except for (a) the remedies contained in this Article XIII, (b) any other remedies available to the Parties at Law or in equity for breaches of provisions of this Agreement other than Article IV, Article V and Article VI and (c) the remedies available at Law or in equity in connection with any other document delivered by a Party in connection with the consummation of the transactions contemplated hereby (other than the certificates delivered by the Parties pursuant to Sections 9.3(i) or 9.3(j)), from and after Closing, EXCO and BG each releases, remises and forever discharges the other and its Affiliates and Operator and Midstream LLC and all such Persons’ equity holders, partners, members, officers, directors, employees, agents, advisors and representatives from any and all Liabilities in Law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of this Agreement or the consummation of the transactions contemplated hereby. Except for the remedies contained in (i) Sections 10.1(c), 13.1 and 13.2, (ii) any other remedies available at Law or in equity for breaches of the provisions of this Agreement other than Article IV, Article V and Article VI and (iii) the remedies available at Law or in equity in connection with any other document delivered by a Party in connection with the transactions contemplated hereby or the Assignment, Joint Development Agreement or Joint Development Operating Agreement, but excluding the certificates delivered by the Parties pursuant to Sections 9.3(i) or 9.3(j), effective as of Closing, each Party, on its own behalf and on behalf of its Affiliates, hereby releases, remises and forever discharges the other Party and its Affiliates and Operator and Midstream LLC and all such Persons’ equity holders, partners, members, directors, officers, employees, agents and representatives from any and all Liabilities in Law or in equity, known or unknown, which such Persons might now or subsequently may have, based on, relating to or arising out of the ownership, use or operation of the Subject Interests prior to the Closing, or the condition, quality, status or nature of the Subject Interests prior to the Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, and rights under insurance maintained by either Party or any of its Affiliates.

13.6 Indemnification Procedures. All claims for indemnification under Sections 10.1(c), 13.1 and 13.2 shall be asserted and resolved as follows:

(a) For purposes of this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party having an obligation to indemnify another Party or Person(s) with respect to such Liabilities pursuant to this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party or Person(s) having the right to be indemnified with respect to such Liabilities by a Party pursuant to this Article XIII.

(b) To make claim for indemnification under Sections 10.1(c), 13.1 or 13.2, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 13.6, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 13.6 shall not relieve the Indemnifying Party of its obligations under Sections 10.1(c), 13.1 or 13.2 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its obligation to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30 day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its obligation to indemnify a Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 13.6(d) (provided, however, that the Indemnified Party shall not be required to bring any counterclaim or cross-complaint against any Person). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not result in a final resolution of the Indemnified Party’s Liability in respect of such Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Party from all Liability in respect of such Claim) or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Party does not admit its obligation to indemnify and bear all expenses associated with a Claim or admits its obligation to indemnify and bear all expenses associated with a Claim but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its obligation to indemnify and bear all expenses associated with a Claim and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its obligation to indemnify and bear all expenses associated with a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 days following receipt of such notice to (i) admit in writing its obligation to indemnify and bear all expenses associated with a Claim and (ii) if such obligation is so admitted, reject, in its reasonable judgment, the proposed settlement. If the Indemnified Person settles any Claim without the written consent of the Indemnifying Party after the Indemnifying Party has timely admitted its obligation in writing and assumed the defense of a Claim, the Indemnified Party shall be deemed to have waived any right to indemnity therefor.

(f) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its obligation to indemnify for and bear all expenses associated with such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

13.7 Survival.

(a) The representations and warranties of the Parties in Articles IV and V (other than the representations and warranties in Sections 4.1, 4.2, 4.6, 4.16, 4.17, 4.20(a), 4.26, 5.7, 5.8 and 5.9) and the covenants and agreements of the Parties in Sections 6.1, 6.3, 6.4 and 9.4 shall survive the Closing for a period of 18 months. The representations and warranties of EXCO in Sections 4.6 and 4.16 shall survive the Closing for the applicable statute of limitations. Subject to the foregoing and as set forth in Section 13.7(b), the remainder of this Agreement (including, without limitation, Sections 4.1, 4.2, 4.17, 4.20(a), 4.26, 5.7, 5.8 and 5.9) shall survive the Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b) The indemnities in Sections 13.1(a), 13.1(b), 13.2(a) and 13.2(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification. EXCO’s indemnities set forth in Sections 13.1(d) and 13.1(f) shall survive the Closing for a period of 18 months. EXCO’s indemnities set forth in Sections 13.1(c), 13.1(e), 13.1(g), 13.1(h), 13.1(i) and 13.1(j), and BG’s indemnities set forth in Section 13.2(c) shall survive the Closing without time limit. Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant the indemnities in Sections 13.1(a) through 13.1(j) or Section 13.2(a) through 13.2(c) prior to the date of termination for such indemnity.

13.8 Non-Compensatory Damages. None of the BG Indemnified Parties nor EXCO Indemnified Parties shall be entitled to recover from EXCO or BG, or their respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, BG, on behalf of each of the BG Indemnified Parties, and EXCO, on behalf of each of EXCO Indemnified Parties, waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement or the transactions contemplated hereby. This section shall not restrict any Party’s right to obtain specific performance or other equitable remedies by way of injunction pursuant to Section 14.2.

13.9 Cooperation by BG Concerning Retained Litigation. BG agrees to use reasonable efforts to cooperate with EXCO in connection with EXCO’s defense and other actions relating to or arising out of the litigation and claims set forth on Schedule 4.7, Part 1 and Schedule 4.7, Part 2 (provided, however, that BG shall not be required to bring any claim, counterclaim or cross-complaint against any Person).

13.10 Exclusion of Certain Matters. Notwithstanding anything to the contrary elsewhere in this Agreement, (a) claims for Title Defects asserted under Article XI and Environmental Defects asserted under Article XII shall be handled exclusively under those Articles and Article III and shall not be subject to this Article XIII and (b) claims with respect to the termination of this Agreement prior to Closing shall be handled exclusively under Section 3.2 and Article XIV and shall not be subject to this Article XIII (other than Section 13.8 which shall apply in all respects).

ARTICLE XIV

TERMINATION, DEFAULT AND REMEDIES

14.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time at or prior to Closing:

(a) by EXCO or BG if the Closing shall not have occurred on or before July 1, 2010 (the “Termination Date”);

(b) by EXCO or BG upon mutual written consent; or

(c) by EXCO, if EXCO, BG and Escrow Agent have entered into the Escrow Agreement but BG fails to deposit the Deposit with the Escrow Agent by the Deposit Date pursuant to Section 3.2;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to Section 14.1(a) above if such Party or its Affiliates willfully failed to perform or observe in any material respect its covenants and agreements hereunder.

14.2 Failure to Close and Remedies. Without prejudice to other rights and remedies that may be available to the non-breaching Party, the Parties agree that in the event Closing does not occur by the Termination Date as a result of the willful breach by a Party of any of its covenants or agreements hereunder in any material respect, the other Party shall be entitled, at its option, in lieu of terminating this Agreement, to enforce specific performance and other equitable remedies by way of injunction. Each Party agrees to waive any requirement for the posting of a bond in connection with any such equitable relief in favor of the other Party.

14.3 Effect of Termination. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1 hereof, then, except for the provisions of Sections 1.1, 1.2, 3.2, 4.17, 5.9, 10.1(c), 10.1(e), 10.2, 10.3, 13.8, this Section 14.3, 14.4 and Article XV (other than Sections 15.2(b), 15.2(c), 15.3, 15.7, 15.9, and 15.10), this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder except and to the extent such termination results from the willful breach by a Party of any of its covenants or agreements hereunder; provided that if EXCO is entitled to retain the Deposit as liquidated damages pursuant to Section 3.2, and elects to retain the Deposit pursuant to Section 3.2, then such retention shall constitute full and complete satisfaction of any and all damages and remedies EXCO may have against BG under this Agreement for claims and actions arising at or prior to the termination of this Agreement except for EXCO’s remedies under Sections 5.9, 10.1(c), 10.1(e), 10.2 and 14.4; and provided further that, except as stated above, in the case of willful breach by either Party, the other Party shall be entitled to all remedies available at Law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such Party may be entitled.

14.4 Return of Documentation and Confidentiality. Upon termination of this Agreement, BG shall destroy or return to EXCO all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by EXCO to BG or prepared by or on behalf of BG in connection with its due diligence investigation of the Subject Interests and an officer of BG shall certify as to the return or destruction of such material to EXCO in writing, provided that BG shall be entitled to retain in its corporate records a copy of board papers, reports to management and other documentation prepared in connection with its decision to enter into the transaction, the conduct thereof and the termination thereof, so long as it maintains the confidentiality thereof in accordance with the Confidentiality Agreement.

ARTICLE XV

MISCELLANEOUS

15.1 Exhibits, Schedules and Appendices. All of the Exhibits, Schedules and Appendices referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party and its counsel have received a complete set of Exhibits, Schedules and Appendices prior to and as of the execution of this Agreement.

15.2 Expenses and Taxes.

(a) Except as otherwise specifically provided, all fees, costs and expenses incurred by BG or EXCO in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

(b) All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to evidence title to the Assets in a Reorganized Entity shall be allocated to such Reorganized Entity and borne by BG or EXCO, as applicable, in proportion to their ownership interests in such Reorganized Entity after completing the transactions described in this Agreement. EXCO shall assume responsibility for, and shall bear and pay, all federal income Taxes, state income Taxes, and other similar Taxes (including any applicable interest or penalties) incurred or imposed (i) with respect to the transactions described in this Agreement and (ii) with respect to the EXCO Subs, for all periods (or portions thereof) ending on or prior to the Closing Date. BG shall assume responsibility for, and shall bear and pay, all state sales and use Taxes (including any applicable interest or penalties) incurred or imposed with respect to the transfer of Assets to a Reorganized Entity to the extent of its ownership interests in such Reorganized Entity after completing the transactions described in this Agreement. EXCO shall assume responsibility for, and shall bear and pay, all Asset Taxes assessed with respect to the ownership and operation of the Subject Interests for (A) any period ending prior to the Effective Time and (B) any Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending immediately prior to the Effective Time and the denominator of which is the number of days in the entire Straddle Period. All Asset Taxes with respect to the ownership or operation of the Subject Interests arising on or after the Effective Time (including all Straddle Period Taxes not apportioned to EXCO in the preceding sentence)

shall be allocated to and borne by BG and EXCO in accordance with their proportionate direct and indirect ownership of the Assets as determined after the transactions contemplated by this Agreement have been completed. Upon determination of the actual amount of Asset Taxes, EXCO shall pay to BG to the extent not taken into account in the Final Settlement Statement any additional amount necessary to equal EXCO’s share of the Asset Taxes.

(c) EXCO shall prepare and timely file any Tax returns of EXCO PA and EXCO WV that are required to be filed for any period that ends on or before the Closing Date and shall pay any Taxes required to be paid with respect to such Tax Returns. In addition, EXCO shall timely file any return with respect to Asset Taxes due after the Effective Time and on or before the Closing Date (a “Pre-Closing Asset Tax Return”) and shall pay any Asset Taxes shown due and owing on such Pre-Closing Asset Tax Return, subject to EXCO’s right of reimbursement for any Asset Taxes for which BG is responsible under Section 15.2(b). Within 15 days prior to filing, EXCO shall deliver to BG a draft of any such Pre-Closing Asset Tax Return for BG’s review and approval (which approval will not be unreasonably withheld or delayed).

15.3 Tax Treatment.

(a) The Parties intend and expect that the transactions contemplated by this Agreement and the Joint Development Agreement, taken together, will be treated, for purposes of federal income taxation and for purposes of certain state income Tax laws that incorporate or follow federal income Tax principles, as resulting in (a) the sale to BG by EXCO of 50% of the outstanding membership interests in Operator and Midstream LLC, which, under Rev. Rul 99-5, 1999-1 C.B. 434, is treated for federal tax purposes as a sale by EXCO of an undivided 50% interest in the assets of Operator and Midstream LLC, followed by the contribution by each of EXCO and BG of undivided 50% interests in such assets to newly formed partnerships corresponding in legal form to Operator and Midstream LLC; (b) the creation of a partnership (the “Tax Partnership”) in which the Reorganized Subs, Newcos and Operator are treated as partners, with the Tax Partnership being treated for Tax purposes as holding the Non-Operating Assets and engaging in all activities of the Parties with respect to the Non-Operating Assets and other similar interests in oil and gas properties that may be acquired by the Parties pursuant to the Joint Development Agreement, (c) a contribution to the Tax Partnership by EXCO of 99.5% of the Non-Operating Assets and a commitment to fund the costs allocable to it under the Joint Development Agreement in exchange for a 49.75% interest therein; (d) a contribution to the Tax Partnership by Operator of 0.5% of the Non-Operating Assets and a commitment to fund the costs allocable to it under the Joint Development Agreement in exchange for a 0.5% interest therein; (e) a contribution to the Tax Partnership of the Newco Consideration, as adjusted, and a commitment to fund the costs allocable to it under the Joint Development Agreement to the Tax Partnership by BG in exchange for a 49.75% interest therein; (f) a distribution to EXCO of the Newco Consideration, as adjusted (i) as a reimbursement of EXCO’s “preformation expenditures” with respect to the Non-Operating Assets referred to in clause (c) above, as such term is used in Treasury Regulations Section 1.707-4(d), to the extent applicable, and (ii) in a transaction subject to treatment under Section 707(a) of the Code and its implementing Treasury Regulations as in part a sale, and in part a contribution, of such Non-Operating Assets to the Tax Partnership to the extent Treasury Regulations Section 1.707-4(d) is inapplicable; and (g) the realization by the Tax Partnership of all items of income or gain and the incurrence by the Tax

Partnership of all items of costs or expenses attributable to the ownership, operation or disposition of the Non-Operating Assets and other similar interests in oil and gas properties that may be acquired by the Parties pursuant to the Joint Development Agreement, notwithstanding that such items are realized, paid or incurred by the Parties individually, all as set forth in the Tax Partnership Agreement attached as Exhibit “G” to the Joint Development Agreement.

(b) The Parties further intend and expect that the Tax Partnership Agreement will use the remedial allocation method under Treasury Regulations Section 1.704-3(d) in order to enable BG to realize tax benefits in the same amount and at the same rate and character as if BG had purchased its share of Tax Partnership’s assets as an outright asset purchase outside of a tax partnership arrangement.

15.4 Allocation of Consideration for Tax Purposes. EXCO and BG agree that the Closing Cash Consideration, as adjusted, shall be allocated among the Transaction Components, and within each Transaction Component to the costs covered thereby that are treated for federal Tax purposed, in whole or in part, as being the subject of a sale transaction (collectively, the “Allocable Amounts”). The initial draft of such allocations shall be prepared in a manner consistent with the Allocated Values by EXCO and shall be provided to BG concurrently with the delivery of the Final Settlement Statement. EXCO and BG shall then cooperate to prepare a final schedule of the Allocable Amounts, which shall also be materially consistent with the Allocated Values (as adjusted, the “Allocation Schedule”). The Allocation Schedule shall be updated to reflect any adjustments to Allocable Amounts. The allocation of the Allocable Amounts shall be reflected on completed Internal Revenue Service Forms 8594 (Asset Acquisition Statement under Section 1060), which Forms will be timely filed separately by EXCO and BG (and/or the Tax Partnership, as appropriate) with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code. Each Party agrees not to (and to cause the Tax Partnership not to) take any position inconsistent with the allocations set forth in the Allocation Schedule unless required by applicable Law or with the consent of the other Party. The Parties further agree that the allocations set forth on the Allocation Schedule will represent reasonable estimates of the fair market values of the assets described therein. In the event that EXCO and BG cannot agree on a mutually satisfactory Allocation Schedule within 30 days of the finalization of the Final Settlement Statement pursuant to Section 3.6, such dispute shall be resolved in a manner similar to that described in Section 3.7.

15.5 Assignment. This Agreement may not be assigned by any Party, in whole or in part, without the prior written consent of the other Parties, provided that BG shall be entitled to assign its rights and delegate performance of its obligations to another direct or indirect wholly-owned Affiliate of BG’s ultimate parent company by written notice to EXCO at least 5 Business Days prior to Closing. No assignment hereunder by any Party shall relieve such Party or its guarantor, if any, of any obligations and responsibilities hereunder or under any related guaranty.

15.6 Preparation of Agreement. Both EXCO and BG and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.7 Publicity. Until after Closing, without reasonable prior notice to the other Party, no Party will issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement and the transactions contemplated hereby, except where such release or statement is deemed in good faith by the releasing Party to be required by Law or under the rules and regulations of a national stock exchange on which the shares of such Party or any of its Affiliates are listed. In each case to which such exception applies, prior to making such press release or public statement, the releasing Party will provide a copy of such press release or public statement to the other Party.

15.8 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by telex or facsimile transmission (provided any such telex or facsimile transmission is confirmed either orally or by written confirmation), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to EXCO:

EXCO Holding (PA), Inc.

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

Attention: Rick Hodges, Vice President of Land

Telephone: (214) 368-2084

Fax: (214) 706-3424

With a copy to:

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

Attention: William L. Boeing, Vice President, General Counsel, and Secretary

Telephone: (214) 368-2084

Fax: (214) 706-3409

With a copy to:

Vinson & Elkins L.L.P.

2500 First City Tower

1001 Fannin Street

Houston, Texas 77002-6760

Attention: Stephen C. Szalkowski

Telephone: (713) 758-2312

Fax: (713) 615-5084

If to BG:

BG US Production Company, LLC

5444 Westheimer, Suite 1200

Houston, Texas 77056

Attention: Jon Harris, Asset General Manager

Telephone: (713) 599-4000

Fax: (713) 599-4002

With a copy to:

BG North America, LLC

5444 Westheimer, Suite 1775

Houston, Texas 77056

Attention: Chris Migura

Telephone: (713) 599-3826

Fax: (713) 403-3781

With a copy to:

Morgan Lewis & Bockius LLP

1000 Louisiana, Suite 4200

Houston, Texas 77002

Attention: David F. Asmus

Telephone: (713) 890-5718

Fax: (713) 890-5001

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be. The Parties may change the address, telephone numbers and facsimile numbers to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 15.8.

15.9 Further Cooperation. After the Closing, BG and EXCO shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to convey and deliver the Subject Interests to BG, to perfect BG’s title thereto, to accomplish the orderly transfer of the Subject Interests to BG in the manner contemplated by this Agreement, to effectuate the Reorganization in the manner contemplated in the Reorganization Plan of Merger (including transferring to the applicable Person interests in any Assets inadvertently omitted or transferred incorrectly during such Reorganization as may be required) and to accomplish the transactions contemplated by this Agreement. If any Party receives monies belonging to the other Party, such amount shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received by a Party, which is partially an obligation of both EXCO and BG, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee. Prior to Closing, EXCO shall use its commercially reasonable efforts to obtain all consents burdening EXCO or the Subject Interests that are required to permit the assignment of the Subject Interests by EXCO to BG and the consummation by EXCO of the transactions contemplated hereby; provided, however, EXCO shall not be required to incur any Liability or pay any money in order to be in compliance with the foregoing covenant.

15.10 Filings, Notices and Certain Governmental Approvals. Promptly after Closing the Parties shall jointly (a) pursue obtaining all Customary Post-Closing Consents from all applicable Governmental Authorities and all other consents and approvals that may be reasonably required in connection with the in connection with the transactions contemplated hereby, that shall not have been obtained prior to Closing, (b) file any documents necessary to change the name of the Operator to “EXCO Resources (PA), LLC”, (c) pursue filing with all applicable Governmental Authorities the Reorganization Certificate of Merger as necessary in order to obtain all Permits necessary for the continued operation of the Operating Assets and the Non-Operating Assets and (d) file the Reorganization Certificate of Merger and any other certificate required by any Governmental Authority in connection with the Reorganization in all counties where the Assets are located. All costs of the foregoing shall be borne in equal shares by the Parties.

15.11 Entire Agreement; Conflicts. THIS AGREEMENT, THE EXHIBITS HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG EXCO AND BG PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NEITHER EXCO NOR BG SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.11.

15.12 Parties in Interest. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties, or their respective related Indemnified Parties hereunder any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

15.13 Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties against whom enforcement is sought.

15.14 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of EXCO or BG, or their respective officers, employees, agents, or representatives, nor any failure by EXCO or BG to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of EXCO and BG under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

15.15 Governing Law; Jurisdiction; Venue; Jury Waiver. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. SUBJECT TO SECTION 15.16, ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY DISPUTE. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

15.16 Arbitration.

(a) Except for matters that are subject to the dispute resolution procedures set forth in Sections 3.7, 11.2(j) and 12.1(f) and for the matters set forth in Section 10.2, any Dispute among the Parties shall be resolved through final and binding arbitration.

(b) The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the AAA in effect at the time the arbitration of the Dispute is initiated (the “AAA Rules”).

(c) The arbitration shall be conducted by 3 arbitrators and conducted in Dallas, Texas. Within 30 days of either Party providing notice to the other Party of a Dispute, each of BG and EXCO shall appoint one arbitrator, and the 2 arbitrators so appointed shall select the third and presiding arbitrator within 30 days following appointment of the second party-appointed arbitrator. If either Party fails to appoint an arbitrator within the permitted time period or if the Party-appointed arbitrators fail to appoint the presiding arbitrator within the permitted time period, then the missing arbitrator(s) shall be selected by the AAA as appointing authority in accordance with the AAA Rules. Any arbitrator appointed by the Party-appointed arbitrators or the AAA shall be a member of the Large, Complex Commercial Case Panel of the AAA or a member of the Center of Public Resources Panel of Distinguished Neutrals. All arbitrators shall be and remain at all times independent and impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the Parties concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, when applicable. All arbitrators shall be qualified by education, training, or experience to resolve the Dispute. No arbitrator shall have been an employee or consultant to any Party or any of its Affiliates within the 5 year period preceding the arbitration, or have any financial interest in the Dispute.

(d) All decisions of the arbitral tribunal shall be made by majority vote. The award of the arbitral tribunal shall be final and binding, subject only to grounds and procedures for vacating or modifying the award under the Federal Arbitration Act. Judgment on the award may be entered and enforced by any court of competent jurisdiction hereunder.

(e) Notwithstanding the agreement to arbitrate Disputes in this Section 15.16, any Party may apply to a court for interim measures pending appointment of the arbitration tribunal, including injunction, attachment, and conservation orders. The Parties agree that seeking and obtaining such court-ordered interim measures shall not waive the right to arbitration. Additionally, the arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments, and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone or video conference, or by other means that permit the Parties to present evidence and arguments. The arbitrators may require any Party to provide appropriate security in connection with such measures.

(f) The arbitral tribunal is authorized to award costs, attorneys’ fees, and expert witness fees and to allocate them among the Parties. The award may include interest, at a rate equal to the one month London Inter-Bank Offer Rate for U.S. dollar deposits (as published in the Wall Street Journal) plus an additional 2.5 percentage points (or, if such rate is contrary to any applicable usury Law, the maximum rate permitted by such applicable Law), from the date of any default, breach, or other accrual of a claim until the arbitral award is paid in full. The arbitrators may not award indirect, consequential, special or punitive damages. Unless otherwise directed by the arbitral tribunal, each Party shall pay its own expenses in connection with the arbitration.

(g) All negotiations, mediation, arbitration, and expert determinations relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their respective Affiliates and each of their respective employees, officers, directors, counsel, consultants, and expert witnesses, except to the extent necessary to enforce any settlement agreement, arbitration award, or expert determination, to enforce other rights of a Party, as required by law or regulation, or for a bona fide business purpose, such as disclosure to accountants, shareholders, or third-party purchasers; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination, or award.

(h) Any papers, notices, or process necessary or proper for an arbitration hereunder, or any court action in connection with an arbitration or an award, may be served on a Party in the manner set forth in Section 15.8.

15.17 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.18 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission shall be deemed an original signature hereto.

[THE NEXT SUCCEEDING PAGE IS THE EXECUTION PAGE]

IN WITNESS WHEREOF, EXCO and BG have executed this Agreement on the date first above written.

EXCO:

EXCO HOLDING (PA), INC.

By:	/s/ WILLIAM L. BOEING
Name:	William L. Boeing
Title:	Vice President and Secretary

BG:

BG US PRODUCTION COMPANY, LLC

By:	/s/ JON HARRIS
Name:	Jon Harris
Title:	Vice President

APPENDIX I

Definitions

“AAA” shall have the meaning set forth in Section 3.7.

“AAA Rules” shall have the meaning set forth in Section 15.16(b).

“Accounting Arbitrator” shall have the meaning set forth in Section 3.7.

“Additional Interests” shall have the meaning set forth in Section 6.7.

“Adjusted Closing Cash Consideration” shall have the meaning set forth in Section 3.3.

“AECOM” shall mean AECOM Technology Corporation and its Affiliates.

“AFE” shall have the meaning set forth in Section 4.14.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For avoidance of doubt, prior to Closing the Reorganized Entities and EXCO XA shall be considered Affiliates of EXCO and, after Closing: (a) the Newcos shall be considered Affiliates of BG, (b) the Reorganized Subs and EXCO XA shall be considered Affiliates of EXCO and (c) Midstream LLC and the Operator shall be considered Affiliates of each of EXCO and BG.

“Agreement” shall have the meaning set forth in the first paragraph herein.

“Allocable Amounts” shall have the meaning set forth in Section 15.4.

“Allocated Carry” shall mean with respect to any Lease entitling EXCO to the Net Acres set forth on Exhibit A-1, the Allocated Carry, if any, set forth for such Lease on Exhibit A-1.

“Allocated Value” shall, with respect to any Subject Interest, have the meaning set forth in Section 3.9.

“Allocation Schedule” shall have the meaning set forth in Section 15.4.

“AMI Area” shall mean the States of New York, Pennsylvania and West Virginia, provided that the AMI Area shall not include any Lease or other property that is an Excluded Asset.

“AMI Rights” shall mean those rights described in Sections 9.1 and 9.2 of the Joint Development Agreement.

“Ancillary Agreements” shall mean the Midstream LLC Agreement and any other documents delivered pursuant thereto.

“Appalachian Area” shall mean the lands (and subsurface) included in the States of Kentucky, New York, Ohio, Pennsylvania, Tennessee, Virginia and West Virginia, provided that the Appalachian Area shall not include any Lease or other property that is an Excluded Asset.

“Applicable Contracts” shall mean all Contracts to which any EXCO Sub is a party or in which it otherwise holds an interest that will be binding on Midstream LLC, any of the Newcos or the Operator after the Effective Time, including, without limitation, farmin and farmout agreements; bottomhole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; crossing agreements and other similar contracts and agreements.

“Applicable Operating Agreement” shall have the meaning set forth in the Joint Development Agreement.

“Area A” shall have the meaning set forth in Exhibit A-1.

“Area B” shall have the meaning set forth in Exhibit A-1.

“Area C” shall have the meaning set forth in Exhibit A-1.

“Asset Taxes” shall mean ad valorem, property, excise, severance, production or similar Taxes (including any interest, fine, penalty or additions to Tax imposed by a Governmental Authority in connection with such Taxes) based upon operation or ownership of the Assets or the production of Hydrocarbons therefrom but excluding, for the avoidance of doubt, income, capital gains or franchise Taxes.

“Assets” shall mean collectively the Gathering Assets, Operating Assets and the Non-Operating Assets.

“Assignment” shall mean the Assignment of Membership Interests from EXCO to BG, pertaining to the Subject Membership Interests, substantially in the form attached to this Agreement as Exhibit C.

“BG” shall have the meaning set forth in the first paragraph herein.

“BG Debt Instrument” shall mean (a) any agreement for borrowed money of BG or BG Parent and (b) any guarantee by BG or BG Parent of another Person’s payment obligations.

“BG Indemnified Parties” shall have the meaning set forth in Section 13.1.

“BG Parent” shall mean BG Energy Holdings Limited.

“BG Parent Guaranty” shall mean the Guaranty made by BG Parent in favor of EXCO dated as of the date hereof.

“BG’s Representatives” shall have the meaning set forth in Section 10.1(a).

“Black Bear” shall mean Black Bear Gathering, LLC, a Delaware limited liability company.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business, provided that if Business Days are used to calculate periods in which a Party must make a payment hereunder, “Business Day” shall mean any day, other than Saturday or Sunday, on which banking institutions in Dallas, Texas and London, England are generally open for business.

“Calendar Month” shall mean any of the months of the Gregorian calendar.

“Carried Cost Obligation” shall have the meaning given such term in the Joint Development Agreement.

“Claim” shall have the meaning set forth in Section 13.6(b).

“Claim Notice” shall have the meaning set forth in Section 13.6(b).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Cash Consideration” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement between BG and EXCO Parent dated July 17, 2009.

“Contract” shall mean any written or oral contract, agreement, agreement regarding indebtedness, lease, mortgage, license agreement, purchase order, commitment, letter of credit or any other legally binding arrangement, excluding, however, any Lease, easement, right-of-way, permit or other instrument (other than acquisition or similar sales or purchase agreements) creating or evidencing an interest in the Subject Interests that constitute real or immovable property.

“Control” and its derivatives shall mean, with respect to any Person, the possession, directly or indirectly, of the power to exercise or determine the voting of more than 50% of the voting shares in a corporation, and in the case of any other type of entity, the right to exercise or determine the voting of more than 50% of the equity interests having voting rights, or otherwise to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Customary Post Closing Consents” shall mean the consents and approvals from Governmental Authorities for the indirect assignment of the Subject Interests to BG that are customarily obtained after transactions similar to the transactions covered hereby.

“Debt Instrument” shall have the meaning set forth in Section 4.8(a)(iv).

“Deep Rights” shall mean (a) with respect to the Commonwealth of Pennsylvania, those subsurface depths that are below the base of (but excluding) the Haskill Sandstone Formation (Base of Elk Sequence) formation at a measured depth of 2,758’, as identified by the Litho Density Compensated Neutron Array Induction Temperature Log dated June 7, 2005 of the Seneca Resources operated Fee PGS SGL No. 44 (API 37-047-23649) located in Elk County, Pennsylvania, (b) with respect to the State of West Virginia, those subsurface depths that are below the base of (but excluding) the Brallier Formation (Base of Elk Sequence) formation at a measured depth of 6,612’, as identified by the Litho Density Compensated Neutron Array Induction Temperature Log dated October 8, 2008 of the EXCO – North Coast Energy, Inc. operated Wentz 4HS (API 47-001-02982) located in Barbour County, West Virginia, and (c) with respect to the State of New York, those subsurface depths that are below the base of (but excluding) the Genesee Formation at a measured depth of 2,548’, as identified by the Density/Neutron, Gamma/Temperature Log dated May 6, 2005 of the Fortuna Energy, Inc. operated Cotton-Hanlon #1 well (API 31-107-23185) located in Tioga County, New York, recognizing that actual depths will vary across the AMI Area.

“Defensible Title” shall mean such title of the EXCO Subs with respect to the Subject Interests that:

(a) with respect to each Warranty Well shown in Exhibit B (but limited to any currently producing intervals and, with respect to any Future Well, if set forth in Exhibit B, the specified formation or reservoir set forth in such Exhibit), entitles such Persons to receive not less than the Net Revenue Interest shown in Exhibit B for such Warranty Well throughout the duration of the productive life of such Warranty Well, except for (i) decreases in connection with those operations proposed from and after the date of this Agreement in which such Persons may elect to be a non-consenting co-owner to the extent permitted pursuant to Section 6.1, (ii) decreases resulting from the establishment or amendment from and after the date of this Agreement of pools or units, (iii) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise stated in Exhibit B;

(b) with respect to each Warranty Well shown in Exhibit B (but limited to any currently producing intervals and, with respect to any Future Well, if set forth in Exhibit B, the specified formation or reservoir set forth in such Exhibit) obligates such Persons to bear a Working Interest for such Warranty Well not greater than the Working Interest shown in Exhibit B for such Warranty Well without increase throughout the productive life of such Warranty Well, except (i) increases resulting from contribution requirements with respect to defaults by co-owners from and after the date hereof under applicable operating agreements, (ii) increases to the extent that they are accompanied by a proportionate increase in such Persons’ Net Revenue Interest, and (iii) as otherwise stated in Exhibit B, as applicable;

(c) with respect to each Lease entitles such Persons to the Net Acres set forth in Exhibit A with respect to such Lease and is subject to only those royalties, overriding royalties and other burdens on production set forth for such Lease in Exhibit A; and

(d) is free and clear of all Encumbrances, other than Permitted Encumbrances.

“Deferred Interests” means all additional Leases in the AMI Area acquired by the EXCO Subs between (and including) the day that is nine (9) Business Days prior to Closing and the Closing.

“Deposit” shall have the meaning set forth in Section 3.2(a).

“Deposit Date” shall have the meaning set forth in Section 3.2(a).

“Development Plans and Budgets” shall mean the 2010 Annual Work Program and Budget and the initial Development Plan (as such terms are used in the Joint Development Agreement).

“Dispute” shall mean any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) arising out of, relating to or connected with this Agreement, or the transactions contemplated hereby, including but not limited to any dispute, controversy or claim concerning the existence, validity, interpretation, performance, breach or termination of this Agreement or the relationship of the Parties arising out of this Agreement or the transactions contemplated hereby.

“Dispute Notice” shall have the meaning set forth in Section 3.6.

“DNV” means Det Norske Veritas (USA), Inc.

“DOJ” shall mean the Department of Justice.

“Effective Time” shall mean 12:01 a.m. (Central Time) on January 1, 2010.

“Effective Time Working Capital” shall mean, as of the Effective Time, current assets minus current liabilities of the EXCO Subs, on a consolidated basis, as determined in accordance with this Agreement and GAAP, as adjusted to exclude (a) accrued current and deferred Taxes (whether assets or liabilities), (b) the current portion of any Hedge Contract assets or Liabilities attributable to any Hedge Contract, (c) the current portion of any Indebtedness, including Indebtedness to or from Affiliates of the EXCO Subs, and (d) any and all activities associated with the Excluded Assets. Attached hereto as Exhibit I-1 is an illustrative calculation of Effective Time Working Capital. For the avoidance of doubt, “Effective Time Working Capital” includes Imbalances as of the Effective Time.

“Employees” shall mean all employees of EXCO or any of its Affiliates (now or in the past), but only with respect to their period of employment (or their hiring or termination of employment) by EXCO or any such Affiliate.

“Employee Benefit Plans” shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA, any employee welfare benefit plan as defined in Section 3(1) of ERISA, any plans that would be employee pension benefit plans or employee welfare benefit plans if they were subject to ERISA, such as any stock bonus, stock option, stock purchase, stock appreciation rights, phantom stock or other stock plan, deferred compensation plan and any bonus or incentive compensation plan.

“Encumbrance” shall mean any lien, mortgage, security interest, defect, irregularity, pledge, charge or encumbrance.

“EnerVest Transaction” shall mean the sale of certain assets and properties as described in the Purchase and Sale Agreement dated September 29, 2009 between EXCO – North Coast Energy, Inc. and EV Energy Partners, L.P., along with certain other institutional partnerships.

“Environmental Arbitrator” shall have the meaning set forth in Section 12.1(f).

“Environmental Condition” shall mean (a) a condition with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes an Asset (or the EXCO Subs with respect to an Asset) not to be in compliance with any Environmental Law or (b) the existence with respect to an Asset, or the operation thereof, of any environmental pollution, contamination, degradation, damage or injury caused by, related to an Asset for which remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

“Environmental Cure Period” shall have the meaning set forth in Section 12.1(b).

“Environmental Deductible” shall mean $9,500,000.

“Environmental Defect” shall mean any Post-Closing Environmental Defect or Pre-Closing Environmental Defect.

“Environmental Defect Claim Date” shall mean (a) with respect to any Pre-Closing Environmental Defect, the Pre-Closing Environmental Defect Claim Date, and (b) with respect to any Post-Closing Environmental Defect, the Post-Closing Environmental Defect Claim Date.

“Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).

“Environmental Laws” shall mean all applicable federal, state and local Laws in effect as of the date of this Agreement, including common law, relating to the protection of the public health, safety, welfare and the environment, including, without limitation, those laws relating to the storage, handling, and use of chemicals and other Hazardous Substances, those relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. For the avoidance of doubt, the term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority that are not required under any applicable federal, state or local Law in effect as of the date of this Agreement, including common law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Liability” shall mean any Liability attributable to or arising out of (a) EXCO’s or its Affiliates’ employment relationship with the Employees prior to Closing, (b) EXCO’s or its Affiliates’ Employee Benefit Plans applicable to the Employees, and (c) EXCO’s or its Affiliates’ responsibilities under ERISA respecting Employee Benefit Plans applicable to the Employees.

“Escrow Agent” shall mean JPMorgan Chase Bank, National Association.

“Escrow Agreement” shall mean an Escrow Agreement entered into as of the date hereof, by and among BG, EXCO and the Escrow Agent.

“Excluded Assets” shall mean (a) all of EXCO’s corporate minute books and corporate financial records that relate to EXCO’s business generally (including the ownership of the EXCO Subs and the operation of the Subject Interests); (b) all rights and interests of EXCO (i) under any policy or agreement of insurance, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property prior to the Closing Date; (c) all claims of EXCO and its Affiliates for refunds of or loss carry forwards with respect to income or franchise Taxes or (ii) any Taxes attributable to the Excluded Assets; (d) all of EXCO’s proprietary computer software (to the extent not in use in the Appalachian Area), patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property (excluding for the avoidance of doubt, geophysical data and other data relating to the Properties); (e) all documents and instruments of EXCO or its Affiliates that may be protected by an attorney-client privilege with respect to any litigation set forth in Schedule 4.7, Part 1 or Schedule 4.7, Part 2; (f) all data and Contracts that cannot be disclosed to BG as a result of confidentiality arrangements under agreements with Third Parties (provided that EXCO uses its commercially reasonable efforts to obtain a waiver of any such confidentiality restriction); (g) all geophysical and other seismic and related technical data and information relating to the Properties or other Subject Interests to the extent that such geophysical and other seismic and related technical data and information cannot be retained by the EXCO Subs following consummation of the transactions contemplated hereby without payment of a fee or other penalty which BG has not separately agreed in writing to pay; (h) documents prepared or received by EXCO or Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by EXCO or Affiliates, (ii) bids submitted by other prospective purchasers of the Assets or any other interest in the Properties or the EXCO Subs, (iii) analyses by EXCO or Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among EXCO, its respective representatives, and any prospective purchaser other than BG and (v) correspondence between EXCO or any of its respective representatives or Affiliates with respect to any of the bids, the prospective purchasers, or the transactions contemplated in this Agreement; (i) all Hedge Contracts; (j) all assets and properties located in the State of Ohio and all associated assets relating thereto, including all proceeds with respect to the sale thereof, including the sale of Hydrocarbons therefrom; (k) the Reassigned Properties; (l) all of the membership interest and assets of Black Bear and EXCO XA; (m) proceeds attributable to the EnerVest Transaction; (n) the properties described in Exhibit D and all associated assets relating thereto; (o) all Rejected Interests; (p) unless and until BG or any of its Affiliates acquires any interest therein pursuant to the Joint Development Agreement, each Deferred Interest; and (q) any claims made under the indemnity agreements identified on Schedule 4.30, whether before or after the Closing, to the extent relating to the assets identified in items (a) through (p) above, provided that, for the avoidance of doubt, Excluded Assets shall not include any cash or cash equivalents for which the Closing Cash Consideration is adjusted pursuant to Section 3.3(a)(v).

“Excluded Asset Working Capital” shall mean, as of 11:59 p.m., Central Time on the day immediately prior to the Closing Date, current assets (excluding cash and cash equivalents) minus current liabilities (in each case) associated with the Excluded Assets as determined in accordance with this Agreement and GAAP. Attached hereto as Exhibit I-2 is an illustrative calculation of Excluded Asset Working Capital.

“EXCO” shall have the meaning set forth in the first paragraph herein.

“EXCO Debt Instruments” shall mean the (a) Credit Agreement, dated April 30, 2010, among EXCO Parent, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, as the same may be amended, restated, amended and restated, modified or supplemented from time to time, and (b) Indenture, dated as of January 20, 2004, among EXCO Parent, the subsidiary guarantors named therein, Wilmington Trust Company, as trustee, and the other lenders named therein, as the same may be amended, supplemented or modified from time to time.

“EXCO Indemnified Parties” shall have the meaning set forth in Section 13.2.

“EXCO PA” shall have the meaning set forth in the Recitals.

“EXCO Parent” shall have the meaning set forth in the Recitals.

“EXCO Parent Guaranty” shall mean the Guaranty made by EXCO Parent in favor of BG dated as of the date hereof.

“EXCO Subs” shall mean (a) prior to the Reorganization, EXCO PA and EXCO WV, and (b) from and after the Reorganization, the Reorganized Entities.

“EXCO WV” shall have the meaning set forth in the Recitals.

“EXCO XA” shall mean EXCO Resources (XA), LLC, a Delaware limited liability company.

“Execution Date” shall have the meaning set forth in the first paragraph herein.

“Final Cash Price” shall have the meaning set forth in Section 3.6.

“Final Settlement Statement” shall have the meaning set forth in Section 3.6.

“Franchise Tax Liability” shall mean any Tax imposed by a state on EXCO’s or any of its Affiliate’s gross or net income and/or capital for the privilege of engaging in business in that state for any period or portion thereof ending on or before the Closing Date.

“FTC” shall mean the Federal Trade Commission.

“Future Location” shall mean each location identified on the maps provided to BG by EXCO for a future completion or for a well to be drilled in the future, subject to any restriction to a formation set forth on such maps or on Exhibit A with respect to such location.

“Future Well” shall mean an existing well with behind pipe potential at a Future Location or a well to be drilled in the future at a Future Location, in each case that is identified on Exhibit A as a well other than a well designated as “PDP” on such Exhibit.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Gathering Assets” shall mean the gas gathering and pipeline systems and related facilities described on Exhibit H.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitle to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hazardous Substances” shall mean (any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 12.2.

“Hedge Contract” shall mean any Contract to which EXCO or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith (whether or not any such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocated to the interests of the EXCO Subs therein and the shares of production from the relevant Well to which the EXCO Subs were entitled, or at the pipeline flange between the amount of Hydrocarbons nominated by or allocated to the EXCO Subs and the Hydrocarbons actually delivered on behalf of the EXCO Subs at that point.

“Income Tax Liability” shall mean any Liability of EXCO or any of its Affiliates attributable to any federal, state or local income Tax measured by or imposed on the net income of EXCO or any of its Affiliates for any period or portion thereof ending on or before the Closing Date.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money (including all accrued and unpaid interest and all prepayment penalties or premiums), (b) all obligations of such Person evidenced by debentures, notes or similar debt instruments (including all accrued and unpaid interest and all prepayment penalties or premiums) or reimbursement agreements in respect thereof, (c) all obligations of such Person under capitalized leases, (d) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (e) all letters of credit issued for the account of such Person, (f) all obligations of such Person under conditional sale, title retention or similar arrangements or other obligations to pay in respect of the balance deferred and unpaid of the purchase price of any property, (g) all obligations in respect of currency, commodity or interest rate swap, hedge or similar protection devices, and (h) all guarantees of or by such Person of any of the items described in clauses (a)-(h) hereof. Indebtedness shall include the current portion of Indebtedness.

“Indemnified Party” shall have the meaning set forth in Section 13.6(a).

“Indemnifying Party” shall have the meaning set forth in Section 13.6(a).

“Individual Environmental Threshold” shall have the meaning set forth in Section 12.1(e).

“Individual Title Benefit Threshold” shall have the meaning set forth Section 11.2(e)(iii).

“Individual Title Defect Threshold” shall have the meaning set forth in Section 11.2(i).

“Interim Period” shall mean that period of time commencing with the Effective Time and ending at 7:00 a.m. (Central Time) on the Closing Date.

“Invasive Activities” shall have the meaning set forth in Section 10.1(b).

“IRS” shall have the meaning set forth in Section 4.29(b)(i).

“Joint Development Agreement” shall mean the Joint Development Agreement among the Reorganized Entities (other than Midstream LLC) and the Operator, providing for the joint development of the Assets and properties in which such parties jointly own undivided interests within the Appalachian Area from and after Closing, substantially in the form of attached hereto as Exhibit E.

“Joint Development Operating Agreement” shall mean the Joint Development Operating Agreement among the Reorganized Entities (other than Midstream LLC) and the Operator, providing for the joint operation of the Assets and other properties within the Appalachian Area jointly acquired by such parties from and after Closing, substantially in the form of attached as Exhibit B to the Joint Development Agreement.

“Knowledge” shall mean with respect to EXCO, the actual Knowledge of the following Persons: Douglas H. Miller, Stephen F. Smith, Harold L. Hickey, Richard L. Hodges, Sherry Hodges, Stephen E. Puckett, Sr., Joe D. Ford, Marcia Simpson, William L. Boeing, Justin Clarke, Mark Wilson, Paul Rudnicki, Andrew Springer, John Jacobi, Wendy Straatmann, Dave Wozniak, John Johnston, Joel Heiser, Robert Gessner, Frank Rotunda and Dan Kortum.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Lands” shall have the meaning set forth in the definition of “Subject Non-Operating Assets”.

“Leases” shall have the meaning set forth in the definition of “Subject Non-Operating Assets”.

“Liabilities” shall mean any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants, and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, contract claims, torts or otherwise.

“Material Adverse Effect” shall mean any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect on the ownership, use, operation or value of the Assets, taken as a whole; provided, however, that Material Adverse Effect shall not include such material adverse effects resulting from (a) general changes in oil and gas prices; (b) general changes in industry, economic or political conditions or markets; (c) changes in conditions or developments generally applicable to the oil and gas industry, in any area or areas where the Assets are located; (d) acts of God, including hurricanes and storms; (e) acts or failures to act of Governmental Authorities; (f) civil unrest or similar disorder, terrorist acts or changes in Laws; (g) effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Section 14.1(a), without cost to BG; and (h) changes resulting from the announcement of the transactions contemplated hereby or the performance of the covenants set forth in Article VI hereof.

“Material Contracts” shall have the meaning set forth in Section 4.8(a).

“Material Event” shall mean (a) with respect to EXCO, that EXCO and (b) with respect to BG, that BG or any direct or indirect parent of BG: (i) is dissolved (other than pursuant to an internal reorganization the ordinary course of business which does not result in a change in Control of such entity); (ii) becomes insolvent or is unable to pay its debts or fails to pay or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (v) has a resolution passed for its winding up, official management pursuant to an applicable statutory remedy or liquidation (other than pursuant to an internal reorganization in the ordinary course of business which does not result in a change in Control of such entity); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or a substantial portion of its assets; (vii) has a secured party take possession of all or a substantial portion of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or a substantial portion of its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; or (viii) causes or is subject to any event with respect to it which, under the applicable Laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) through (vii).

“Midstream Consideration” shall have the meaning set forth in Section 3.1.

“Midstream Contracts” means all treatment, gathering, processing, storage, transportation, marketing and sale contracts identified on Schedule 4.8, Part 1.

“Midstream LLC” shall have the meaning set forth in the Recitals.

“Midstream LLC Agreement” shall mean the Amended and Restated Liability Company Agreement of Midstream LLC to be mutually agreed upon and entered into by EXCO, BG and Midstream LLC at Closing.

“Midstream Membership Interests” shall have the meaning set forth in the Recitals.

“Net Acre” shall mean, as computed separately with respect to each Lease, (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the undivided percentage interest in oil, gas and other minerals covered by such Lease in such lands, multiplied by (c) the EXCO Subs’ Working Interest in such Lease, provided that if items (b) and/or (c) vary as to different areas of such lands (including depths) covered by such Lease, a separate calculation shall be done for each such area as if it were a separate Lease.

“Net Acre Allocation” shall have the meaning set forth in Exhibit A-1.

“Net Revenue Interest” shall mean, with respect to any Well or Lease, shall mean the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Lease, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

“Newco Consideration” shall have the meaning set forth in Section 3.1.

“Newco Membership Interests” shall have the meaning set forth in the Recitals.

“Newco PA” shall have the meaning set forth in the Recitals.

“Newco PA Interests” shall have the meaning set forth in the Recitals.

“Newcos” shall mean, collectively, Newco PA and Newco WV.

“Newco WV” shall have the meaning set forth in the Recitals.

“Newco WV Interests” shall have the meaning set forth in the Recitals.

“Non-Operating Assets” shall mean, excluding the Operating Assets, the Gathering Assets and the Excluded Assets, 100% of EXCO PA’s and EXCO WV’s (and, immediately following the Reorganization, the Reorganized Entities’ (other than Midstream LLC) right, title and interest in and to the assets and properties listed in clauses (a) through (b) in the definition of “Subject Non-Operating Assets” without considering the limitation to a 50% interest in such definition.

“NORM” shall mean naturally occurring radioactive material.

“Operating Assets” shall mean all of EXCO PA’s and EXCO WV’s (and, immediately prior to Closing, Operator’s) right, title and interest in and to (a) all surface fee interests, surface leases, easements, rights-of-way, permits, licenses, servitudes and other surface rights held by any such Person (or, immediately prior to Closing, Operator) in its capacity as operator of, instead of owner of an interest in, any Asset, (b) all water withdrawal and disposal and other permits, licenses, orders, approvals, variances, waivers, franchises, rights and other authorizations issued by any Governmental Authority held by any such Person (or, immediately prior to Closing, Operator) in its capacity as operator of, instead of owner of an interest in, any Asset, (c) the Warrendale, Pennsylvania regional office and all field offices, warehouses and yards (including any furniture, office equipment and other owned or leased real or immovable property relating thereto) and personal computers and associated peripherals and all radio and telephone equipment and licenses relating thereto, (d) all materials, equipment and inventory held by such Person (or, immediately prior to Closing, Operator) in its capacity as operator of, instead of owner in an interest in, any Subject Interest), (e) all trucks, cars, drilling/workover rigs located with the Appalachian Area and utilized by EXCO or its Affiliates in connection with the ownership or operation of the Assets, (f) any Applicable Contract held by any such Person (or, immediately prior to Closing, Operator) in its capacity as operator of, instead of owner of an interest in, any Asset, (g) all amounts attributable to royalty, overriding royalty and other burdens on production of Hydrocarbons from the Assets held in suspense by any such Person (or, immediately prior to Closing, Operator) as of Closing, or any interest accrued in escrow accounts for such suspended funds, (h) all Midstream Contracts, and (i) copies of any files, records, maps, information and data, whether written or electronically stored, held by any such Person (or, immediately prior to Closing, Operator), in its capacity as operator of, instead of an owner of, any Subject Interest, but excluding any of the foregoing items that are Excluded Assets.

“Operator” shall have the meaning set forth in the Recitals.

“Operator Consideration” shall have the meaning set forth in Section 3.1.

“Operator LLC Agreement” shall mean the Amended and Restated LLC Agreement to be entered into by BG, EXCO and the Operator at Closing, substantially in the form of Exhibit F

“Operator Membership Interests” shall have the meaning set forth in the Recitals.

“Party” and “Parties” shall have the meaning given such terms in the first paragraph herein.

“Permits” shall have the meaning set forth in Section 4.22.

“Permitted Encumbrances” shall mean:

(a) lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests and similar burdens upon, measured by or payable out of production if the net cumulative effect of such burdens does not (i) operate to reduce the Net Revenue Interest of the EXCO Subs in any Warranty Well to an amount less than the Net Revenue Interest set forth on Exhibit B for such Warranty Well, (ii) obligate the EXCO Subs to bear a Working Interest for such Warranty Well in any amount greater than the Working Interest set forth on Exhibit B for such Warranty Well (unless the Net Revenue Interest for such Warranty Well is greater than the Net Revenue Interest set forth on Exhibit B in the same proportion as any increase in such Working Interest), (iii) increase the royalty, overriding royalty and other burdens on production for any Lease to an amount greater than that set forth in Exhibit A for such Lease, or (iv) reduce the Net Acres for any Lease to an amount less than the Net Acres set forth in Exhibit A for such Lease;

(b) preferential rights to purchase and required Third Party consents to assignments and similar transfer restrictions;

(c) liens for Taxes or assessments not yet due or delinquent;

(d) Customary Post-Closing Consents;

(e) conventional rights of reassignment upon final intention to abandon or release the Assets, or any of them;

(f) such Title Defects as BG may waive in writing or is deemed to have waived pursuant to the terms of this Agreement;

(g) all applicable Laws, and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated and (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license or permit;

(h) rights of a common owner of any interest in rights-of-way or easements currently held by any EXCO Sub and such common owner as tenants in common or through common ownership to the extent that the same does not materially impair the use or operation of the Assets as currently used and operated;

(i) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, and removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, (in each case) that do not (i) materially impair the use, ownership or operation of the Assets (as currently owned and operated), (ii) reduce the Net Revenue Interest of the EXCO Subs in any Warranty Well to an amount less than the Net Revenue Interest set forth on Exhibit B for such Warranty Well, (iii) obligate the EXCO Subs to bear a Working Interest for such Warranty Well in any amount greater than the Working Interest set forth on Exhibit B for such Warranty Well (unless the Net Revenue Interest for such Warranty Well is greater than the Net Revenue Interest set forth on Exhibit B in the same proportion as any increase in such Working Interest) (iv) increase the royalty, overriding royalty and other burdens on production for any Lease to an amount greater than that set forth in Exhibit A for such Lease, or (v) reduce the Net Acres for any Lease to an amount less than the Net Acres set forth in Exhibit A for any Lease;

(j) zoning and planning ordinances and municipal regulations;

(k) vendors, carriers, warehousemen’s, repairmen’s, mechanics, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due;

(l) liens created under leases and/or operating agreements or by operation of Law in respect of obligations that are not yet due;

(m) any encumbrance affecting the Subject Interests which is discharged by EXCO at or prior to Closing;

(n) any Contracts, restrictions or exclusions set forth on Exhibit A and all litigation referenced in Schedule 4.7, Part 1 or Schedule 4.7, Part 2;

(o) any Applicable Contracts if the net cumulative effect of such burdens does not (i) operate to reduce the Net Revenue Interest of the EXCO Subs in any Warranty Well to an amount less than the Net Revenue Interest set forth on Exhibit B for such Warranty Well, (ii) obligate the EXCO Subs to bear a Working Interest for such Warranty Well in any amount greater than the Working Interest set forth on Exhibit B for such Warranty Well (unless the Net Revenue Interest for such Warranty Well is greater than the Net Revenue Interest set forth on Exhibit B in the same proportion as any increase in such Working Interest), (iii) increase the royalty, overriding royalty and other burdens on production for any Lease to an amount greater than that set forth in Exhibit A for such Lease, or (iv) reduce the Net Acres for any Lease to an amount less than the Net Acres set forth in Exhibit A for such Lease; and

(p) the Leases and all other liens, charges, encumbrances, Contracts (including the Applicable Contracts), agreements, instruments, obligations, defects and irregularities affecting the Assets that (in each case) do not (i) materially impair the use, ownership or operation of the Assets (as currently owned and operated), (ii) operate to reduce the Net Revenue Interest of the EXCO Subs in any Warranty Well to an amount less than the Net Revenue Interest set forth on Exhibit B for such Warranty Well, (iii) obligate the EXCO Subs to bear a Working Interest for such Warranty Well in any amount greater than the Working Interest set forth on Exhibit B for such Warranty Well (unless the Net Revenue Interest for such Warranty Well is greater than the Net Revenue Interest set forth on Exhibit B in the same proportion as any increase in such Working Interest), (iv) increase the royalty, overriding royalty and other burdens on production for any Lease to an amount greater than that set forth in Exhibit A for such Lease, or (v) reduce the Net Acres for any Lease to an amount less than the Net Acres set forth in Exhibit A for such Lease.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in the definition of “Subject Non-Operating Assets”.

“Pineton Lease” means any Lease identified on Exhibit A as being within the Pineton/Indiana Development Area.

“Pineton Warranty Well” means any Warranty Well identified on Exhibit B which is included within the interests being disputed in the litigation described in Schedule 4.7, Part 2.

“Policies” shall have the meaning set forth in Section 4.36.

“Post-Closing Environmental Defect” shall mean an Environmental Condition with respect to a Subject Interest that is not set forth in Schedule 4.15 and that is timely asserted by Buyer in accordance with Section 12.1(a) on or prior to the Post-Closing Environmental Defect Claim Date but after the Pre-Closing Environmental Defect Claim Date.

“Post-Closing Environmental Defect Claim Date” shall mean on or before 5:00 p.m. (Central Time) on the day that is 30 days after the Closing Date.

“Post-Closing Environmental Defect Remedy Date” shall mean on or before 5:00 p.m. (Central Time) on the day that is 45 days after the Closing Date.

“Potential Systemic Environmental Defect” shall have the meaning set forth in Section 12.1(a).

“Pre-Closing Asset Tax Return” shall have the meaning set forth in Section 15.2(c).

“Pre-Closing Environmental Defect” shall mean an Environmental Condition with respect to a Subject Interest that is not set forth in Schedule 4.15 that is timely asserted by Buyer on or before the Pre-Closing Environmental Defect Claim Date.

“Pre-Closing Environmental Defect Claim Date” shall mean on or before 5:00 p.m. (Central Time) on May 13, 2010.

“Preferential Rights” shall mean those rights described in Sections 8.1 and 8.2 of the Joint Development Agreement.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.5.

“Pro Forma Financials” shall have the meaning set forth in Section 4.28(a).

“Property” or “Properties” shall have the meaning set forth in the definition of “Subject Non-Operating Assets”.

“Reassigned Properties” shall mean those Title Defect Properties distributed to, and retained by, EXCO pursuant to Section 11.2(d)(i)(B) or reassigned to EXCO pursuant to Section 11.2(d)(ii)(B).

“Records” shall have the meaning set forth in the definition of “Subject Non-Operating Assets”.

“Rejected Interest” shall have the meaning set forth in Section 6.7(b).

“Rejection Notice” shall have the meaning set forth in Section 6.7(b).

“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct or remove such Environmental Condition.

“Remediation Amount” shall mean, with respect to an Environmental Condition, 50% of the present value as of the Closing Date of the cost (net to the EXCO Subs’ interest prior to the consummation of the transactions contemplated by this Agreement) of the most cost effective Remediation of such Environmental Condition that is reasonably available and all Liabilities (net to the EXCO Subs’ interest prior to the consummation of the transactions contemplated by this Agreement) with respect thereto.

“Reorganization” shall mean the actions taken pursuant to Section 6.9(a).

“Reorganization Certificate of Merger” shall mean the Certificate of Merger entered into pursuant to the multi-survivor merger referenced in Section 6.9(a)(iv).

“Reorganization Plan of Merger” shall mean the Plan of Merger between EXCO PA and EXCO WV for the multi-survivor merger referenced in Section 6.9(a)(iv), substantially in the form of Exhibit G.

“Reorganized Entities” shall mean, collectively, the following companies resulting pursuant to the Reorganization: each Reorganized Sub, Midstream LLC, Operator and each Newco, and each individually, a “Reorganized Entity”.

“Reorganized Subs” shall mean, collectively, EXCO Production Company (PA), LLC and EXCO Production Company (WV), LLC, each a Delaware limited liability company, and each individually, a “Reorganized Sub”.

“Rights of Way” shall have the meaning set forth in the definition of “Subject Non-Operating Assets”.

“Shallow Rights” shall mean (a) with respect to the Commonwealth of Pennsylvania, those subsurface depths that are above the base of (and including) the Haskill Sandstone Formation (Base of Elk Sequence) formation at a measured depth of 2,758’, as identified by the Litho Density Compensated Neutron Array Induction Temperature Log dated June 7, 2005 of the Seneca Resources operated Fee PGS SGL No. 44 (API 37-047-23649) located in Elk County, Pennsylvania, (b) with respect to the State of West Virginia, those subsurface depths that are above the base of (and including) the Brallier Formation (Base of Elk Sequence) formation at a measured depth of 6,612’, as identified by the Litho Density Compensated Neutron Array Induction Temperature Log dated October 8, 2008 of the EXCO – North Coast Energy, Inc. operated Wentz 4HS (API 47-001-02982) located in Barbour County, West Virginia, and (c) with respect to the State of New York, those subsurface depths that are above the base of (and including) the Genesee Formation at a measured depth of 2,548’, as identified by the Density/Neutron, Gamma/Temperature Log dated May 6, 2005 of the Fortuna Energy, Inc. operated Cotton-Hanlon #1 well (API 31-107-23185) located in Tioga County, New York, recognizing that actual depths will vary across the AMI Area.

“Snowshoe JV” shall mean that certain contemplated joint venture by and between Black Bear and certain of its Affiliates with Superior Appalachian Pipeline, LLC regarding the development, ownership and operation of certain intrastate pipeline systems in Pennsylvania.

“Straddle Period” shall mean any Tax period beginning before and ending on or after the Effective Time.

“Subject Area” shall have the meaning set forth in the Recitals.

“Subject Gathering Assets” shall mean an undivided 50% of all of EXCO WV’s and EXCO PA’s right, title and interest in and to the Gathering Assets.

“Subject Interests” shall mean the Subject Gathering Assets, the Subject Operating Assets and the Subject Non-Operating Assets, which assets shall be held by Midstream LLC, the Newcos and Operator following the Reorganization.

“Subject Leases” shall have the meaning set forth in the definition of the “Subject Non-Operating Assets”.

“Subject Membership Interests” shall have the meaning set forth in the Recitals.

“Subject Non-Operating Assets” shall mean the following, less and except the Operating Assets, the Gathering Assets and the Excluded Assets:

(a) an undivided 50% of all of EXCO PA’s and EXCO WV’s right, title and interest in and to all of such Persons’ assets and properties, including the following assets and properties:

(i) the oil, gas and/or mineral leases, subleases, fee interests, fee mineral interests, royalties, overriding royalties, production payments, net profits interests, carried interests, reversionary interests and other interests in oil, gas and/or minerals in place (collectively, the “Leases”) more particularly described in Exhibit A and all other Oil and Gas Interests located in the Appalachian Area (such 50% of such Persons’ interests in all such Oil and Gas Interests being referred to collectively as the “Subject Leases”), together with any and all other rights, titles, and interests of such Persons in and to (A) the leasehold estates created by the Leases, (B) the lands covered by the Leases (such 50% of such Persons’ interests in such lands, the “Lands”), and (C) the interests in any pooled acreage, communitized acreage or units arising on account of the Leases or Lands having been pooled, communitized or unitized into such units (such 50% of such Persons’ interests in such units, the “Units”);

(ii) all oil and gas wells and injection wells located on the Leases, the Lands or the Units (such wells, collectively and including, without limitation, the wells set forth on Exhibit B, the “Wells” and such 50% of such Persons interests in such Wells, the “Subject Wells”), and all Hydrocarbons produced therefrom or allocated thereto (the Subject Leases, the Lands, the Units and the Subject Wells being collectively referred to hereinafter as the “Properties”); and

(iii) all equipment, machinery, fixtures and other real, immovable, personal, movable and mixed property primarily used or held for use in connection with the Properties or the other Subject Non-Operating Assets described above, including, without limitation, saltwater disposal wells, water sourcing and disposal facilities and systems, well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines and separation facilities, structures, materials, and other items used or held for use in the operation thereof and located upstream of the outlet flange of the relevant custody transfer meter (or, in the case of Hydrocarbon liquids, upstream of the outlet flange in the tanks) (such 50% of such Persons’ interest in such properties, the “Personal Property”);

(iv) (A) to the extent not held in such Person’s capacity as operator of any of the Properties or Personal Property, all surface fee interests, surface leases, easements, rights-of-way, permits, licenses and other surface rights to the extent and only to the extent that such interests, assets and rights are associated with the Properties or Personal Property and (B) to the extent held in such Person’s capacity as operator of any of the Properties or Personal Property, a beneficial interest in and to all surface fee interests, surface leases, easements, rights-of-way, permits, licenses and other surface rights to the extent and only to the extent that such interests, assets and rights are associated with the Properties or Personal Property (such interests, the “Rights of Way”);

(b) all of EXCO PA’s and EXCO WV’s right, title and interest in and to the following assets and properties to the extent and only to the extent that such assets and properties are associated with the Properties, the Personal Property or the Rights of Way:

(i) the beneficial interest in all water withdrawal and disposal and other permits, licenses, orders, approvals, variances, waivers, franchises, rights and other authorizations issued by any Governmental Authority;

(ii) all Applicable Contracts other than Midstream Contracts;

(iii) all Imbalances;

(iv) copies of any files, records, maps, information and data, whether written or electronically stored, including: (A) land and title records (including abstracts of title, title opinions and title curative documents); (B) contract files; (C) correspondence; (D) operations, environmental, production and accounting records and (E) production, facility and well records and data (including logs and cores), but excluding any of the foregoing items that are Excluded Assets (“Records”);

(v) to the extent maintainable by Newco PA, Newco WV and/or Operator following the Reorganization (with consent, if applicable) without payment of fees or other penalties, all geophysical and other seismic and related technical data and information;

(vi) all liens and security interests securing payment for the sale or other disposition of Hydrocarbons produced from or allocated to the Properties, including security interests granted under any Applicable Law, but only to the extent that such liens and security interests relate to the period from and after the Effective Time; and

(vii) all rights, claims and causes of action to the extent and only to the extent that such rights, claims or causes of action are associated with the Subject Interests described in clauses (a), (b) or (c) above as of the Closing Date and (i) relate to the period from and after the Effective Time or (ii) relate to the period prior to the Effective Time and are not asserted by EXCO in writing to BG or the applicable Third Party on or before the applicable EXCO Indemnity Cut-off Date, and in any case excluding Tax claims and loss carry forwards, provided that, at BG’s request, EXCO shall use its reasonable efforts to enforce, for the benefit of BG, at BG’s cost and expense, any right, claim or cause of action that would otherwise be transferred hereunder but is not assignable.

“Subject Operating Assets” shall mean an undivided 50% of all of EXCO PA’s and EXCO WV’s (and immediately prior to Closing, Operator’s) right, title and interest in and to the Operating Assets.

“Subject Well” shall have the meaning set forth in the definition of “Subject Non-Operating Assets”.

“Tax Partnership” shall have the meaning set forth in Section 15.3.

“Taxes” shall mean any and all federal, state, local, foreign and other taxes or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated severance, stamp, occupation, premium, property, windfall profit or other taxes of any kind whatsoever, together with any interests, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term “Tax” means any one of the foregoing Taxes.

“TBOC” shall mean the Texas Business Organizations Code.

“Technical Services” shall have the meaning set forth in the Joint Development Agreement.

“Termination Date” shall have the meaning set forth in Section 14.1(a).

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Title Arbitrator” shall have the meaning set forth in Section 11.2(j).

“Title Benefit” shall mean any right, circumstance or condition that operates to (a) increase the Net Revenue Interest of the EXCO Subs in any Warranty Well above that shown for such Warranty Well in Exhibit B to the extent the same does not cause a greater than proportionate increase in Working Interest of the EXCO Subs therein above that shown in Exhibit B, (b) increase the Net Acres of the EXCO Subs in any Lease to greater than that shown therefor in Exhibit A or (c) reduce the royalty and overriding royalty burdens on the EXCO Subs’ interest in any Lease to less than that shown therefor in Exhibit A.

“Title Benefit Amount” shall mean the increase in the Allocated Value for the Subject Interest attributed to the affected Warranty Well or Lease caused by such Title Benefit, as determined pursuant to Section 11.2(e).

“Title Benefit Notice” shall have the meaning set forth in Section 11.2(b).

“Title Carry Increase Amount” shall mean the amount by which the Allocated Carry for any Lease is increased pursuant to Section 11.2(h).

“Title Carry Reduction Amount” shall mean the amount by which the Allocated Carry for any Lease is reduced pursuant to Section 11.2(g)).

“Title Cure Period” shall have the meaning set forth in Section 11.2(c).

“Title Deductible” shall mean $9,500,000.

“Title Defect” shall mean any lien, charge, Encumbrance, defect or other matter that causes the EXCO Subs not to have Defensible Title in and to the Subject Interests as of the Effective Time and the Closing; provided that the following shall not be considered Title Defects:

(a) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless BG provides affirmative evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(b) defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(c) defects arising out of lack of corporate or other entity authorization in the public records unless BG provides affirmative evidence that causes BG to reasonably believe such corporate or other entity action may not have been authorized and could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(d) defects based on a gap in any EXCO Sub’s or such Person’s chain of title in the state’s records as to state Leases, or in the county records as to other Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, which documents shall be included in a Title Defect Notice;

(e) defects that have been cured by applicable Laws of limitations or prescription;

(f) in the case of a Future Well, any permits, easements, rights-of-way, unit designations or production and drilling units not yet obtained, formed or created; and

(g) any Encumbrance or loss of title to which BG has consented in writing.

“Title Defect Amount” shall mean the amount of a Title Defect as determined pursuant to Section 11.2(g) or 11.2(j).

“Title Defect Claim Date” shall mean on or before 5:00 p.m. (Central Time) on the day that is 180 days after the Closing Date.

“Title Defect Remedy Date” shall mean on or before 5:00 p.m. (Central Time) on the day that is 195 days after the Closing Date.

“Title Defect Notice” shall have the meaning set forth in Section 11.2(a).

“Title Defect Property” shall have the meaning set forth in Section 11.2(a).

“Transaction Components” shall have the meaning set forth in Section 3.1.

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Units” shall have the meaning set forth in the definition of “Subject Non-Operating Assets”.

“Unaudited Financials” shall have the meaning set forth in Section 4.28.

“Warranty Wells” shall mean a Well or a Future Well, as the context requires.

“Wells” shall have the meaning set forth in the definition of “Subject Non-Operating Assets”.

“Working Interest” shall mean, with respect to any Well or Lease, shall mean the interest in and to such Well or Lease that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well or Lease, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.